As filed with the Securities and Exchange Commission on December 18, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MARATHON PATENT GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	6794	01-0949984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11601 Wilshire Blvd., Ste. 500

Los Angeles, California 90025

(703) 232-1701

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Merrick Okamoto, Chairman of the Board

11601 Wilshire Blvd., Ste. 500

Los Angeles, California 90025

(703) 232-1701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harvey J. Kesner, Esq.

Arthur S. Marcus, Esq.

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, Suite 3700

New York, New York 10036

(212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.0001 per share	4,372,429	(1)	$5.62	(2)	$24,573,050.98	(2)	$3,059.34
Common stock, par value $0.0001 per share, underlying Series C Preferred Stock	122,302,128	(1)	$5.62	(2)	$687,337,959.36	(2)	$85,573.58
Common stock, par value $0.0001 per share, underlying Series E Preferred Stock	5,480,649		$5.62	(2)	$30,801,247.38	(2)	$3,834.76
Common stock, par value $0.0001 per share, underlying Series E-1Preferred Stock	5,067,435	(1)	$5.62	(2)	$28,478,984.70	(2)	$3,545.63
Total	137,222,641		$5.62		$771,191,242.42		$96,013.31

(1)	Reflects the number of shares of the registrant to be issued to the security holders of Global Bit Ventures, Inc. (“GBV”).

(2)	Pursuant to Rule 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying (a) $5.62, which represents the average of the high and low prices of the registrant on December 14, 2017, by (b) the number of shares of registrant’s securities issuable in connection with the Merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. GBV may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 18, 2017

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Marathon Patent Group, Inc. and Global Bit Ventures, Inc.:

Marathon Patent Group, Inc. (“Marathon”) and Global Bit Ventures, Inc. (“GBV”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a wholly owned subsidiary of Marathon will merge with and into Global, with Global surviving as a wholly owned subsidiary of Marathon (the “Merger”). GBV and Marathon believe that the Merger will result in a combined organization with a novel business model as a digital asset mining company that intends to power and secure the blockchain by verifying blockchain transactions using custom hardware and software. GBV intends to use their hardware to mine bitcoin and ether, two current forms of digital assets, and future forms of digital assets. GBV will be compensated in digital assets by the blockchain network for its efforts.

At the Effective Time, as defined in the Merger Agreement filed as an exhibit to a Form 8-K filed on November 2, 2017, of the Merger, each share of (A) common stock of GBV, par value $0.0001 per share (“GBV Common Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock of Marathon (the “Series C Preferred Stock”) or (y) common stock, par value $0.0001 per share of Marathon (“Common Stock”): (B) Series A Preferred Stock, par value 0.0001 per share, of GBV (“GBV Series A Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or (y) Common Stock; and (C) all of GBV’s outstanding convertible debt (“GBV Notes”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or (y) Common Stock. Marathon will not assume outstanding and unexercised warrants and options to purchase shares of GBV capital stock, and none are outstanding. The total number of shares of Common Stock and shares of Common Stock issuable under the Series C Preferred Stock is 126,674,557.

Marathon’s shareholders will continue to own and hold their existing shares of Common Stock and Marathon’s preferred stock. Marathon debt holders owning $4,053,948 of 5% convertible promissory notes (the “Marathon Notes”) as of December 8, 2017, will convert their unconverted notes into Series E-1 Convertible Preferred Stock of Marathon (“Series E-1 Preferred Stock”) if not converted prior to the closing of the Merger. Marathon Series E Convertible Preferred Stock (“Series E Preferred Stock”) holders owning 5,480.65 shares of Series E Preferred Stock convertible into 5,480,649 shares of Common Stock, as of December 8, 2017 will continue to remain outstanding. The vesting of 448,775 unexercised options to purchase shares of Common Stock, which are substantially vested, will remain outstanding as of the closing of the Merger. All 869,394 warrants to purchase shares of Common Stock are currently exercisable into 869,394 shares of Common Stock. The Common Stock, preferred stock, warrants and options will remain in effect pursuant to their terms.

Immediately after the conversion of the GBV Common Stock, the GBV Series A Stock and the GBV Notes, Marathon shall have issued 81% of its issued and outstanding Common Stock, on a fully-diluted basis, under the Merger Agreement to GBV, prior to giving effect of the issuance of 1 million shares of Marathon’s Common Stock on December 11, 2017 at $5.00 per share in a registered offering subsequent to the Merger Agreement and other changes in Marathon’s capitalization following the date of the Merger Agreement. For these purposes, Marathon’s fully-diluted Common Stock is defined as the outstanding common stock of Marathon, plus conversion of preferred stock, options and warrants of Marathon, prior to the registered offering (the “Fully-Diluted Common Stock of Marathon”), with Marathon current shareholders, the holders of the Marathon Notes, option holders and warrant holders owning, or holding rights to acquire, approximately 19% of the Fully-Diluted Common Stock of Marathon upon closing of the Merger (as such percentages are increased or reduced for the registered offering and any other shares issued or cancelled prior to the closing of the Merger).

Marathon’s shares of Common Stock are currently listed for trading on The NASDAQ Capital Market (“NASDAQ”) under the symbol “MARA.” Prior to consummation of the Merger, Marathon intends to file an initial listing application with NASDAQ. After completion of the Merger, Marathon will be renamed “Marathon Blockchain, Inc.” (or similar) and expects to trade on NASDAQ under the symbol “MARA.” On December XX, 2017, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of MARA Common Stock on NASDAQ was $x.xx per share.

Marathon is holding a special meeting of shareholders (the “Special Meeting”) in order to obtain the shareholder approvals necessary to complete the Merger and related matters. At the Special Meeting, which will be held at x:xx A.M., Eastern time, on __________[●], 2018 at the offices of Sichenzia Ross Ference Kesner, LLP, 1185 Avenue of the Americas, Suite 3700, New York, NY 10036 unless postponed or adjourned to a later date, Marathon will ask its shareholders to, among other things, approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the Merger and the issuance of Marathon’s Series C Preferred Stock and Common Stock to GBV’s shareholders and an amendment to Marathon’s amended and restated articles of incorporation changing the Marathon corporate name to “Marathon Blockchain, Inc.” (or similar name), each as described in the accompanying proxy statement/prospectus/information statement.

As described in the accompanying proxy statement/prospectus/information statement, certain of Marathon’s shareholders who in the aggregate own or control the right to vote outstanding voting shares of Common Stock equal to approximately 8.4% of the outstanding shares of Common Stock are parties to agreements with Marathon, whereby such shareholders have agreed to vote their shares in favor of the adoption or approval, as applicable, of the Merger Agreement and the approval of the transactions contemplated therein, including the Merger and the issuance of shares of Marathon’s Series C Preferred Stock and Common Stock to GBV’s shareholders pursuant to the Merger Agreement.

In addition, following effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, by the Securities and Exchange Commission (the “SEC”) and pursuant to the conditions of the Merger Agreement, shareholders of GBV will each receive an action by written consent of GBV’s shareholders, referred to as the written consent, adopting the Merger Agreement, thereby approving the transactions contemplated therein, including the Merger. Therefore, holders of a sufficient number of shares of GBV capital stock required to adopt the Merger Agreement will be required to adopt the Merger Agreement, and no meeting of GBV shareholders to adopt the Merger Agreement and approve the Merger and related transactions will be held. Nevertheless, all of GBV’s shareholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the Merger and related transactions, by signing and returning to GBV a written consent.

As a condition to the closing of the Merger, holders of unconverted Marathon Notes will also be required to agree to convert their notes into Series E-1 Preferred Stock of Marathon. Therefore, the holders of a sufficient number of Marathon Notes will be required to provide conversion notices to Marathon.

After careful consideration, each of Marathon and GBV’s boards of directors have (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Marathon or GBV, as applicable, and their respective shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its shareholders vote to adopt or approve, as applicable, the Merger Agreement and, therefore, approve the transactions contemplated therein. Marathon’s board of directors recommends that Marathon shareholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus/information statement and that Marathon’s Note Holders sign and return the written conversion notice converting the Marathon Notes into Series E-1 Preferred Stock, and GBV’s board of directors recommends that GBV’s shareholders sign and return the written consent indicating their approval of the Merger and adoption of the Merger Agreement and the transactions contemplated therein.

More information about Marathon, GBV and the proposed transaction is contained in this proxy statement/prospectus/information statement. Marathon and GBV urge you to read the accompanying proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 25.

Marathon and GBV are excited about the opportunities the Merger brings to both Marathon’s and GBV’s shareholders, and thank you for your consideration and continued support.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated December XX, 2017, and is first being mailed to Marathon and GBV’s shareholders on or about         [●], 2018.

By Order of the Board of Directors:

/s/ Merrick Okamoto
Merrick Okamoto,
Chairman of the Board of Directors

Marathon Patent Group, Inc.

11601 Wilshire Blvd., Ste. 500

Los Angeles, CA 90025

(703) 232-1701

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON —— , 2018

Dear Shareholders of Marathon Patent Group, Inc.:

On behalf of the board of directors of Marathon Patent Group, Inc., a Nevada corporation (“Marathon”), we are pleased to deliver this proxy statement for the proposed merger between Marathon and Global Bit Ventures, Inc., a Nevada corporation (“GBV”), pursuant to which Global Bit Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Marathon (“Merger Sub”), will merge with and into GBV, with GBV surviving as a wholly owned subsidiary of Marathon. The special meeting of shareholders of Marathon (the “Special Meeting”) will be held on ________ __, 2018 at ___ A.M., Eastern time, at the offices of Sichenzia Ross Ference Kesner, LLP, 1185 Avenue of the Americas, Suite 3700, New York, NY 10036 for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 1, 2017, by and among Marathon, Merger Sub, and GBV, a copy of which is attached as Annex A to this proxy statement, and the transactions contemplated thereby, including the Merger and the issuance of shares of Marathon’s Series C Preferred Stock and Common Stock to GBV’s Common Stock holders, GBV’s Series A Stock holders and GBV’s Note holders pursuant to the terms of the Merger Agreement.

2. To approve an amendment to the Amended and Restated Articles of Incorporation of Marathon to change the corporate name to Marathon Blockchain, Inc. from Marathon Patent Group, Inc. in the form attached as Annex D to this proxy statement or such other similar name as shall be chosen by Marathon.

3. To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of either Proposal No. 1 or 2.

4. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Marathon’s board of directors has fixed ______ ___, 2018, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, Marathon had ____________ shares of Common Stock outstanding and entitled to vote, plus ____ shares of preferred stock outstanding and entitled to vote at the Special Meeting. Each holder of preferred stock is entitled to vote such preferred stock on an “as-converted” basis up to certain “beneficial ownership” percentage limitations equal to either 2.49%, 4.99% or 9.99% of the fully-diluted Common Stock of Marathon.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy at the Special Meeting is required for approval of Proposal Nos. 1 and 3. The affirmative vote of the holders of a majority of shares of Marathon’s Common Stock having voting power outstanding on the record date for the Special Meeting is required for approval of Proposal No. 2.

Even if you plan to attend the Special Meeting in person, Marathon requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend.

By Order of Marathon Board of Directors,

Merrick Okamoto Chairman of the Board of Directors Los Angeles, California January [●], 2018

MARATHON BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, MARATHON AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. MARATHON’S BOARD OF DIRECTORS RECOMMENDS THAT MARATHON’S SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the Merger?

A:	Marathon Patent Group, Inc. (“Marathon”) and Global Bit Ventures, Inc. (“GBV”) have entered into an Agreement and Plan of Merger, dated as of November 1, 2017 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Marathon and GBV. Under the Merger Agreement, Global Bit Acquisition Corp., a wholly owned subsidiary of Marathon (“Merger Sub”), will merge with and into GBV, with GBV surviving as a wholly owned subsidiary of Marathon. (the “Merger”).

At the Effective Time of the Merger, each share of (A) common stock of GBV, par value $0.0001 per share (“GBV Common Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock of Marathon (the “Series C Preferred Stock”) or (y) common stock, par value $0.0001 per share of Marathon (“Common Stock”): (B) Series A Preferred Stock, par value $0.0001 per share, of GBV (“GBV Series A Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or (y) Common Stock; and (C) all of GBV’s outstanding convertible debt (“GBV Notes”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or Common Stock. Marathon will not assume outstanding and unexercised warrants and options to purchase shares of GBV capital stock, and none are outstanding. The total number of shares of Common Stock and shares of Common Stock issuable under the Series C Preferred Stock is 126,674,557. After the completion of the Merger, Marathon will change its corporate name to “Marathon Blockchain, Inc.” or similar name determined by the board of directors of Marathon as required by the Merger Agreement (the “Marathon Name Change”).

Q:	What will happen to Marathon if, for any reason, the Merger does not close?

A:	If, for any reason, the Merger does not close, Marathon’s board of directors may elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to sell or otherwise dispose of the various assets of Marathon, resume its patent licensing and enforcement activities and continue to operate the business of Marathon or dissolve and liquidate its assets. If Marathon decides to dissolve and liquidate its assets, Marathon would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurances as to the amount or timing of available cash left to distribute to shareholders after paying the debts and other obligations of Marathon and setting aside funds for reserves.

If Marathon were to continue its business, it would need to hire personnel necessary to resume patent licensing and enforcement activities or another business. In addition, as of December 1, 2017, Marathon’s workforce was comprised of three employees, all of whom are involved in either financial and executive roles or in conducting limited activities related to maintenance of Marathon’s patent portfolio. Marathon has ceased all new patent monetization efforts, and is expending minimal efforts maintaining and pursuing ongoing litigation and licenses. If Marathon decides to reestablish a viable operating business and/or pursue development of other businesses, Marathon will need to rebuild its senior management team and hire managerial and other personnel to lead and staff all of its necessary functions, and raise substantial funds to support these activities.

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Q:	Why are the two companies proposing to merge?

A:	Marathon and GBV believe that the Merger will result in a specialty company dedicated to pursuing blockchain and digital asset mining focused on supporting the blockchain and digital asset ecosystems. For a discussion of Marathon’s and GBV’s reasons for the Merger, please see the section entitled “The Merger—Marathon Reasons for the Merger” and “The Merger—GBV Reasons for the Merger” in this proxy statement/prospectus/information statement.

Q:	Why am I receiving this proxy statement/prospectus/information statement?

A:	You are receiving this proxy statement/prospectus/information statement because you have been identified as a shareholder of Marathon or of GBV or hold the Marathon Notes as of the applicable record date. If you are a shareholder of Marathon, you are entitled to vote at Marathon’s special shareholder meeting to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Marathon’s Common Stock pursuant to the Merger Agreement. If you are a shareholder of GBV, you are entitled to sign and return the GBV written consent to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. If you are a holder of the Marathon Notes, you are entitled to sign and return the written note conversion notice. This document serves as:

●	a proxy statement of Marathon used to solicit proxies for the Special Meeting;

●	a prospectus of Marathon used to offer shares of Marathon’s Common Stock in exchange for shares of GBV’s capital stock and GBV’s notes in the Merger, and prospectus of Marathon to offer shares of Marathon’s Common Stock upon conversion of Series E Preferred Stock, Series C Preferred Stock and Series E-1 Preferred Stock of Marathon issued in connection with the Merger, as applicable; and

●	an information statement of GBV used to solicit the written consent of its shareholders for the adoption of the Merger Agreement and the approval of the Merger and for solicitation of conversion of the Marathon Notes, as applicable, and related transactions.

Q:	What is required to consummate the Merger?

A:	To consummate the Merger, Marathon’s shareholders must approve the issuance of Marathon’s Series C Preferred Stock and Common Stock pursuant to the Merger Agreement, and GBV’s shareholders must adopt the Merger Agreement and, thereby, approve the Merger and the other transactions contemplated therein. Marathon Note holders must also convert their Notes.

The approval of the Merger and the issuance of Marathon’s Series C Preferred Stock and Common Stock pursuant to the Merger Agreement by Marathon’s shareholders requires the affirmative vote of the holders of a majority of the shares of Marathon’s Common Stock having voting power present in person or represented by proxy at the Special Meeting. The approval of the amendments to the amended and restated certificate of incorporation of Marathon to effect the Marathon Name Change requires the affirmative vote of the holders of a majority of the shares of Marathon’s outstanding Common Stock having voting power outstanding on the record date for the Special Meeting.

In addition to the requirement of obtaining the shareholder approvals described above and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement.

Q:	What will GBV’s shareholders, warrant holders and option holders receive in the Merger?

A:

As a result of the Merger, GBV’s shareholders, warrant holders and option holders will become entitled to receive shares, or rights to acquire shares, of Marathon’s Common Stock equal to, in the aggregate, approximately 81% of the Fully-Diluted Common Stock of Marathon prior to giving effect of the issuance of 1 million shares of Marathon’s Common Stock on December 13, 2017 at $5.00 per share in a registered offering subsequent to the Merger Agreement with Marathon current shareholders and other changes in Marathon’s capitalization following the date of the Merger Agreement, the holders of the Marathon Notes, option holders and warrant holders owning, or holding rights to acquire, approximately 19% of the Fully-Diluted Common Stock of Marathon upon closing of the Merger (as such percentages are reduced or increased for the registered offering and any other shares issued or cancelled prior to the closing of the Merger).

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For a more complete description of what GBV’s shareholders, note holders, warrant holders and option holders will receive in the Merger, please see the sections entitled and “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus/information statement.

Q:	Who will be the directors of Marathon following the Merger?

A:	In connection with the Merger, Marathon’s board of directors will consist of those persons to be designated, pursuant to the Merger Agreement, by agreement of Marathon and GBV. As of the date hereof the following persons are contemplated to be agreed by the parties to the Merger Agreement. It is anticipated that, following the closing of the Merger, Marathon’s board of directors will be constituted as follows:

Name	Current Principal Affiliation
Merrick Okamoto	Chairman of the Board of Directors
Charles Allen Edward Kovalik David Lieberman Christopher Robichaud	GBV; BTCS, Inc. Marathon Marathon Marathon

Q:	Who will be the executive officers of Marathon immediately following the Merger?

A:	Immediately following the consummation of the Merger, the executive management team of Marathon is expected to be composed solely of members of the GBV executive management team prior to the Merger:

Name	Title
Merrick Okamoto Charles Allen	Interim Chief Executive Officer * Chief Executive Officer
Michal Handerhan Francis Knuettel II	President Chief Financial Officer

* Through closing of the Merger.

Q:	As a stockholder of Marathon, how does Marathon’s board of directors recommend that I vote?

A:	After careful consideration, Marathon’s board of directors recommends that Marathon’s shareholders vote:

●	“FOR” Proposal No. 1 to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Marathon’s Series C Preferred Stock and Common Stock to GBV’s shareholders and note holders in the Merger;

●	“FOR” Proposal No. 2 to approve an amendment to the Amended and Restated Articles of Incorporation of Marathon to effect the Marathon Name Change; and

●	“FOR” Proposal No. 3 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2.

Q:	As a stockholder of GBV, how does GBV’s board of directors recommend that I vote?

A:	After careful consideration, GBV’s board of directors recommends that GBV’s shareholders execute the written consent indicating their vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement.

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Q:	What risks should I consider in deciding whether to vote in favor of the Merger or to execute and return the written consent, as applicable?

A:	You should carefully review the section of this proxy statement/prospectus/information statement entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined organization’s business will be subject, and risks and uncertainties to which each of Marathon and GBV, as an independent company, is subject.

Q:	When do you expect the Merger to be consummated?

A:	We anticipate that the Merger will occur sometime soon after the Special Meeting to be held on ____________ __, 2018 but we cannot predict the exact timing.

Q:	What do I need to do now?

A:	Marathon and GBV urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the Merger affects you.

If you are a shareholder of Marathon, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via phone or via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting.

If you are a shareholder of GBV, you may execute and return your written consent to GBV in accordance with the instructions provided by GBV.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	If you are a shareholder of Marathon, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Proposal Nos. 1 and 3 and will have the same effect as voting against Proposal No. 2 and your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Q:	May I vote in person at the Special Meeting of shareholders of Marathon?

A:	If your shares of Marathon’s Common Stock are registered directly in your name with Marathon’s transfer agent, you are considered to be the shareholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Marathon. If you are a shareholder of Marathon of record, you may attend the Special Meeting and vote your shares in person. Even if you plan to attend the Special Meeting in person, Marathon requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you become unable to attend. If your shares of Marathon’s Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

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Q:	When and where is the Special Meeting of Marathon’s shareholders?

A:	The Special Meeting will be held at the offices of Sichenzia Ross Ference Kesner, LLP, 1185 Avenue of the Americas, Suite 3700, New York, NY 10036 on _______, 2018. Subject to space availability, all of Marathon’s shareholders as of the record date, or their duly appointed proxies, may attend the Special Meeting. Since seating is limited, admission to the Special Meeting will be on a first-come, first-served basis. Registration and seating will begin at __________ , __________ time.

Q:	If my Marathon shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Marathon’s common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for Proposal Nos. 1 or 2. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Marathon’s shareholders of record, other than those of Marathon’s shareholders who are parties to voting agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a shareholder of record of Marathon can send a written notice to the Secretary of Marathon stating that it would like to revoke its proxy. Second, a shareholder of record of Marathon can submit new proxy instructions either on a new proxy card or via the Internet. Third, a shareholder of record of Marathon can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a shareholder of Marathon of record or a shareholder who owns Marathon shares in “street name” has instructed a broker to vote its shares of Marathon’s common stock, the shareholder must follow directions received from its broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:	Marathon will pay the cost of printing and filing of this proxy statement/prospectus/information statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Marathon’s Common Stock for the forwarding of solicitation materials to the beneficial owners of Marathon’s Common Stock. Marathon will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can help answer my questions?

A:	If you are a shareholder of Marathon and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Marathon Patent Group, Inc.

11601 Wilshire Blvd., Ste. 500

Los Angeles, CA 90025

(703) 232-1701

Attn: Merrick Okamoto, Chairman

If you are a shareholder of GBV, and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Global Bit Ventures, Inc.

2 Burlington Woods Dr., Ste.100

Burlington, MA 01803

(781) 222-4347

Attn: Charles Allen, Director

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Prospectus Summary

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the Special Meeting and GBV’s shareholder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement attached as Annex A, the opinion of Roth Capital Partners, LLC attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

The Companies

Marathon Patent Group, Inc.

11601 Wilshire Blvd., Ste. 500

Los Angeles, CA 90025
(703) 232-1701

Marathon maintains a portfolio of patents. Marathon acquired patents and patent rights from owners or other ventures and sought to monetize the value of the patents through litigation and licensing strategies, alone or with others. As of December 8, 2017, Marathon owns 86 patents, in addition to patents contributed to a special purpose entity, which include U.S. patents and foreign patents. Marathon and certain of its subsidiaries entered into a First Amendment to Amended and Restated Revenue Sharing and Securities Purchase Agreement and Restructuring Agreement dated August 3, 2017 (the “First Amendment and Restructuring Agreement”), with DBD Credit Funding LLC (“DBD”) to restructure and replace the obligations of Marathon under an Amended and Restated Revenue Sharing and Securities Purchase Agreement, dated January 10, 2017, amending the original agreement entered into by Marathon and DBD on January 29, 2015. As contemplated in the First Amendment and Restructuring Agreement, in connection with the elimination of Marathon’s long-term debt to DBD, on October 20, 2017 Marathon entered into agreements with DBD and assigned several of its patents to a special purpose entity managed by DBD.

On October 20, 2017, we closed the First Amendment and Restructuring Agreement with DBD to restructure and replace the obligations of Marathon under that certain Amended and Restated Revenue Sharing and Securities Purchase Agreement, dated January 10, 2017, which was originally entered into on January 29, 2015. Pursuant to the First Amendment and Restructuring Agreement, certain patents were assigned to the newly created special purpose entity, an SPE elected by DBD, which SPE is under the management and control of an affiliate of DBD. As a result, DBD now has full, direct control over the patents under the SPE structure. Our interest of 30% of the SPE may not have any value after the recoupment of DBD’s investment and its costs and expenses. We retain no control over, ownership of, or recourse to, the SPE patents. As a result, we are wholly-dependent on the efforts and experience of DBD, as well as the costs associated with the efforts of DBD, for any recoveries under these patents as to which we do not anticipate receiving any.

Global Bit Ventures, Inc.

2 Burlington Woods Dr., Ste.100

Burlington, MA 01803

(781) 222-4347

Founded in 2017, GBV is a digital asset mining company. GBV intends to power and secure the blockchain by verifying blockchain transactions using custom hardware and software. GBV intends to use their hardware to mine bitcoin (BTC) and ether (ETH), two different forms of digital assets. GBV will be compensated in digital assets by the respective blockchain network that it secures for its efforts, which is how GBV generates revenue.

Blockchains are decentralized digital ledgers that record and enable secure peer-to-peer transactions without third party intermediaries. Blockchains enable the existence of digital assets by allowing participants to confirm transactions without the need for a central certifying authority. When a participant requests a transaction, a peer-to-peer network consisting of computers, known as nodes, validate the transaction and the user’s status using known algorithms. After the transaction is verified, it is combined with other transactions to create a new block of data for the ledger. The new block is added to the existing blockchain in a way that is permanent and unalterable, and the transaction is complete. The following illustration outlines the process of a transaction between two digital asset holders.

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Digital assets (also known as cryptocurrency) are a medium of exchange that uses encryption techniques to control the creation of monetary units and to verify the transfer of funds. Many consumers use digital assets because it offers cheaper and faster peer-to-peer payment options without the need to provide personal details. Every single transaction made and the ownership of every single digital asset in circulation is recorded in the blockchain. Miners use powerful computers that tally the transactions to run the blockchain. These miners update each time a transaction is made and ensure the authenticity of information. The miners receive a transaction fee for their service in the form of a portion of the new digital “coins” that are issued. Bitcoin is the most well-known digital asset, while ether is another type of digital asset.

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Blockchain based transactions can involve digital assets, contracts, records, or other information.

Mining digital assets typically requires a substantial amount of specialized computer hardware and server equipment including a cost-effective data center to house the hardware. GBV is utilizing a datacenter based in Quebec, Canada, to house and run its equipment in order to mine ether.

In September 2017, GBV contracted with CIARA Technologies, a Canadian affiliate of Hypertec Group, to purchase 1,000 specialized mining servers, and associated equipment for approximately $3.98 million USD, excluding tax. The servers are to be installed and located in Quebec, Canada at a Hypertec Group datacenter. Hypertec Systems Inc. and GBV are party to a Master Services Agreement and received initial delivery of the servers during October 2017. GBV funded the acquisition with the proceeds of the GBV Notes and other sales of its securities. GBV paid approximately $2.0 million USD of the purchase order during September 2017 and paid an additional approximately $1.9 million USD during November 2017.

For additional information about GBV’s Master Services Agreement see “Reasons for Merger” on page 9.

GBV is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GBV has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, GBV, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the GBV’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Global Bit Acquisition Sub, Inc.

Merger Sub is a wholly owned subsidiary of Marathon, and was formed solely for the purposes of carrying out the Merger.

The Merger (see page 65)

If the Merger is completed, Merger Sub will merge with and into GBV, with GBV surviving as a wholly owned subsidiary of Marathon.

At the Effective Time of the Merger, each share of (A) common stock of GBV, par value $0.0001 per share (“GBV Common Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock of Marathon (the “Series C Preferred Stock”) or (y) common stock, par value $0.0001 per share of Marathon (“Common Stock”): (B) Series A Preferred Stock, par value 0.0001 per share, of GBV (“GBV Series A Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or (y) Common Stock; and (C) all of GBV’s outstanding convertible debt (“GBV Notes”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or Common Stock. Marathon will not assume outstanding and unexercised warrants and options to purchase shares of GBV capital stock, and none are outstanding. The total number of shares of Marathon’s Common Stock and Common Stock that is issuable under the Series C Preferred Stock is 126,674,557. After the completion of the Merger, Marathon will change its corporate name to “Marathon Blockchain, Inc.” or similar name determined by the board of directors of Marathon as required by the Merger Agreement (the “Marathon Name Change”).

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The closing of the Merger will occur no later than the second business day after the last of the conditions to the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Marathon and GBV agree. Marathon and GBV anticipate that the consummation of the Merger will occur in the first quarter of 2018. However, because the Merger is subject to a number of conditions, neither Marathon nor GBV can predict exactly when the closing will occur, or if it will occur at all.

Reasons for the Merger (see page 67)

In connection with the Marathon’s agreement to acquire GBV, Marathon has secured financing in connection with winding down the patenting business and working capital for reduced operations while it prepares for the acquisition of GBV. Marathon is transitioning from its historic business into businesses involved in supporting the blockchain and digital asset (cryptocurrency) ecosystem. While reducing its reliance on patent enforcement and licensing for the generation of revenue, Marathon has undertaken steps to dedicate its resources and efforts towards blockchain and digital asset (cryptocurrency) acquisition. Cryptocurrencies are one form of digital assets. As a result, we sometimes use the phrases “cryptocurrency” and “digital assets” interchangeably. These activities include the acquisition of businesses and assets engaged in or necessary for supporting the business of mining, as described below, including the direct acquisition of businesses, equipment and technology that service the blockchain ecosystem as well as the outright acquisition of digital assets, such as cryptocurrency, that may be held for appreciation or exchanged for other digital or non-digital assets or sold. Marathon intends to complete the acquisition of GBV and enter into a new and unproven business model with significant risks, both known and unknown, as more fully described in the section titled “Risk Factors”, below. In connection with that newly-adopted business strategy, Marathon anticipates it will be necessary to add personnel to the management team, as well as other personnel, to enhance assessment of controls over risks, to review and seek approval of regulatory bodies (including the NASDAQ Capital Market for continued listing of its Common Stock) and will face other uncertainties associated with the evolving business and regulatory risks of blockchain and digital assets (cryptocurrency). There is no assurance that Marathon will be able to successfully navigate these risks or that regulatory and other requirements will not have a material adverse effect on the goals and objectives of Marathon or prevent Marathon from realizing its objectives.

On September 27, 2017, GBV placed a purchase order with Ciara Technologies, Inc., a company incorporated under the laws of Canada (“Ciara”), whereby Ciara agreed to sell certain equipment to GBV pursuant to a Master Services Agreement (the “Master Services Agreement”) dated December 15, 2017, with Hypertec Systems, Inc., a company incorporated under the laws of Canada which is an affiliate of Ciara (“Hypertec Systems”). In accordance with the terms and subject to the conditions of the Master Services Agreement, Hypertec Systems, or its affiliates, agents, suppliers or subcontractors, shall provide to GBV, the services and equipment which are set forth in the Master Services Agreement, including the equipment in the purchase order, for a term of 36 months (the “Term”), which term is automatically renewable for additional one year periods unless GBV gives notice of termination. Pursuant to the Master Services Agreement, Hyertec Systems shall provide such standard services as may be requested by GBV from time to time, including, but not limited to (i) providing dedicated floor space for equipment and storage, (ii) heating, ventilation, air conditioning and fire suppression facilities, (iii) sufficient electrical power, (iv) multiple security level including turnstile doors, access codes and biometrics, (v) on-site staff 24-hours/7-days, (vi) access to one CAT5E for internet connectivity and (vii) access to one steel shelf for every 25kW of power required (the “Services”). In exchange for such Services during the Term, GBV shall pay to Hypertec a monthly recurring charge for base capacity reservation fees (“MRC”), and any applicable charges including, but not limited to, features and installation charges. Hypertec shall provide all services, free of charge, except for Managed Internet Bandwidth Services, dedicated secured storage spare and the kWh used, until such time as the servers purchased from Ciara are running at a hash rate of at least two hundred and thirteen (213) gigahash per second for a period of five (5) consecutive days as determined by Hypertec, provided that it is consistent with the hash rate shown on GBV’s pool. The equipment purchased from Ciara pursuant to the purchase order dated September 27, 2017, had a purchase price of approximately $3.98 million, excluding tax, and consisted of mining servers and other related equipment. In addition to the MRC, GBV shall also reimburse Hypertec for actual metered power used by GBV at the actual kWh rates paid by Hypertec to its power provider, on a monthly basis, multiplied by the power usage effectiveness. GBV has the ability to request other optional services from Hypertec Systems for additional costs. Hypertec Systems is required to maintain certain insurance levels covering the equipment of GBV, which equipment is housed on their premises.

Following the Merger, the combined organization will focus on the development of GBV’s new business involving the blockchain ecosystem and generation of digital assets. GBV is focused on mining digital assets and intends to add specialized computer equipment and plans to expand its activities to mine new digital assets.

●	Management Team. It is expected that the combined organization will be led by the management from GBV and a board of directors with representation from each of Marathon and GBV.

●	Cash Resources. The combined organization is expected to have approximately $8.0 million in cash and cash equivalents at the closing of the Merger, which Marathon and GBV believe is sufficient to enable GBV to implement its near-term business plans.

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Opinion of the Marathon Financial Advisor (see page 67)

A written opinion dated December 13, 2017, addressed to Marathon’s board of directors, provided a “fairness opinion” to the effect that, as of the date of the opinion and based on and subject to various assumptions, qualifications and limitations described in the opinion, the aggregate consideration to be paid by Marathon in the proposed Merger was fair, from a financial point of view, to holders of Marathon’s Common Stock. Roth Capital Partners, LLC (“Roth”) rendered the opinion. The full text of this written opinion to Marathon’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus/information statement and is incorporated by reference in its entirety herein. Holders of Marathon’s Common Stock are encouraged to read the opinion carefully in its entirety.

The opinion was provided to Marathon’s board of directors in connection with its evaluation of the aggregate consideration to be paid for by Marathon in the Merger. It does not address any other aspect of the proposed Merger or any alternative to the Merger and does not constitute a recommendation as to how Marathon’s shareholders of Marathon should vote or act in connection with the Merger or otherwise.

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Overview of the Merger Agreement

Merger Consideration (see page 76)

At the Effective Time, all outstanding shares of GBV capital stock and GBV Notes shall convert into the right to receive shares of Marathon’s Series C Preferred Stock or Common Stock as follows:

●	At the Effective Time of the Merger, each share of (A) common stock of GBV, par value $0.0001 per share (“GBV Common Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock of Marathon (the “Series C Preferred Stock”) or (y) common stock, par value $0.0001 per share of Marathon (“Common Stock”): (B) Series A Preferred Stock, par value $0.0001 per share, of GBV (“GBV Series A Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or (y) Common Stock; and (C) all of GBV’s outstanding convertible debt (“GBV Notes”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or Common Stock. Marathon will not assume outstanding and unexercised warrants and options to purchase shares of GBV capital stock, and none are outstanding. The total number of shares of Marathon’s Common Stock and Common Stock that is issuable under the Series C Preferred Stock is 126,674,557.

●	Marathon shareholders will continue to own and hold their existing shares of Marathon’s Common Stock and Marathon’s preferred stock. Marathon debt holders owning $4,053,948 of 5% convertible promissory notes (the “Marathon Notes”) as of December 8, 2017, will convert their unconverted notes into Series E-1 Convertible Preferred Stock of Marathon (“Series E-1 Preferred Stock”) if not converted to Common Stock prior to the Merger. Marathon Series E Convertible Preferred Stock (“Series E Preferred Stock”) holders owning 5,480.65 shares of Series E Preferred Stock convertible into 5,480,649 shares of Common Stock) as of December 8, 2017 will continue to remain outstanding. The vesting of 448,775 unexercised options to purchase shares of Marathon’s Common Stock, which are substantially vested, will remain outstanding as of the closing of the Merger. All 869,394 warrants to purchase shares of Marathon’s Common Stock are currently exercisable into 869,394 shares of Common Stock. The Marathon’s Common Stock, preferred stock, warrants and options will remain in effect pursuant to their terms. Immediately after the conversion of the GBV Common Stock, the GBV Series A Stock and the GBV Notes, Marathon shall have issued 81% of its issued and outstanding Common Stock, on a fully-diluted basis, under the Merger Agreement to GBV prior to giving effect of the issuance of 1 million shares of Marathon’s Common Stock on December 13, 2017 at $5.00 per share in a registered offering subsequent to the Merger Agreement and other changes in Marathon’s capitalization following the date of the Merger Agreement. For these purposes, Marathon’s fully-diluted Common Stock is defined as the outstanding common stock of Marathon, plus conversion of preferred stock, options and warrants of Marathon, prior to the registered offering (the “Fully-Diluted Common Stock of Marathon”), with Marathon current shareholders, the holders of the Marathon Notes, option holders and warrant holders owning, or holding rights to acquire, approximately 19% the Fully-Diluted Common Stock of Marathon upon closing of the Merger (as such percentages are increased or reduced for the registered offering and any other shares issued or cancelled prior to the closing of the Merger).

●	After the completion of the Merger, Marathon will change its corporate name to “Marathon Blockchain, Inc.” or similar name determined by the board of directors of Marathon as required by the Merger Agreement. For a more complete description of the Merger exchange ratio please see the section entitled “The Merger Agreement” in this proxy statement/prospectus/information statement.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Marathon’s Common Stock that GBV’s shareholders will be entitled to receive for changes in the market price of Marathon’s Common Stock after the date the Merger Agreement was signed. Accordingly, the market value of the shares of Marathon’s Common Stock issued pursuant to the Merger will depend on the market value of the shares of Marathon’s Common Stock at the time the Merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement and the date of the Merger Agreement. The full text of the Merger Agreement is incorporated by reference into this proxy statement/prospectus/information statement.

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Treatment of Marathon’s Stock Options and Warrants (see page 135)

The number of shares of Marathon’s Common Stock underlying such options and the exercise price for such options as of December 8, 2017 is 448,775, which are substantially vested, at a weighted average exercise price of $16.22. The terms governing options to purchase Marathon’s Common Stock will otherwise remain in full force and effect following the closing of the Merger.

On November 28, 2017, Marathon entered into an exchange agreement with the holder of an outstanding warrant to purchase 6,618,500 shares of the Marathon’s Common Stock, originally issued August 31, 2017 and September 27, 2017 and the Holder exchanged the Warrant and relinquished any and all rights thereunder for 5,480.65 shares of Marathon’s newly authorized Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock”), based on the cashless exercise calculation of the Warrants. The Preferred Shares are convertible into an aggregate of 5,480,649 shares of Common Stock and were issued on November 30, 2017.

The Series E Preferred Stock is convertible into shares of Common Stock based on a conversion calculation equal to the stated value of each share of Series E Preferred Stock, plus all accrued and unpaid dividends, if any as of such date of determination, divided by the conversion price. The stated value of each share of Series E Preferred Stock is $6,000 and the initial conversion price is $6.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Series E Preferred stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case will rank senior to Marathon’s Common Stock and all other securities that do not expressly provide that such securities rank on parity with or senior to the Series E Preferred Stock. Until converted, each holder of Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock such Series E Preferred Stock is convertible into (voting as a class with Common Stock), but not in excess of the conversion limitations set forth in the Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of the 0% Series E Convertible Preferred Stock (the “Series E Certificate of Designation”).

Without limiting any other provision of the Series E Certificate of Designation, Marathon may not authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series E Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of Marathon, (ii) of pari passu rank to the Series E Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of Marathon or (iii) any junior stock having a maturity date (or any other date requiring redemption or repayment of such shares of such junior stock) that is prior to the date on which any Series E Preferred Stock shall remain outstanding, without the prior express consent of the holders of at least a majority of the outstanding shares of Series E Preferred Stock, voting separate as a single class.

The Marathon Series E-1 Preferred Stock issued pursuant to the Merger Agreement will rank junior in all respects to the Marathon Series E Preferred Stock.

Treatment of GBV’s Stock Options and Warrants (see page 75)

There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which GBV is a party or by which GBV is bound (i) obligating GBV to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, GBV, (ii) obligating GBV to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock of GBV.

Conditions to the Completion of the Merger (see page 135)

To consummate the Merger, Marathon’s shareholders must approve (a) the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Marathon’s Common Stock in the Merger, and (b) an amendment to the Amended and Restated Articles of Incorporation of Marathon effecting the Marathon Name Change. Additionally, GBV’s shareholders must adopt the Merger Agreement thereby approving the Merger and the other transactions contemplated by the Merger Agreement. In addition to obtaining such shareholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

No Solicitation (see page 140)

Subject to any fiduciary obligations applicable to its boards of directors, under the Merger Agreement Marathon and GBV shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the transactions contemplated by the Merger Agreement. GBV shall notify Marathon immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Marathon shall notify GBV immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

Marathon and GBV also agree they will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Merger Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

Termination of the Merger Agreement (see page 145)

Either Marathon or GBV can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated. The Merger Agreement provides for closing of the Merger on or before February 28, 2017, as the “outside termination date”.

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Termination Fee (see page 147)

Neither Marathon nor GBV will be required to pay any termination fees or reimburse the other party for expenses incurred in connection with the Merger.

GBV Notes (see page 149)

In September 2017, GBV issued aggregate amount of $2,000,000 in secured convertible notes payable, the GBV Notes, to multiple investors. The GBV Notes are convertible into GBV’s common stock at $0.20 per share, subject to adjustments including an adjustment upon issuance of subsequent shares of common stock, have a 5% annual interest rate and mature on March 6, 2019 and March 28, 2019. The GBV Notes are secured by all assets and properties of the Company. On October 17, 2017, GBV issued a Secured Convertible Note to an investor for $1,750,000 convertible into the GBV’s common stock at $0.20 per share, subject to adjustments including an adjustment upon issuance of subsequent shares of common stock, has a 5% annual interest rate and matures on March 28, 2019. The GBV Notes will be converted into Marathon’s Series C Preferred Stock or Common Stock at the Effective Time of the Merger.

Certain current shareholders and Marathon Note holders own GBV Notes in addition to their Marathon holdings and will receive additional shares of Marathon’s Series C Preferred Stock of Common Stock upon the closing of the Merger.

It is expected by both Marathon and GBV that all of Marathon’s shareholders and Marathon’s Note holders who are GBV shareholders or GBV’s note holders will cast all of their votes for approval of Proposal Nos. 1 and 2.

Support and Voting Agreements (see page 74)

On November 1, 2017, Marathon entered into an amendment with Marathon’s Chief Executive Officer to the retention agreement signed on August 22, 2017, whereby his tenure as Chief Executive Officer would be extended until December 31, 2017. Mr. Croxall entered into a Voting and Standstill Agreement on November 1, 2017 whereby he agreed to vote all of the shares he either directly or beneficially owns or acquires as instructed by Marathon’s board of directors and to not sell any shares until 10 days after a change of control as defined in the agreement. Mr. Croxall received 700,000 shares of Marathon’s Common Stock in connection with the agreements.

Lock-Up Agreements (see page 74)

As of December 8, 2017, Marathon’s shareholders who have committed to execute lock-up agreements beneficially owned in the aggregate approximately 8.4% of the outstanding shares of Marathon’s Common Stock.

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Management Following the Merger (see page 237)

The Merger Agreement does not specify or require specific management appointments. Marathon and GBV are expected to agree to a management team to afford continuity to the combined companies as well as management with skills in blockchain and digital assets businesses. It is expected that the appointment of all management and directors will be determined prior to the closing of the Merger.

Interests of Certain Directors, Officers and Affiliates of Marathon and GBV (see pages 120 and 124)

In considering the recommendation of Marathon’s board of directors with respect to the issuance of Marathon’s Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by Marathon’s shareholders at the Special Meeting, Marathon’s shareholders should be aware that certain members of Marathon’s board of directors and executive officers of Marathon have interests in the Merger that may be different from, or in addition to, interests they have as Marathon’s shareholders. For example, Marathon has entered into certain agreements with each of its remaining executive officers (Doug Croxall and Francis Knuettel II) that may result in the receipt by such executive officers of cash severance payments and other following the Effective Time of the Merger, and have received cash payments and other benefits in connection with the Merger Agreement prior to the Effective Time (collectively, not individually, and excluding the value of any accelerated vesting of equity awards).

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Doug Croxall, Marathon’s Chief Executive Officer, will receive a retention payment in the total amount of $500,000 pursuant to the Amendment to Retention Agreement dated November 1, 2017, by and between Marathon and Mr. Croxall, of which $312,500 was paid previously and $187,500 is payable upon the closing of the Merger.

As of December 8, 2017, Marathon’s directors and executive officers beneficially owned, in the aggregate approximately 10.9% of the outstanding shares of Marathon’s Common Stock which will be shares of the parent company of GBV following the Merger.

In considering the recommendation of GBV’s board of directors with respect to approving the Merger and related transactions by written consent, GBV’s shareholders should be aware that certain members of GBV’s board of directors and certain of GBV’s executive officers have interests in the Merger that may be different from, or in addition to, interests they have as GBV’s shareholders. For example, certain of GBV’s directors and executive officers or their family members have invested in the GBV Notes and acquired “founders” shares at reduced prices than may have been available to other GBV shareholders but which will be exchanged, at the closing of the Merger, and become shares of Marathon’s Series C Preferred Stock or Common Stock at the same ratio of other GBV shares and GBV Notes, certain of GBV’s directors and executive officers are expected to become directors and executive officers of Marathon upon the closing of the Merger, and all of GBV’s directors and executive officers will be entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement or upon closing of the Merger.

As of December 18, 2017, all of GBV’s directors and executive officers, together with their affiliates, owned approximately 3.2% of the outstanding shares of GBV capital stock, on an as converted to common stock basis.

Risk Factors (see page 25)

Both Marathon and GBV are subject to various risks associated with their businesses and their industries. In addition, the Merger poses a number of risks to each company and its respective shareholders, including the possibility that the Merger may not be completed and the following risks:

●	The exchange share issuance amounts under the Merger Agreement are not adjustable based on the market price of Marathon’s Common Stock, so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed, for example on December 11, 2017, Marathon closed on a sale of 1 million shares with a $5 million investment in its Common Stock as a result of which the Merger Agreement was amended to provide for removal of a percentage ratio and only the share issuance amounts will be issued as agreed;

●

The exchange share issuance amounts under the Merger Agreement are not adjustable based on the net cash of either Marathon or GBV at the Effective Time, so the relative ownership of the combined organization as between current shareholders of GBV and current shareholders of Marathon may not reflect the ratio of net cash of Marathon and GBV, respectively, at the closing of the Merger;

●	The Merger may be completed even though material adverse changes may result solely from the announcement of the Merger, changes in the industry in which Marathon and GBV operate that apply to all companies generally and other causes;

●	Some of Marathon’s and GBV’s respective officers and directors have interests that are different from or in addition to those considered by other shareholders of GBV and Marathon and which may influence them to support or approve the Merger;

●	The market price of the combined organization’s (Marathon’s) common stock may decline as a result of the Merger;

●	Marathon’s and GBV’s shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

●	During the pendency of the Merger, Marathon and GBV may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

15

●	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	Because the lack of a public market for shares of GBV’s capital stock and GBV Notes makes it difficult to evaluate the fairness of the Merger, GBV’s shareholders and GBV Note holders may receive consideration in the Merger that is less than the fair market value of the shares of GBV’s capital stock or GBV Notes and/or Marathon may pay more than the fair market value of the shares of GBV’s capital stock and/or GBV Notes; and

●	If the conditions to the Merger are not met, the Merger will not occur.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus/information statement. Marathon and GBV both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 129)

Marathon must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market (“NASDAQ”) in connection with the issuance of shares of Marathon’s Common Stock and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus/information statement is a part has not become effective.

NASDAQ Stock Market Listing (see page 129)

Prior to consummation of the Merger, Marathon intends to file an initial listing application with NASDAQ which is required for continued listing of Marathon’s Common Stock on NASDAQ. If such application is accepted, Marathon anticipates that Marathon’s Common Stock will be listed on The NASDAQ Capital Market following the closing of the Merger under the trading symbol “MARA”. There can be no assurance that such application will be accepted of that Marathon will be able to continue to be listed on NASDAQ.

Anticipated Accounting Treatment (see page 130)

For accounting purposes, GBV is considered to be acquiring Marathon in the Merger.

Appraisal Rights (see page 130)

Holders of Marathon’s capital stock are not entitled to appraisal rights in connection with the Merger under Nevada law. Holders of GBV’s capital stock who do not consent to or vote in favor of the Merger, however, are entitled to appraisal rights in connection with the Merger under Nevada law. For more information about such rights, see the provisions of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (“NRS”) attached hereto as Annex C, and the section entitled “The Merger—Appraisal Rights” in this proxy statement/prospectus/information statement.

Comparison of Shareholder Rights (see page 273)

Both Marathon and GBV are incorporated under the laws of the State of Nevada and, accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by the NRS. If the Merger is completed, GBV’s shareholders and holders of the GBV Notes as well as the holders of Marathon’s Notes will become shareholders of Marathon, and their rights will be governed by the NRS, Marathon’s amended and restated bylaws and, Marathon’s amended and restated Articles of Incorporation (as amended by the amendments set forth in Annex D assuming Proposal No. 2 is approved). The rights of Marathon’s shareholders contained in Marathon’s amended and restated Articles of Incorporation and Marathon’s amended and restated bylaws differ from the rights of GBV’s shareholders under GBV’s amended and restated Articles of Incorporation and GBV’s bylaws, as more fully described under the section entitled “Comparison of Rights of Holders of Marathon Stock and GBV Stock” in this proxy statement/prospectus/information statement.

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Marathon and GBV, summary unaudited pro forma condensed financial data for Marathon and GBV, and comparative historical and unaudited pro forma per share data for Marathon and GBV.

Selected Historical Financial Data of Marathon

The selected financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016, and 2015 are derived from the Marathon audited financial statements prepared using accounting principles generally accepted in the United States, which are included in this proxy statement/prospectus/information statement. The selected financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 are derived from the Marathon audited financial statements, which are not included in this proxy statement/prospectus/information statement. The statement of operations data for the nine months ended September 30, 2017 and 2016, as well as the balance sheet data as of September 30, 2017, are derived from the Marathon unaudited condensed financial statements included in this proxy statement/prospectus/information statement. The financial data should be read in conjunction with “Marathon Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Marathon financial statements and related notes appearing elsewhere in this proxy statement/prospectus/information statement. These historical results are not necessarily indicative of results to be expected in any future period.

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	Nine Months Ended September 30,		Years Ended December 31,
	2017	2016	2016	2015

Revenues	$609,650	$36,452,551	$36,629,276	$18,977,794

Expenses
Cost of revenues	1,544,322	19,202,118	19,064,473	16,603,792
Amortization of patents and website	1,803,264	6,018,196	7,453,004	10,825,164
Compensation and related taxes	3,718,034	3,406,841	5,483,031	5,419,252
Consulting fees	189,819	903,032	1,279,092	2,324,248
Professional fees	1,686,955	1,336,201	1,797,922	2,548,492
General and administrative	599,416	612,284	840,179	1,143,869
Goodwill impairment	-	83,000	4,336,307	-
Patent impairment	723,218	6,525,273	11,958,882	5,793,409
Total operating expenses	10,265,028	38,086,945	52,212,890	44,658,226

Operating loss from continuing operations	(9,655,378)	(1,634,394)	(15,583,614)	(25,680,432)

Other income (expenses)
Other income (expense)	(283,243)	(68,647)	(57,454)	170,706
Foreign exchange gain (loss)	(463,191)	(238,073)	(367,847)	(61,868)
Change in fair value adjustment of Clouding IP earn out	768,200	2,122,208	1,832,872	6,137,116
Interest income	2,793	2,793	4,353	1,068
Interest expense	(2,416,722)	(2,500,321)	(3,140,375)	(4,245,982)
Loss on debt extinguishment	(283,237)	-	-	(1,416,915)
Total other income (expenses)	(2,675,400)	(682,040)	(1,728,451)	584,125

Loss from continuing operations before benefit for income taxes	(12,330,778)	(2,316,434)	(17,312,065)	(25,096,307)

Income tax benefit (expense)	(29,433)	26,974	(11,516,807)	8,156,448

Net income (loss)	(12,360,211)	(2,289,460)	(28,828,872)	(16,939,859)

Net income (loss) attributable to noncontrolling interests	(124,714)	27,918	163,848	-

Net income (loss) attributable to common shareholders	$(12,484,925)	$(2,261,542)	$(28,665,024)	$(16,939,859)

Income (loss) per common share:
Basic and fully diluted	$(2.24)	$(0.61)	$(7.55)	$(4.77)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and fully diluted	5,564,465	3,736,213	3,794,515	3,552,196

	At September 30,		At December 31,
	2017	2016	2016	2015
ASSETS
Current Assets	$4,863,262	$2,511,122	$5,521,432	$4,778,902
Other Assets	7,828,417	36,193,147	12,767,003	42,448,691
	12,691,679	38,704,269	18,288,435	47,227,593
Total Assets

LIABILITIES
Current Liabilities	21,206,379	17,303,738	20,461,015	16,951,648
Long-Term Liabilities	718,411	9,023,798	7,114,562	17,600,203
Total Liabilities	21,924,790	26,327,536	27,575,577	34,551,851

Stockholders’ equity	(9,233,111)	12,376,733	(9,287,142)	12,675,742

Total liabilities and stockholders’ equity	12,691,679	38,704,269	18,288,435	47,227,593

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Selected Historical Financial Data of GBV

GBV was formed on August 9, 2017 and has been audited from inception to September 30, 2017. The selected financial data as of September 30, 2017 should be read in conjunction with GBV’s financial statements and the related notes to those statements included in this proxy statement/prospectus/information statement and “GBV Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

For the period from August 9, 2017 (Inception) to September 30, 2017

Operating expenses:
General and administrative	54,210
Total operating expenses	54,210

Net loss from operations	(54,210)

Other expenses:
Interest expenses	(548)
Total other expenses	(548)

Net loss	$(54,758)

Net loss per share, basic and diluted	$(0.97)

Weighted average shares outstanding, basic and diluted	56,604

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP, and gives effect to the Merger, which will be accounted for as a reverse acquisition, with GBV being deemed the acquiring company for accounting purposes.

GBV was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) GBV stockholders are expected to own approximately a majority of the voting interests of the combined company immediately following the closing of the transaction and (ii) directors appointed by GBV will hold a majority of board seats in the combined company.

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and GBV’s historical financial statements as adjusted to give effect to GBV’s acquisition of Marathon. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to these transactions as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to these transactions as if they had occurred on September 30, 2017.

Because GBV will be treated as the accounting acquirer, GBV’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the unaudited pro forma financial information will be those of GBV. Marathon’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of GBV after the consummation of the transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Marathon’s operations, changes in the fair value of Marathon’s common stock and other changes in Marathon’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Marathon and GBV been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with Marathon’s historical financial statements, which are included in Marathon’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and GBV’s historical information included herein.

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Pro Forma Condensed Combined Balance Sheet as of September 30, 2017

	(1)	(2)	Pro Forma		Pro Forma
	GBV	Marathon	Adjustments	Note 3	Combined

ASSETS
Current assets
Cash and cash equivalents	$204,204	$122,172	$-		$326,376
Restricted cash	-	3,919,718	-		3,919,718
Accounts receivable	-	123,630	-		123,630
Notes receivable	-	588,864	-		588,864
Prepaid expense and other current assets	1,148	108,878	-		110,026
Total current assets	205,352	4,863,262	-		5,068,614

Property and equipment, net	2,000,000	9,803	-		2,009,803
Intangible assets	-	7,590,213			7,590,213
Goodwill	-	228,401	133,975,788	(b)	133,975,788
			(228,401)	(b)
Total assets	$2,205,352	$12,691,679	$133,747,387		$148,644,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$14,610	1,954,836	100,000	(d)	2,069,446
Clouding IP earn out - current portion	-	32,637	-		32,637
Revenue share liability	-	1,225,000	-		1,225,000
Warrant liability	-	2,411,750			2,411,750
Notes payable	-	15,582,156			15,582,156
Total current liabilities	14,610	21,206,379	100,000		21,320,989
Secured convertible notes payable	2,000,000		(2,000,000)	(c)	-
Clouding IP earn out	-	681,175	-		681,175
Revenue share liability	-	37,236	-		37,236
Total liabilities	2,014,610	21,924,790	(1,900,000)		22,039,400

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $.0001 par value	-	78			78
Common stock, $.001 par value	300	3,111	134,151	(a)	134,451
			(3,111)	(b)
Additional paid-in-capital	475,200	61,833,077	(134,151)	(a)	126,855,247
			124,514,276	(b)
			(61,833,077)	(b)
			(78)	(b)
			2,000,000	(c)
Accumulated other comprehensive income (loss)	-	(450,623)	450,623	(b)	-
Stock subscription receivable	(230,000)	-	-		(230,000)
Accumulated deficit	(54,758)	(70,427,472)	70,427,472	(b)	(154,758)
			(100,000)	(d)
Total company stockholders’ equity	190,742	(9,041,829)	135,456,105		126,605,018
Noncontrolling interests	-	(191,282)	191,282		-
Total stockholders’ equity	190,742	(9,233,111)	135,647,387		126,605,018
Total liabilities and stockholders’ equity	$2,205,352	$12,691,679	$133,747,387		$148,644,418

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet:

(1) Derived from the audited balance sheet of GBV as of September 30, 2017

(2) Derived from the unaudited balance sheet of Marathon as of September 30, 2017

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Pro Forma Condensed Combined Statement of Operations - Nine Months Ended September 30, 2017

	(1)	(2)	Pro Forma		Pro Forma
	GBV	Marathon	Adjustments	Note 3	Combined

Revenue:	$-	$609,650	$-		$609,650

Operating expenses:
Cost of revenues	-	1,544,322	-		1,544,322
Amortization of intangibles	-	1,803,264	-		1,803,264
Compensation and related taxes	-	3,718,034	-		3,718,034
Consulting fees	-	189,819	-		189,819
Professional fees	-	1,686,955	-		1,686,955
General and administrative	54,210	599,416	-		653,626
Patent impairment	-	723,218	-		723,218
Total operating expenses	54,210	10,265,028	-		10,319,238

Operating loss		(9,655,378)	-		(9,709,588)

Other income (expense):
Other income (expense)	-	3,151,418	-		3,151,418
Foreign exchange (loss)		(463,191)			(463,191)
Loss on debt extinguishment		(283,237)			(283,237)
Loss on sale of company		(1,519,875)			(1,519,875)
Change in fair value adjustment of Clouding IP earn out	-	768,200	-		768,200
Warrant income (expense)	-	(1,914,786)	-		(1,914,786)
Interest income	-	2,793	-		2,793
Interest expense	(548)	(2,416,722)	-		(2,417,270)

Loss before income taxes	(54,758)	(12,330,778)	-		(12,385,536)
Income tax benefit		(29,433)	-		(29,433)
Net loss	(54,758)	(12,360,211)	-		(12,414,969)
Net income attributable to noncontrolling interests		(124,714)	124,714		-
Net loss attributable to common shareholders	$(54,758)	$(12,484,925)	$-		$(12,414,969)

Net loss per common share:
Basic and diluted		$(2.24)			(0.09)

Weighted average common shares outstanding:
Basic and diluted		5,564,465	126,674,557	(f)	132,239,022

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations:

(1) Derived from the audited statement of operations of GBV for the period from August 9, 2017 (Inception) through September 30, 2017

(2) Derived from the unaudited statement of operations of Marathon for the nine months ended September 30, 2017

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Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2016

	(1)	(2)	Pro Forma		Pro Forma
	GBV	Marathon	Adjustments	Note 3	Combined

Revenue:	$-	$36,629,276	$-		$36,629,276

Operating expenses:
Cost of revenues	-	19,064,473	-		19,064,473
Amortization of intangibles	-	7,453,004	-		7,453,004
Compensation and related taxes	-	5,483,031	-		5,483,031
Consulting fees	-	1,279,092	-		1,279,092
Professional fees	-	1,797,922	-		1,797,922
General and administrative	-	840,179	-		840,179
Goodwill impairment	-	4,336,307	(4,336,307)	(e)	-
Patent impairment	-	11,958,882	-		11,958,882
Total operating expenses	-	52,212,890	(4,336,307)		47,876,583

Operating loss	-	(15,583,614)	4,336,307		(11,247,307)

Other income (expense):
Other income (expense)	-	(57,454)	-		(57,454)
Foreign exchange (loss)	-	(367,847)	-		(367,847)
Change in fair value adjustment of Clouding IP earn out	-	1,832,872	-		1,832,872
Interest income	-	4,353	-		4,353
Interest expense	-	(3,140,375)	-		(3,140,375)

Loss before income taxes	-	(17,312,065)	4,336,307		(12,975,758)
Income tax benefit	-	(11,516,807)	-		(11,516,807)
Net loss	-	(28,828,872)	4,336,307		(24,492,565)
Net income attributable to noncontrolling interests	-	163,848	-		163,848
Net loss attributable to common shareholders	$-	$(28,665,024)	$4,336,307		$(24,328,717)

Net loss per common share:
Basic and diluted		$(1.89)			(0.17)

Weighted average common shares outstanding:
Basic and diluted		15,178,056	126,674,557	(f)	141,852,613

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations:

(1) GBV had no business activity during the twelve-month period ended December 31, 2016

(2) Derived from the audited statement of operations of Marathon for the year ended December 31, 2016

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Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Marathon and GBV.

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Marathon and GBV are aligned with no differences. Accordingly, no effect has been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

Description of Transaction

On November 1, 2017, Marathon entered into an agreement to acquire, through its wholly-owned subsidiary, Global Bit Ventures Acquisition Corp., a Nevada corporation (“GBVAC”), 100% of the Capital Stock of Global Bit Ventures, Inc., a Nevada corporation (“GBV”), which currently secures and powers digital asset blockchains by running specialized servers.

Under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), the Company will issue 126,674,557 shares of the Company’s Common Stock in exchange for one-hundred (100%) percent of the shares of GBV’s capital stock. At the closing of the merger, GBVAC shall be merged with and into GBV pursuant to the Merger Agreement and the separate existence of GBVAC shall cease and GBV shall be the surviving company.

The closing of the acquisition is subject to certain closing conditions including approval of the Merger Agreement by the Company’s Shareholders.

Basis of Presentation

GBV has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. GBV has not yet completed an external valuation analysis of the fair market value of Marathon’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, GBV has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when GBV has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed, (ii) other changes to assets and liabilities and (iii) changes to the ultimate purchase consideration.

Note 2 — Preliminary purchase price allocation

GBV has performed a preliminary valuation analysis of the fair market value of Marathon’s assets and liabilities. For purpose of this transaction on this pro forma, we assumed that the fair value of the Company’s intangible assets approximated book value and that the intangible will continue to be amortized over the remaining useful life upon consummation of the merger. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash and cash equivalents	$122,172
Restricted cash	3,919,718
Accounts receivable	123,630
Notes receivable	588,864
Prepaid expense and other current assets	108,878
Property and equipment, net	9,803
Goodwill	133,975,788 (w)
Intangible assets	7,590,213
Accounts payable and accrued expenses	(1,954,836)
Clouding IP earn out - current portion	(32,637)
Revenue share liability	(1,225,000)
Warrant liability	(2,411,750)
Notes payable	(15,582,156)
Clouding IP earn out	(681,175)
Revenue share liability	(37,236)
Total consideration	124,514,276

(w) To reflect the goodwill recognized as a result of the transaction.

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Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Marathon based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the condensed combined balance sheet.

The following table illustrates the effect of change in Marathon’s common stock price and the resulting impact on the estimated total purchase price and estimated goodwill (in thousands except for share and per share amounts):

		Estimated	Estimated
Change in stock price	Stock price	purchase price	goodwill
Increase of 10%	$6.26	$137,137,062	$146,598,574
Decrease of 10%	$5.12	$111,920,794	$121,382,306
Increase of 20%	$6.83	$149,789,302	$159,250,814
Decrease of 20%	$4.55	$99,365,247	$108,826,759
Increase of 30%	$7.40	$162,464,119	$171,925,631
Decrease of 30%	$3.98	$86,837,508	$96,299,020
Increase of 50%	$8.54	$187,901,260	$197,362,772
Decrease of 50%	$2.85	$61,899,089	$71,360,601

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Represents the issuance of 126,674,557 shares of Marathon’s common stock and its effect on the common stock and additional paid in capital accounts (in thousands).

	Common	Additional
	Stock	Paid in Capital

Issuance of 126,674,557 shares of Marathon’s common stock	126,675	(126,675)
Adjustments due to reverse merger	7,476	(7,476)
	134,151	(134,151)

(b) Represents the elimination of the historical equity of Marathon and the initial allocation of excess purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	$124,514,276 (y)
Preferred stock, $.0001 par value	(78)
Common stock, $.001 par value	(3,111)
Additional paid-in-capital	(61,833,077)
Accumulated other comprehensive income (loss)	450,623
Accumulated deficit	70,427,472
Noncontrolling interests	191,282
Write-down/(write-up) of assets:
Goodwill	228,401
Goodwill - related to the Merger	$133,975,788

(y) Consideration of $125.0 million represents the market value ($5.69 per share as of December 13, 2017) of approximately 7.8 million common shares of Marathon, $78.2 million related to convertible notes, $1.1 million related to convertible preferred stock, $0.6 million related to warrants, and $0.3 million related to stock options.

(c) Represents the conversion of GBV’s secured convertible notes payable into common shares and its effect on additional paid in capital.

(d) Reflects an adjustment of approximately $100,000 for the estimated transaction costs for both GBV and Marathon, such as adviser fees and legal and accounting expenses that were not incurred as of September 30, 2017.

(e) Reflects an elimination of Marathon’s goodwill impairment during the year ended December 31, 2016.

(f) Represents the increase in the weighted average shares due to the issuance of 126,674,557 common shares in connection with the Merger.

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RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with Marathon’s business because these risks may also affect the combined organization — these risks can be found under the heading “Risk Factors — Risks Related to Marathon” in this proxy statement/prospectus/information statement and in Marathon’s Current Report on Form 8-K filed with the SEC November 2, 2017 and other filings and reports by Marathon with the SEC and incorporated by reference into this proxy statement/prospectus/information statement. You should also read and consider the other information in this proxy statement/prospectus/information statement and the other documents incorporated by reference into this proxy statement/prospectus/information statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Risks Related to the Merger

The exchange ratio is not adjustable based on the market price of Marathon’s Common Stock, so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the exchange ratio for the GBV capital stock, and the exchange ratio is based on the outstanding capital stock of GBV and the outstanding Common Stock of Marathon, in each case, at the time of execution of the Merger Agreement as described under the heading “The Merger—Merger Consideration.” Any changes in the outstanding capital stock or market price of Marathon’s Common Stock before the completion of the Merger will not affect the number of shares of Marathon’s Series C Preferred Stock or Marathon’s Common Stock issuable to GBVs shareholders pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of Marathon’s Common Stock declines from the market price on the date of the Merger Agreement, then GBV’s shareholders could receive Merger consideration with substantially lower value than the value of the Merger consideration on the date of the Merger Agreement. Similarly, if before the completion of the Merger the market price of Marathon’s Common Stock increases from the market price of Marathon’s Common Stock on the date of the Merger Agreement, then GBV’s shareholders could receive Merger consideration with substantially greater value than the value of such Merger consideration on the date of the Merger Agreement. The Merger Agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the outstanding capital stock or market price of Marathon’s Common Stock.

Failure to complete the Merger could significantly harm the market price of Marathon’s Common Stock and negatively affect the future business and operations of each company.

If the Merger is not completed and the Merger Agreement is terminated expenses are not reimbursable in connection with a termination of the Merger Agreement, each of Marathon and GBV will have incurred significant fees and expenses, such as legal and accounting fees which Marathon and GBV estimate will total approximately $750,000 and $150,000, respectively, which must be paid whether or not the Merger is completed. Further, if the Merger is not completed, it could significantly harm the market price of Marathon’s Common Stock.

In addition, if the Merger Agreement is terminated and the board of directors of Marathon or GBV determines to seek another business combination, there can be no assurance that either Marathon or GBV will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Merger Agreement.

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The Merger may be completed even though certain events occur prior to the closing that materially and adversely affect Marathon or GBV.

The Merger Agreement provides that either Marathon or GBV can refuse to complete the Merger. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Marathon or GBV, including:

●	any effect resulting from the announcement or pendency of the Merger or any related transactions;

●	the taking of any action, or the failure to take any action, by either Marathon or GBV required to comply with the terms of the Merger Agreement;

●	any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world, or any governmental or other response or reaction to any of the foregoing;

●	general economic or political conditions or conditions generally affecting the industries in which Marathon or GBV, as applicable, operates;

●	any illegality or rejection by a governmental body, of the blockchain or digital asset industry, or changes in the prices of digital assets;

●	any change in accounting requirements, tax treatment or principles or any change in applicable laws, rules, or regulations or the interpretation thereof;

●	with respect to Marathon, any change in the stock price or trading volume of Marathon’s Common Stock excluding any underlying effect that may have caused such change;

●	with respect to GBV, the termination, sublease, or assignment or disruption in the facility arrangements involving Hypertec or other location housing the business or operations of GBV;

●	with respect to Marathon, continued losses from operations or decreases in cash balances of Marathon not materially inconsistent with kind and degree of losses from operations and decreases in cash balances which have occurred since September 30, 2017, unfavorable outcome or commencement of any litigation or claims against Marathon;

●	with respect to Marathon, the winding down of Marathon’s operations not materially inconsistent with the kind and degree of winding down activities which have occurred since September 30, 2017; and

●	with respect to GBV and Marathon, any change in the cash position of GBV or Marathon resulting from operations in the ordinary course of business.

If adverse changes occur and Marathon and GBV still complete the Merger, the market price of the combined organization’s Common Stock may suffer. This in turn may reduce the value of the Merger to the shareholders of Marathon, GBV or both.

Some Marathon and GBV officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain officers and directors of Marathon and GBV participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, the continued service as an officer or director of the combined organization, severance benefits, the acceleration of stock option vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended (“Securities Act”).

For example, Marathon has entered into certain employment and severance benefits arrangements with certain of its executive officers, including Doug Croxall and Francis Knuettel II, that may result in the receipt by such executive officers of cash severance payments and restricted stock and other benefits, including benefits which become effective upon the closing of the Merger Agreement.

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In addition, and for example, certain of GBV’s directors and officers, including Charles Allen and Jesse Sutton, have ownership of GBV capital stock which, at the closing of the Merger, shall be converted into and become shares of Series C Preferred Stock or Common Stock of Marathon, certain of GBV’s directors and officers are expected to become directors and officers of Marathon upon the closing of the Merger, and all of GBV’s directors and officers are entitled to certain indemnification and liability insurance coverage as a result of the closing of the Merger. These interests, among others, may influence the officers and directors of Marathon and GBV to support or approve the Merger.

For more information concerning the interests of Marathon’s and GBV’s officers and directors, see the sections entitled “The Merger—Interests of Marathon Directors and Officers in the Merger” and “The Merger—Interests of GBV Directors and Officers in the Merger” in this proxy statement/prospectus/information statement.

The market price of Marathon’s Common Stock following the Merger may decline as a result of the Merger.

The market price of Marathon’s Common Stock may decline as a result of the Merger for a number of reasons including if:

●	investors react negatively to the prospects of the combined organization, business and financial condition following the Merger;

●	the effect of the Merger on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

Marathon and GBV shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is unable to realize the strategic and financial benefits currently anticipated from the Merger, Marathon and GBV’s shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

During the pendency of the Merger, Marathon and GBV may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Marathon and GBV to make acquisitions, subject to certain exceptions relating to fiduciary duties, or to complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during such period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a Merger, sale of assets, or other business combination outside the ordinary course of business with any third party, subject to certain exceptions relating to fiduciary duties. Any such transactions could be favorable to such party’s shareholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Marathon and GBV from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would be reasonably likely to be inconsistent with the board’s fiduciary duties. Moreover, even if a party receives what the party’s board of directors determines is a superior proposal, the Merger Agreement does not permit either party to terminate the Merger Agreement to enter into a superior proposal.

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Because the lack of a public market for GBV’s capital stock and notes makes it difficult to evaluate the value of GBV’s capital stock, the shareholders of GBV may receive shares of Marathon’s Series C Preferred Stock or Common Stock in the Merger that have a value that is less than, or greater than, the fair market value of GBV’s capital stock or notes.

The outstanding capital stock of GBV (and the GBV Notes) are privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of GBV. Because the percentage of Marathon’s Series C Preferred Stock or Common Stock to be issued to GBV’s shareholders and the GBV Note holders was determined based on negotiations between the parties, it is possible that the value of Marathon’s Series C Preferred Stock and Common Stock to be received by GBV’s shareholders and note holders will be less than the fair market value of GBV, or Marathon may pay more than the aggregate fair market value for GBV.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the shareholders of Marathon and GBV, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus/information statement. Marathon and GBV cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Marathon and GBV each may lose some, or all, of the intended benefits of the Merger.

Risks Related to Marathon

We may not be able to successfully monetize our patents and thus we may fail to realize all of the anticipated benefits of such acquisitions.

There is no assurance that Marathon will be able to continue to successfully acquire, develop or monetize its patent portfolio. The acquisition of patents could fail to produce anticipated benefits or there could be other adverse effects that we do not currently foresee. Failure to successfully monetize our patents would have a material adverse effect on our business, financial condition and results of operations. We have ceased acquiring new patents and have significantly reduced our workforce and activities seeking to monetize patents.

In addition, our patent portfolio is subject to a number of risks, including, but not limited to the following:

●	There is a significant time lag between acquiring a patent portfolio and recognizing revenue from such patent asset. During such time lag, substantial amounts of costs are likely to be incurred that could have a negative effect on our results of operations, cash flows and financial position;

●	The monetization of a patent portfolio is a time consuming and expensive process that may disrupt our operations. If our monetization efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisition; and

●	We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain additional working capital in the future through public or private debt or equity financings, borrowings or otherwise. If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing shareholders. If we fail to obtain additional working capital, as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.

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Therefore, there is no assurance that the monetization of our patent portfolios will generate enough revenue to recoup our investment.

On October 20, 2017, we closed the First Amendment and Restructuring Agreement with DBD to restructure and replace the obligations of Marathon under that certain Amended and Restated Revenue Sharing and Securities Purchase Agreement, dated January 10, 2017, which was originally entered into on January 29, 2015. Pursuant to the First Amendment and Restructuring Agreement, certain patents were assigned to the newly created special purpose entity, an SPE elected by DBD, which SPE is under the management and control of an affiliate of DBD. As a result, DBD now has full, direct control over the patents under the SPE structure. Our interest of 30% of the SPE may not have any value after the recoupment of DBD’s investment and its costs and expenses. We retain no control over, ownership of, or recourse to, the SPE patents. As a result, we are wholly-dependent on the efforts and experience of DBD, as well as the costs associated with the efforts of DBD, for any recoveries under these patents as to which we do not anticipate receiving any. After creation of the SPE and as of December 8, 2017, we owned 86 patents.

We presently rely upon the patent assets we acquire from other patent owners. If we are unable to monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that our business would fail.

When we commenced our current line of business in 2012, we acquired a portfolio of patent assets from Sampo IP, LLC (“Sampo”), a company affiliated with our Chief Executive Officer, Douglas Croxall, from which we have generated revenue from enforcement activities. On April 16, 2013, we acquired a patent from Mosaid Technologies Incorporated, a Canadian corporation. On April 22, 2013, we acquired a patent portfolio through a Merger between our wholly-owned subsidiary, CyberFone Acquisition Corp., a Texas corporation and CyberFone Systems LLC, a Texas limited liability company (“CyberFone Systems”). In June 2013, in connection with the closing of a licensing agreement with Siemens Technology, Inc. (“Siemens”), we acquired a patent portfolio. In September 2013, we acquired a portfolio from TeleCommunication Systems and an additional portfolio from Intergraph Corporation. In October 2013, we acquired a patent portfolio from TT IP, LLC. In December 2013 we engaged in three transactions: (i) in connection with a licensing agreement with Zhone Technologies Inc., we acquired a portfolio of patents from that company; (ii) we acquired a patent portfolio from Delphi Technologies, Inc.; and (iii) in connection with a settlement and license agreement, we agreed to settle and release a defendant for past and future use of our patents, whereby the defendant agreed to assign and transfer two U.S. patents and rights to us. In May 2014, we acquired ownership rights of Dynamic Advances, LLC, a Texas limited liability company, IP Liquidity Ventures, LLC, a Delaware limited liability company and Sarif Biomedical, LLC, a Delaware limited liability company, all of which hold patent portfolios or contract rights to the revenue generated from patent portfolios. In June 2014, we acquired Selene Communication Technologies, LLC, which holds multiple patents in the search and network intrusion field. In August 2014, we acquired patents from Clouding IP LLC, with such patents related to network and data management technology. In September 2014, we acquired TLI Communications, which owns a single patent in the telecommunication field. In October 2014, we acquired three patent portfolios from MedTech Development, LLC, which owns medical technology patents. In June 2016, one of our subsidiaries, Munitech S.a.r.l. (“Munitech”), acquired two patent portfolios from Siemens covering W-CDMA and GSM cellular technology. In July 2016, one of our subsidiaries, Magnus GmbH (“Magnus”), acquired a patent portfolio from Siemens covering internet-of-things technology. In August 2016, we entered into two transactions. In the first, we acquired a patent portfolio from CPT IP Holdings, LLC covering battery technology and in the second, we entered into a Patent Funding and Exclusive License Agreement with a Fortune 50 company to monetize more than 10,000 patents in a single industry vertical. In September 2016, one of our subsidiaries, Motheye Technologies, LLC (“Motheye”), acquired a patent from Cirrex Systems, LLC, covering LED technology; however, in June 2017, following a decision by Marathon not to enforce such patent, Motheye entered into an agreement whereby such patent held by the subsidiary was assigned back to Cirrex Systems, LLC. In September 2017, Marathon sold Munitech, which included both its assets and its liabilities, in a private transaction to a third party.

Following the closing of the Merger, and giving effect to the SPE, we no longer may generate revenues from our acquired patent portfolios, several of which have been disposed of and others are inactive. If our efforts to generate revenue from these assets fail, we will have incurred significant losses and may be unable to acquire additional assets. If this occurs, our patent monetization business would likely fail.

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We have economic interests in patent portfolios that we do not control and the decision regarding the timing and amount of licenses are held by third parties, which could lead to outcomes materially different than what we intended.

We own contract rights to patent portfolios (including the SPE) over which we do not exercise control and cannot determine when and if, and if so, for how much, the patent owner licenses the patents. This could lead to situations where we have dedicated resources, time and money to portfolios that provide little or no return on our investment. In these situations, we would record a loss on investment and incur losses that contribute to our overall performance and could have a material adverse impact on its financial condition.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our limited managerial, operational and financial resources and systems. Further, as our subsidiary companies’ businesses grow, we will be required to continue to manage multiple relationships. Any further growth by us or our subsidiary companies, or an increase in the number of our strategic relationships, may place additional strain on our managerial, operational and financial resources and systems. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.

We initiate legal proceedings against potentially infringing companies in the normal course of our business and we believe that extended litigation proceedings would be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

To monetize our patent assets, we historically have initiated legal proceedings against potential infringing companies, pursuant to which we may allege that such companies infringe on one or more of our patents. Our viability could be highly dependent on the cost and outcome of the litigation, and there is a risk that we may be unable to achieve the results we desire from such litigation, which failure would substantially harm our business. In addition, the defendants in the litigations are likely to be much larger than us and have substantially more resources than we do, which could make our litigation efforts more difficult and impact the duration of the litigation which would require us to devote our limited financial, managerial and other resources to support litigation that may be disproportionate to the anticipated recovery.

These legal proceedings may continue for several years and may require significant expenditures for legal fees, patent related costs, such as inter-partes review, and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against others to enforce or defend our patent rights or to determine the validity and scope of other party’s patent rights. The defendants or other third parties involved in the lawsuits in which we are involved may allege defenses and/or file counterclaims or commence re-examination proceedings by patenting issuance authorities in an effort to avoid or limit liability and damages for patent infringement, or declare our patents to be invalid or non-infringed. If such defenses or counterclaims are successful, they may preclude our ability to derive revenue from the patents we own. A negative outcome of any such litigation, or an outcome which affects one or more claims contained within any such litigation or invalidating any patents, could materially and adversely impact our business. Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business. We have incurred significant legal expenses in our patent litigation in the past that are liabilities of the Company and may be unable to settle or reduce these expenses, regardless of the outcome of our patent litigation or the inability to license or recover damages from our patents. These liabilities may continue following the Merger and lead to litigation or claims with respect to the payment or collection of legal expenses.

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Variability in intellectual property laws may adversely affect our intellectual property position.

Intellectual property laws, and patent laws and regulations in particular, have been subject to significant variability either through administrative or legislative changes to such laws or regulations or changes or differences in judicial interpretation, and it is expected that such variability will continue to occur. Additionally, intellectual property laws and regulations differ among states, and countries. Variations in the patent laws and regulations or in interpretations of patent laws and regulations in the United States and other countries may diminish the value of our intellectual property and may change the impact of third-party intellectual property on us. Accordingly, we cannot predict the scope of patents that may be granted to us, the extent to which we will be able to enforce our patents against third parties, or the extent to which third parties may be able to enforce their patents against us.

We may seek to internally develop additional new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

We may in the future seek to engage in commercial business ventures or seek internal development of new inventions or intellectual property. These activities would require significant amounts of financial, managerial and other resources and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on our business. There is also the risk that such initiatives may not yield any viable new business or revenue, inventions or technology, which would lead to a loss of our investment in such activities.

In addition, even if we are able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain, and we would be heavily reliant upon, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

●	patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;

●	we may be subject to interference proceedings;

●	we may be subject to opposition proceedings in the U.S. or foreign countries;

●	any patents that are issued to us may not provide meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents issued to us;

●	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

●	other companies may design around technologies we have developed; and

●	enforcement of our patents would be complex, uncertain and very expensive.

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We cannot be certain that patents will be issued as a result of any future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market. We are not actively pursuing any commercialization opportunities or internally generated patents.

Our future success depends on our ability to expand our organization to match the growth of our activities.

As our operations grow, the administrative demands upon us will grow, and our success will depend upon our ability to meet those demands. We are organized as a holding company, with numerous subsidiaries. Both the parent company and each of our subsidiaries require certain financial, managerial and other resources, which could create challenges to our ability to successfully manage our subsidiaries and operations and impact our ability to assure compliance with our policies, practices and procedures. These demands include, but are not limited to, increased executive, accounting, management, legal services, staff support and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results. Currently, we have limited personnel in our organization to meet our organizational and administrative demands. For example, we have reduced our workforce and have outsourced many services, including our accounting department.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Our future growth may depend in part on our ability to acquire patented technologies, patent portfolios or companies holding such patented technologies and patent portfolios if we determine to again actively pursue patent monetization activities in the future. Such acquisitions are subject to numerous risks, including, but not limited to the following:

●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology and personnel of the acquired entity including achieving anticipated synergies;

●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

●	difficulty in maintaining controls, procedures and policies during the transition and monetization process;

●	diversion of our management’s attention from other business concerns; and

●	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios and other legal and financial contingencies.

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If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

Our revenues are unpredictable, and this may harm our financial condition.

From November 12, 2012 to the present, our operating subsidiaries have executed our business strategy of acquiring patent portfolios and accompanying patent rights and monetizing the value of those assets. As of December 8, 2017, on a consolidated basis and taking into account the closing of the First Amendment and Restructuring Agreement with DBD, as further described herein, our operating subsidiaries owned 86 patents which include U.S. patents and certain foreign patents, covering technologies used in a wide variety of industries. Our revenues may vary substantially from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below expectations and adversely affect the market price of our Common Stock.

Our patent monetization cycle is lengthy and costly, and our marketing, legal and administrative efforts may be unsuccessful.

We expect significant marketing, legal and administrative expenses prior to generating revenue from monetization efforts. We will also spend considerable time and resources educating defendants on the benefits of a settlement, prior to or during litigation, that may include issuing a license to our patents and patent rights. As such, we may incur significant losses in any particular period before revenue streams commence.

If our efforts to convince defendants of the benefits of a settlement arrangement prior to litigation are unsuccessful, we may need to continue with the litigation process or other enforcement action to protect our patent rights and to realize revenue from those rights. We may also need to litigate to enforce the terms of existing license agreements, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

Our exposure to uncontrollable risks, including new legislation, court rulings or actions by the United States Patent and Trademark Office), could adversely affect our activities including our revenues, expenses and results of operations.

Our patent acquisition and monetization business is subject to numerous risks including new legislation, regulations and rules. If new legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office, or USPTO, the executive branch, or the courts, that impact the patent application process, the patent enforcement process, the rights of patent holders, or litigation practices, such changes could materially and negatively affect our revenue and expenses and, therefore, our results of operations and the overall success of our Company. On March 16, 2013, the Leahy-Smith America Invents Act or the America Invents Act became effective. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual allegedly-infringing parties by their respective individual actions or activities. In addition, the America Invents Act enacted a new inter-partes review, or IPR, process at the USPTO which can be used by defendants, and other individuals and entities, to separately challenge the validity of any patent. These legislative changes, at this time, have had an impact on the costs and effectiveness of our patent monetization and enforcement business.

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In addition, the U.S. Department of Justice, or the DOJ, has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively monetize and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies. Also, the Federal Trade Commission, or FTC, has published its intent to initiate a proposed study under Section 6(b) of the Federal Trade Commission Act to evaluate the patent assertion practice and market impact of Patent Assertion Entities, or PAEs.

Finally, judicial rules regarding the burden of proof in patent enforcement actions could substantially increase the cost of our enforcement actions and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

The report of our independent registered public accounting firm expresses substantial doubt about Marathon’s ability to continue as a going concern.

Our auditors have indicated in their report on Marathon’s financial statements for the fiscal year ended December 31, 2016 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors will lose all or a part of their investment. We anticipate that our auditors for our 2017 fiscal year will also provide a “going concern” qualification in connection with their report.

Changes in patent laws could adversely impact our business.

Patent laws and judicial decisions or procedures may continue to change and may alter the historically consistent protections afforded to owners of patent rights. Such changes may not be advantageous for us and may make it more difficult for us to obtain adequate patent protection to enforce our patents against infringing parties. Increased focus on the growing number of patent-related lawsuits may result in legislative changes that increase our costs and related risks of asserting patent enforcement actions. For example, in May 2017, the United States Supreme Court reversed a ruling by a federal appeals court that handles patent cases, which had ruled since 1990 that suits could be filed essentially anywhere a business sold products, and held that patent suits should be filed in the state where the defendant is incorporated for patent infringement venue purposes. This could make it more difficult to seek damages for infringement.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patent rights.

It is difficult to predict the outcome of litigation, particularly patent enforcement litigation. It is often difficult for juries and trial judges to understand complex, patented technologies and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed final non-appealable judgments that can require payment of damages to Marathon. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions that may be made by juries and trial courts.

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More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold and continue to acquire pending patents in the application or review phase. We believe there is a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in monetizing such patents which could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

The length of time required to litigate an enforcement action is increasing.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal and other cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil and criminal proceedings and, as a result, we believe that the risk of delays in our patent enforcement actions has grown and will continue to grow and will increasingly affect our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our ownership or acquisition of pending patent applications before the USPTO is subject to funding and other risks applicable to a government agency. The value of our patent portfolio is dependent, in part, on the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Our acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular patent assets, there is no guarantee that we will generate sufficient revenue related to those patent assets to offset the acquisition costs. While we will seek to conduct sufficient due diligence on the patent assets we are considering for acquisition, we may acquire patent assets from a seller who does not have proper title to those assets. In those cases, we may be required to spend significant resources to defend our ownership interest in the patent assets and, if we are not successful, our acquisition may be invalid, in which case we could lose part or all of our investment in the assets.

We may also identify patent or other patent assets that cost more than we are prepared to spend. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results and, if we incur losses, the value of our securities will decline.

In addition, we may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which our companies may adopt our patented technologies in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize.

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In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring patent assets, many of whom have substantially greater cash resources than we have. In addition, any failure to satisfy any debt repayment obligations that we may incur, may result in adverse consequences to our operating results.

Any failure to maintain or protect our patent assets could significantly impair our return on investment from such assets and harm our brand, our business and our operating results.

Our ability to operate our business and compete in the patent market largely depends on the superiority, uniqueness and value of our acquired patent assets. To protect our proprietary rights, we rely on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements, common interest agreements and agreements with our employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures we undertake to protect and maintain the value of our assets will be successful.

Following the acquisition of patent assets, we will likely be required to spend significant time and resources to maintain the effectiveness of such assets by paying maintenance fees and making filings with the USPTO. We may acquire patent assets, including patent applications that require us to spend resources to prosecute such patent applications with the USPTO. Moreover, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from our core business activities.

Despite our efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

●	our patent applications, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

●	issued trademarks, copyrights, or patents may not provide us with any competitive advantages when compared to potentially infringing other properties;

●	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

●	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

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We expect that we will be substantially dependent on a concentrated number of licensees. If we are unable to establish, maintain or replace our relationships with licensees and develop a diversified licensee base, our revenues may fluctuate, and our growth may be limited.

A significant portion of our patent monetization revenues will be generated from a limited number of licensees and licenses to such licensees. For the year ended December 31, 2016, the five largest licenses accounted for approximately 97% of our revenue. Some of these licenses were transferred to the SPE with DBD. There can be no guarantee that we will be able to obtain additional licenses for Marathon’s patents, or if we are able to do so, that the licenses will be of the same or larger size allowing us to sustain or grow our revenue levels, respectively. If we are not able to generate licenses from the limited group of prospective licensees that we anticipate may generate a substantial majority of our revenues in the future, or if they do not generate revenues at the levels or at the times that we anticipate, our ability to maintain or grow our revenues and our results of operations will be adversely affected.

Risks Related to Marathon’s Indebtedness

Our cash flows and capital resources may be insufficient to make required payments on our indebtedness and future indebtedness.

As of December 8, 2017, we have $4,053,948 of indebtedness outstanding. Our indebtedness could have important consequences to our shareholders. For example, it could:

●	make it difficult for us to satisfy our debt obligations;

●	make us more vulnerable to general adverse economic and industry conditions;

●	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

●	expose us to interest rate fluctuations because the interest rate on the debt under our existing credit facility is variable;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

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In addition, our ability to make payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

●	economic and demand factors affecting our industry;

●	pricing pressures;

●	increased operating costs;

●	competitive conditions; and

●	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

We may incur additional indebtedness in the future. Any incurrence of additional indebtedness would intensify the risks described above.

Risks Relating to Marathon’s Stock

Exercise or conversion of warrants and other convertible securities will dilute shareholder’s percentage of ownership.

We have issued convertible securities, options and warrants to purchase shares of our Common Stock to our officers, directors, consultants and certain shareholders. In the future, we may grant additional options, warrants and convertible securities. The exercise, conversion or exchange of options, warrants or convertible securities, including for other securities, will dilute the percentage ownership of our shareholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert such options, warrants and convertible securities at a time when we would be able to obtain additional equity capital on terms more favorable than such securities or when our Common Stock is trading at a price higher than the exercise or conversion price of the securities. The exercise or conversion of outstanding warrants, options and convertible securities will have a dilutive effect on the securities held by our shareholders. We have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other shareholders not participating in such exchange.

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Our Common Stock may be delisted from The NASDAQ Capital Market (“NASDAQ”) if we fail to comply with continued listing standards.

Our Common Stock is currently traded on NASDAQ under the symbol “MARA”. If we fail to meet any of the continued listing standards of NASDAQ, our Common Stock could be delisted from NASDAQ. We will be required to meet the more stringent requirements for an initial listing on NASDAQ in connection with the Merger in order for our Common Stock to continue to be listed on NASDAQ. During 2017 Marathon received multiple notices regarding failure to meet several continued listing standards, including $1.00 minimum closing bid price and $2.5 million stockholders’ equity requirements, which were subsequently satisfied. We have not held our 2017 annual meeting and, if an annual meeting is not held or an extension is not obtained from NASDAQ we will not be in compliance with the NASDAQ listing standards. Our repeated failures may impact our ability to continue to list our shares for trading on NASDAQ or to obtain approval of any initial listing application in connection with any acquisitions or other changes that require review and approval by NASDAQ. The continued listing standards include specifically enumerated criteria, such as:

●	a $1.00 minimum closing bid price;

●	stockholders’ equity of $2.5 million;

●	500,000 shares of publicly-held Common Stock with a market value of at least $1 million;

●	300 round-lot stockholders; and

●	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

The initial listing standards Marathon will be required to satisfy in order to obtain approval to continue to have its Common Stock approved for listing on The NASDAQ Capital Market following the closing of the Merger, in addition to satisfaction of NASDAQ’s corporate governance requirements and satisfaction of NASDAQ’s discretionary authority, will include:

●	$4 minimum closing bid price;
●	$4 or $5 million stockholders equity;
●	$5 or $15 million market value of publicly held shares;
●	2 year operating history;
●	$50 million of market value of listed securities;
●	$750,000 of net income from continuing operations
●	1 million publicly held shares;
●	300 round lot holders; and
●	3 market makers.

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

There has been limited trading in our Common Stock and there can be no assurance that an active trading market in our Common Stock will either develop or be maintained. Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our will be stable or appreciate over time.

Holders of our Common Stock will experience immediate and substantial dilution upon the conversion of Marathon’s outstanding preferred stock, convertible notes, for which certain underlying shares are registered herein, and the exercise of Marathon’s outstanding options and warrants, for which the underlying shares are not being registered herein.

As of December 8, 2017:

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●	448,775 shares of our Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $16.22 per share;

●	869,394 shares of our Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $6.90;

●	1 share of Common Stock issuable upon conversion of 1 outstanding share of Series B Preferred Stock;

●	5,480,649 shares of Common Stock issuable upon conversion of 5,480.65 outstanding shares of Series E Preferred Stock;

●	up to 5,067,435 shares of Common Stock issuable upon conversion of $4,053,948 in outstanding convertible notes.

●	300,000 shares of Common Stock issuable to members of the Company’s Board of Directors and advisors.

●	126,674,557 shares of Common Stock issuable upon the closing of the Merger.

Assuming full conversion of the GBV Series A Stock and the GBV Notes and exercise of all outstanding options and warrants, and the issuance of the shares pursuant to the Merger, the number of shares of our Common Stock outstanding will increase by 138,840,811 shares of Common Stock from 11,123,235 shares of Common Stock outstanding as of December 14, 2017, to 148,964,046 shares of Common Stock outstanding, after giving effect to the above conversions and exercises, including the closing of the Merger.

Our stock price may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our Common Stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	regulatory developments; and

●	economic and other external factors.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

We have never paid nor, do we expect in the near future to pay cash dividends.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future. While it is possible that we may declare a dividend after a large settlement, investors should not rely on such a possibility, nor should they rely on an investment in us if they require income generated from dividends paid on our capital stock. Any income derived from our Common Stock would only come from rise in the market price of our Common Stock, which is uncertain and unpredictable.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market upon the expiration of any statutory holding period or lockup agreements, under Rule 144, or issued upon the exercise of outstanding warrants or other convertible securities, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of our restricted Common Stock will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

Because we became a public company in 2011 by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Marathon having become a public company in 2011 through a reverse merger. Securities analysts of major brokerage firms may not provide coverage of reverse merger companies since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our Common Stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to generate investor awareness. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third parties based upon publicly-available information concerning us. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. In addition, investors may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors. Investor awareness activities may also be suspended or discontinued which may impact the trading market of our Common Stock.

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Risks Related to the Business of GBV Upon Completion of the Merger

GBV may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the ability of GBV to integrate and combine ours and GBV’s respective businesses in a manner that realizes anticipated synergies and exceeds the projected stand-alone cost savings and revenue growth trends identified by us and GBV. After the Merger, GBV expects to benefit from significant cost synergies at both the business and corporate levels that will exceed the cost reductions achievable by Marathon and GBV through their stand-alone cost reduction programs. Such cost synergies are expected to be driven by integrating corporate functions, reducing technology spending by optimizing IT infrastructure, using centers of excellence in cost-competitive locations and optimizing real estate and other costs.

However, GBV must successfully combine the businesses of Marathon and GBV in a manner that permits these cost savings and synergies to be realized. In addition, GBV must achieve the anticipated savings and synergies in a timely manner and without adversely affecting current revenues and investments in future growth. If GBV is not able to successfully achieve these objectives, or the cost to achieve these synergies is greater than expected, then in either case the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

A variety of factors may adversely affect GBV’s ability to realize the currently expected operating synergies, savings and other benefits of the Merger, including the failure to successfully optimize GBV’s facilities footprint, the inability to leverage existing customer relationships, the failure to identify and eliminate duplicative programs, and the failure to otherwise integrate Marathon’s and GBV’s respective businesses, including their technology platforms.

Combining our business with GBV’s business may be more difficult, costly or time-consuming than expected, which may adversely affect GBV’s results and negatively affect the value of its Common Stock following the Merger.

We have entered into the Merger Agreement with GBV because each believes that the Merger will be beneficial to its respective company and stockholders or shareholders, as applicable, and that combining our business with GBV’s business will produce benefits and cost savings. However, Marathon and GBV have historically operated as independent companies and will continue to do so until the completion of the Merger. Following the completion of the Merger, GBV’s management will need to integrate Marathon’s and GBV’s respective businesses. The combination of two independent businesses is a complex, costly and time-consuming process and the management of GBV may face significant challenges in implementing such integration, many of which may be beyond the control of management, including, without limitation:

●	latent impacts resulting from the diversion of the respective management team’s attention from ongoing business concerns as a result of the devotion of management’s attention to the Merger and performance shortfalls at one or both of the companies;

●	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

●	the possibility of faulty assumptions underlying expectations regarding the integration process;

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●	unanticipated issues in integrating information technology, communications programs, financial procedures and operations, and other systems, procedures and policies;

●	difficulties in managing GBV, addressing differences in business culture and retaining key personnel;

●	unanticipated changes in applicable laws and regulations;

●	managing tax costs or inefficiencies associated with integrating the operations of GBV;

●	coordinating geographically separate organizations; and

●	unforeseen expenses or delays associated with the Merger.

Some of these factors will be outside of our control and GBV and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue which could materially impact our business, financial conditions and results of operations. The integration process and other disruptions resulting from the Merger may also adversely affect GBV’s relationships with employees, suppliers, customers, distributors, licensors and others with whom Marathon and GBV have business or other dealings, and difficulties in integrating the businesses or regulatory functions of Marathon and GBV could harm the reputation of GBV.

If GBV is not able to successfully combine the businesses of Marathon and GBV in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of our Common Stock, the revenues, levels of expenses and results of operations may be affected adversely. If GBV is not able to adequately address integration challenges, GBV may be unable to successfully integrate Marathon’s and GBV’s operations or realize the anticipated benefits of the transactions contemplated by the Merger Agreement.

We have incurred and expect to incur additional significant costs in connection with the integration of GBV.

There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Merger. While both we and GBV have assumed that a certain level of expenses would be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses.

There may also be additional unanticipated significant costs in connection with the Merger that GBV may not recoup. These costs and expenses could reduce the benefits and additional income we expect to achieve from the Merger. Although we expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

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If we lose key personnel or are unable to attract and retain additional qualified personnel, we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management and attract new key personnel. Currently, we have not engaged any employee and none of its directors are experienced with blockchain or digital asset (cryptocurrency) businesses. We intend to seek to engage officers and employees and appoint directors with experience in blockchain and digital asset technologies in the future, including associated with GBV upon closing of the Merger Agreement. There can be no assurance we will be able to attract or retain any personnel, directors or officers with suitable experience to pursue our goals.

On November 1, 2017, we entered into an amendment (the “Retention Amendment”) with Doug Croxall, Marathon’s Chief Executive Officer, amending the Retention Agreement dated August 22, 2017, which was amended and restated on August 30, 2017. Pursuant to the Retention Amendment, Mr. Croxall’s monthly base compensation was adjusted to $30,000 per month through December 31, 2017. Upon execution of the Merger Agreement, 50% of Mr. Croxall’s remaining retention bonus, in the amount of $187,500, was paid to Mr. Croxall, with the remainder to be paid upon the closing of the Merger Agreement. Mr. Croxall continues to serve as our Chief Executive Officer but is expected to resign effective December 31, 2017, although we may seek to enter into a new arrangement with Mr. Croxall for continued service. There can be no assurance that we will be able to retain a qualified individual for the position of Chief Executive Officer. We intend to seek a replacement Chief Executive Officer from GBV, however there can be no assurance that a suitable executive can be retained.

On August 30, 2017, we entered into a Retention Agreement with Mr. Francis Knuettel, II (the “Knuettel Retention Agreement”), pursuant to which the employment agreement with Mr. Knuettel and us was terminated. Mr. Knuettel presently serves as our Chief Financial Officer. After the closing of the Merger with GBV, Mr. Knuettel may no longer be engaged by us to serve as Chief Financial Officer, although we may seek to enter into a new arrangement with Mr. Knuettel for continued service. There can be no assurance that we will be able to retain a qualified executive for the position of Chief Financial Officer.

We may not be successful in attracting, assimilating and retaining our employees in the future. We are competing for employees against companies that are more established than we are and that have the ability to pay more cash compensation than we do. Additionally, the business of blockchain and digital assets (cryptocurrency) are new and evolving and a shortage of skilled employees in these industries may make it difficult or costly to attract and retain suitable candidates.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. Internal controls associated with blockchain and digital assets (cryptocurrency) are new and evolving with many unknowns, and with a history of fraud and theft. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any future internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

As a result of its internal control assessment, we determined there is a material weakness with respect to segregation of duties.

We determined that there is a material weakness in its internal controls with respect to the financial reporting and closing process, resulting from a lack of segregation of duties and evidence of control review. Since we have few employees, most of whom have no involvement in our financial controls and reporting, we are unable to sufficiently distribute reporting and accounting to tasks across enough individuals to ensure that we do not have a material weakness in its financial reporting system.

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Risks Related to GBV and Digital Assets After the Merger

GBV has an evolving business model.

As digital assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. Very recently, the Commission issued a Report that promoters that use initial coin offerings or token sales to raise capital may be engaged in the offer and sale of securities in violation of the Securities Act and the Exchange Act. This may cause us to potentially change our future business in order to comply fully with the federal securities laws as well as applicable state securities laws. As a result, to stay current with the industry, our business model may need to evolve as well. From time to time we may modify aspects of our business model. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.

Since there has been limited precedence set for financial accounting of digital assets other than digital securities, it is unclear how we will be required to account for digital asset transactions in the future.

Since there has been limited precedence set for the financial accounting of digital assets other than digital securities, it is unclear how we will be required to account for digital asset transactions or assets. Furthermore, a change in regulatory or financial accounting standards could result in the necessity to restate our financial statements. Such a restatement could negatively impact our business, prospects, financial condition and results of operation.

The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

Digital assets such as bitcoins and ether, that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry of which the digital asset networks are prominent, but not unique, parts. The growth of the digital asset industry in general, and the digital asset networks of bitcoin and ether in particular, are subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

●	continued worldwide growth in the adoption and use of bitcoins and other digital assets;

●	government and quasi-government regulation of bitcoins and other digital assets and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar digital assets systems;

●	the maintenance and development of the open-source software protocol of the bitcoin network and ether network;

●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	general economic conditions and the regulatory environment relating to digital assets; and
●	the impact of regulators focusing on digital assets and digital securities and the costs associated with such regulatory oversight.

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A decline in the popularity or acceptance of the digital asset networks of bitcoin or ether, or similar digital asset systems, could adversely affect an investment in us.

If we acquire digital securities, even unintentionally, we may violate the Investment Company Act of 1940 and incur potential third-party liabilities

As this prospectus discloses, there is an increased regulatory examination of digital assets and digital securities. This has led to regulatory and enforcement activities. In order to limit our acquisition of digital securities to stay within the 40% threshold, we will examine the manner in which digital assets were initially marketed to determine if they may be deemed digital securities and subject to federal and state securities laws. Even if we conclude that a particular digital asset such as ether or bitcoin is not a security under the Securities Act, certain states including California take a stricter view of the term “investment contract” which means the digital asset may have violated applicable state securities laws. This will result in increased compliance costs and legal fees. If our examination of a digital asset is incorrect, we may incur regulatory penalties and private investor liabilities.

Currently, there is relatively small use of digital assets in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in us.

As relatively new products and technologies, digital assets and the blockchain networks on which they exist have only recently become widely accepted as a means of payment for goods and services by many major retail and commercial outlets, and use of digital assets by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of demand for digital assets is generated by speculators and investors seeking to profit from the short- or long-term holding of such digital assets. A lack of expansion of digital assets into retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in the price of all or any digital asset, either of which could adversely impact an investment in us.

Significant contributors to all or any digital asset network could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect an investment in us.

For example, with respect to bitcoins network, a small group of individuals contribute to the Bitcoin Core project on GitHub.com. This group of contributors is currently headed by Wladimir J. van der Laan, the current lead maintainer. These individuals can propose refinements or improvements to the bitcoin network’s source code through one or more software upgrades that alter the protocols and software that govern the bitcoin network and the properties of bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin. Proposals for upgrades and discussions relating thereto take place on online forums. For example, there is an ongoing debate regarding altering the blockchain by increasing the size of blocks to accommodate a larger volume of transactions. Although some proponents support an increase, other market participants oppose an increase to the block size as it may deter miners from confirming transactions and concentrate power into a smaller group of miners. To the extent that a significant majority of the users and miners on the bitcoin network install such software upgrade(s), the bitcoin network would be subject to new protocols and software that may adversely affect an investment in the Shares. In the event a developer or group of developers proposes a modification to the bitcoin network that is not accepted by a majority of miners and users, but that is nonetheless accepted by a substantial plurality of miners and users, two or more competing and incompatible blockchain implementations could result. This is known as a “hard fork.” In such a case, the “hard fork” in the blockchain could materially and adversely affect the perceived value of digital assets as reflected on one or both incompatible blockchains, which may adversely affect an investment in us.

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Forks in a digital asset network may occur in the future which may affect the value of digital assets held by us.

For example, on August 1, 2017 bitcoin’s blockchain was forked and Bitcoin Cash was created. The fork resulted in a new blockchain being created with a shared history, and a new path forward. Bitcoin Cash has a block size of 8mb and other technical changes. On October 24, 2017, bitcoin’s blockchain was forked and Bitcoin Gold was created. The fork resulted in a new blockchain being created with a shared history, and new path forward, Bitcoin Gold has a different proof of work algorithm and other technical changes. The value of the newly created Bitcoin Cash and Bitcoin Gold may or may not have value in the long run and may affect the price of bitcoin if interest is shifted away from bitcoin to the newly created digital assets. The value of bitcoin after the creation of a fork is subject to many factors including the value of the fork product, market reaction to the creation of the fork product, and the occurrence of forks in the future. As such, the value of bitcoin could be materially reduced if existing and future forks have a negative effect on bitcoin’s value. If a fork occurs on a digital asset network which we are mining or hold digital assets in it may have a negative effect on the value of the digital asset and may adversely affect an investment in us.

For example, the open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the bitcoin network and an investment in us.

The bitcoin network for example operates based on an open-source protocol maintained by contributors, largely on the Bitcoin Core project on GitHub. As an open source project, bitcoin is not represented by an official organization or authority. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner. Changes to a digital asset network which we are mining on may adversely affect an investment in us.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network or ether network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in us.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network, including the bitcoin network or ether network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect an investment in us.

For example, in late May and early June 2014, a mining pool known as GHash.io approached and, during a 24- to 48-hour period in early June may have exceeded, the threshold of 50 percent of the processing power on the bitcoin network. To the extent that GHash.io did exceed 50 percent of the processing power on the network, reports indicate that such threshold was surpassed for only a short period, and there are no reports of any malicious activity or control of the blockchain performed by GHash.io. Furthermore, the processing power in the mining pool appears to have been redirected to other pools on a voluntary basis by participants in the GHash.io pool, as had been done in prior instances when a mining pool exceeded 40 percent of the processing power on the bitcoin network.

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The approach towards and possible crossing of the 50 percent threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the digital assets ecosystems do not act to ensure greater decentralization of digital asset mining processing power, the feasibility of a malicious actor obtaining in excess of 50 percent of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact an investment in us.

If the award of digital assets for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending hashrate to solve blocks and confirmations of transactions on the blockchain could be slowed temporarily. A reduction in the hashrate expended by miners on any digital asset network could increase the likelihood of a malicious actor obtaining control in excess of fifty percent (50%) of the aggregate hashrate active on such network or the blockchain, potentially permitting such actor to manipulate the blockchain in a manner that adversely affects an investment in us.

As the award of new digital assets for solving blocks declines, and if transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. For example, the current fixed reward on the bitcoin network for solving a new block is twelve and a half (12.5) bitcoins per block; the reward decreased from twenty-five (25) bitcoin in July 2016. It is estimated that it will halve again in about four (4) years. This reduction may result in a reduction in the aggregate hashrate of the bitcoin network as the incentive for miners will decrease. Moreover, miners ceasing operations would reduce the aggregate hashrate on the bitcoin network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions) and make the bitcoin network more vulnerable to a malicious actor obtaining control in excess of fifty (50) percent of the aggregate hashrate on the bitcoin network. Periodically, the bitcoin network has adjusted the difficulty for block solutions so that solution speeds remain in the vicinity of the expected ten (10) minute confirmation time targeted by the bitcoin network protocol.

Marathon believes that from time to time there will be further considerations and adjustments to the bitcoin network, and others, including the ether network, regarding the difficulty for block solutions. More significant reductions in aggregate hashrate on digital asset networks could result in material, though temporary, delays in block solution confirmation time. Any reduction in confidence in the confirmation process or aggregate hashrate of any digital asset network may negatively impact the value of digital assets, which will adversely impact an investment in us.

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To the extent that the profit margins of digital asset mining operations are not high, operators of digital asset mining operations are more likely to immediately sell their digital assets earned by mining in the digital asset exchange market, resulting in a reduction in the price of digital assets that could adversely impact an investment in us.

Over the past two years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation servers. Currently, new processing power brought onto the digital asset networks is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated machines. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior miners and have more defined, regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to more immediately sell digital assets earned from mining operations on the digital asset exchange market, whereas it is believed that individual miners in past years were more likely to hold newly mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the supply of digital assets on the digital asset exchange market, creating downward pressure on the price of each digital asset.

The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin—and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold into the digital asset exchange market more rapidly, thereby potentially reducing digital asset prices. Lower digital asset prices could result in further tightening of profit margins, particularly for professionalized mining operations with higher costs and more limited capital reserves, creating a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable and remove mining power from the respective digital asset network. The network effect of reduced profit margins resulting in greater sales of newly mined digital assets could result in a reduction in the price of digital assets that could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which could adversely impact an investment in us.

To the extent that any miners cease to record transaction in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing bitcoin users to pay transaction fees as a substitute for or in addition to the award of new bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain. Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in certain or all digital asset networks, which could adversely impact an investment in us.

The acceptance of digital asset network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in any digital asset network could result in a “fork” in the respective blockchain, resulting in the operation of two separate networks until such time as the forked blockchains are merged. The temporary or permanent existence of forked blockchains could adversely impact an investment in us.

Digital asset networks are open source projects and, although there is an influential group of leaders in, for example, the bitcoin network community known as the “Core Developers,” there is no official developer or group of developers that formally controls the bitcoin network. Any individual can download the bitcoin network software and make any desired modifications, which are proposed to users and miners on the bitcoin network through software downloads and upgrades, typically posted to the bitcoin development forum on GitHub.com. A substantial majority of miners and bitcoin users must consent to those software modifications by downloading the altered software or upgrade that implements the changes; otherwise, the changes do not become a part of the bitcoin network. Since the bitcoin network’s inception, changes to the bitcoin network have been accepted by the vast majority of users and miners, ensuring that the bitcoin network remains a coherent economic system; however, a developer or group of developers could potentially propose a modification to the bitcoin network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial population of participants in the bitcoin network. In such a case, and if the modification is material and/or not backwards compatible with the prior version of bitcoin network software, a fork in the blockchain could develop and two separate bitcoin networks could result, one running the pre-modification software program and the other running the modified version (i.e., a second “bitcoin” network). Such a fork in the blockchain typically would be addressed by community-led efforts to merge the forked blockchains, and several prior forks have been so merged. This kind of split in the bitcoin network could materially and adversely impact an investment in us and, in the worst case scenario, harm the sustainability of the bitcoin network’s economy.

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Intellectual property rights claims may adversely affect the operation of some or all digital asset networks.

Third parties may assert intellectual property claims relating to the holding and transfer of digital assets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in some or all digital asset networks’ long-term viability or the ability of end-users to hold and transfer digital assets may adversely affect an investment in us. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing some or all digital asset networks or holding or transferring their digital assets. As a result, an intellectual property claim against us or other large digital asset network participants could adversely affect an investment in us.

The digital asset exchanges on which digital assets trade are relatively new and, in most cases, largely unregulated and may therefore be more exposed to fraud and failure than established, regulated exchanges for other products. To the extent that the digital asset exchanges representing a substantial portion of the volume in digital asset trading are involved in fraud or experience security failures or other operational issues, such digital asset exchanges’ failures may result in a reduction in the price of some or all digital assets and can adversely affect an investment in us.

The digital asset exchanges on which the digital assets trade are new and, in most cases, largely unregulated. Furthermore, many digital asset exchanges (including several of the most prominent USD denominated digital asset exchanges) do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, digital asset exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading.

For example, over the past 4 years, a number of bitcoin exchanges have been closed due to fraud, failure or security breaches. In many of these instances, the customers of such bitcoin exchanges were not compensated or made whole for the partial or complete losses of their account balances in such bitcoin exchanges. While smaller bitcoin exchanges are less likely to have the infrastructure and capitalization that make larger bitcoin exchanges more stable, larger bitcoin exchanges are more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems). Further, the collapse of the largest bitcoin exchange in 2014 suggests that the failure of one component of the overall bitcoin ecosystem can have consequences for both users of a bitcoin exchange and the bitcoin industry as a whole.

More recently, the Wall Street Journal has reported that China will shut down bitcoin exchanges and other virtual currency trading platforms. The article reported that China has accounted for the bulk of global bitcoin trading.

A lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in the digital asset networks and result in greater volatility in digital asset values. These potential consequences of a digital asset exchange’s failure could adversely affect an investment in us.

Political or economic crises may motivate large-scale sales of digital assets, which could result in a reduction in some or all digital assets’ values and adversely affect an investment in us.

As an alternative to fiat currencies that are backed by central governments, digital assets such as bitcoins, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets would result in a reduction in their value and could adversely affect an investment in us.

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Demand for ether and bitcoin is driven, in part, by their status as the two most prominent and secure digital assets. It is possible that digital assets other than ether and bitcoin could have features that make them more desirable to a material portion of the digital asset user base, resulting in a reduction in demand for ether and bitcoin, which could have a negative impact on the price of ether and bitcoin and adversely affect an investment in us.

Bitcoins and ether, as assets, hold “first-to-market” advantages over other digital assets. This first-to-market advantage is driven in large part by having the largest user bases and, more importantly, the largest combined mining power in use to secure their respective blockchains and transaction verification systems. Having a large mining network results in greater user confidence regarding the security and long-term stability of a digital asset’s network and its blockchain; as a result, the advantage of more users and miners makes a digital asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

As of November 21, 2017, there were over 1,300 alternate digital assets tracked by CoinMarketCap, having a total market capitalization (including the market capitalization of ether and bitcoin) of approximately $245 billion, using market prices and total available supply of each digital asset. This included digital assets using a “proof of work” mining structure similar to bitcoin, and those using a “proof of stake” transaction verification system that is different than bitcoin’s mining system (e.g., Peercoin, Bitshares and NXT). As of November 21, 2017, bitcoin’s $138 billion market capitalization was approximately four (4) times the size of the $35 billion market cap of ether, the second largest proof-of-work digital asset. Despite the marked first-mover advantage of the bitcoin network over other digital asset networks, it is possible that another digital asset could become materially popular due to either a perceived or exposed shortcoming of the bitcoin network protocol that is not immediately addressed by the bitcoin contributor community or a perceived advantage of an altcoin that includes features not incorporated into bitcoin. If a digital asset obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce bitcoin’s market share as well as other digital assets we may become involved in and have a negative impact on the demand for, and price of, such digital assets and could adversely affect an investment in us.

Our ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of our bitcoins.

The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. We rely on Bitgo Inc.’s multi-signature enterprise storage solution to safeguard our digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Our digital assets will also be moved to various exchanges in order to exchange them for fiat currency during which time we’ll be relying on the security of such exchanges to safeguard our digital assets. We believe that it may become a more appealing target of security threats as the size of our bitcoin holdings grow. To the extent that either Bitgo Inc. or we are unable to identify and mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction or other attack, which could adversely affect an investment in us.

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Security threats to us could result in, a loss of our digital assets, or damage to the reputation and our brand, each of which could adversely affect an investment in us.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange markets, for example since the launch of the bitcoin network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm our business operations or result in loss of our digital assets. Any breach of our infrastructure could result in damage to our reputation which could adversely affect an investment in us. Furthermore, we believe that, as our assets grow, it may become a more appealing target for security threats such as hackers and malware.

We primarily rely on Bitgo Inc.’s multi-signature enterprise storage solution to safeguard our digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, Bitgo Inc.’s security system may not be impenetrable and may not be free from defect or immune to acts of God, and any loss due to a security breach, software defect or act of God will be borne by us. Our digital assets will also be stored with exchanges such as Kraken, Bitfinex, Itbit and Coinbase and others prior to selling them.

The security system and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee of ours, or otherwise, and, as a result, an unauthorized party may obtain access to our, private keys, data or bitcoins. Additionally, outside parties may attempt to fraudulently induce employees of ours to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security system occurs, the market perception of the effectiveness of our security system could be harmed, which could adversely affect an investment in us.

In the event of a security breach, we may be forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect an investment in us.

A loss of confidence in our security system, or a breach of our security system, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our digital assets from unauthorized access, damage or theft; however, it is possible that the security system may not prevent the improper access to, or damage or theft of our digital assets. A security breach could harm our reputation or result in the loss of some or all of our digital assets. A resulting perception that our measures do not adequately protect our digital assets could result in a loss of current or potential shareholders, reducing demand for our Common Stock and causing our shares to decrease in value.

Digital Asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed digital asset transactions could adversely affect an investment in us.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the respective digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft. Although our transfers of digital assets will regularly be made to or from vendors, consultants, services providers, etc. it is possible that, through computer or human error, or through theft or criminal action, our digital assets could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or are incapable of identifying the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover incorrectly transferred Company digital assets. To the extent that we are unable to seek redress for such error or theft, such loss could adversely affect an investment in us.

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GBV’s digital assets may be subject to loss, damage, theft or restriction on access.

There is a risk that part or all of GBV’s digital assets could be lost, stolen or destroyed. We believe that GBV’s digital assets will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our digital assets. Although we primarily utilize Bitgo Inc.’s enterprise multi-signature storage solution, to minimize the risk of loss, damage and theft, we cannot guarantee that it will prevent such loss, damage or theft, whether caused intentionally, accidentally or by act of God. Access to GBV’s digital assets could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Any of these events may adversely affect GBV’s operations and, consequently, an investment in us.

The limited rights of legal recourse against us, and our lack of insurance protection expose us and our shareholders to the risk of loss of our digital assets for which no person is liable.

The digital assets held by us are not insured. Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.

Digital assets held by us are not subject to FDIC or SIPC protections.

We do not hold our digital assets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our digital assets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

We may not have adequate sources of recovery if our digital assets are lost, stolen or destroyed.

If our digital assets are lost, stolen or destroyed under circumstances rendering a party liable to us, the responsible party may not have the financial resources sufficient to satisfy our claim. For example, as to a particular event of loss, the only source of recovery for us might be limited, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of ours.

The sale of our digital assets to pay expenses at a time of low digital asset prices could adversely affect an investment in us.

We may sell our digital assets to pay expenses on an as-needed basis, irrespective of then-current prices. Consequently, our digital assets may be sold at a time when the prices on the respective digital asset exchange market are low, which could adversely affect an investment in us.

Regulatory changes or actions may restrict the use of bitcoins or the operation of the bitcoin network in a manner that adversely affects an investment in us.

Until recently, little or no regulatory attention has been directed toward bitcoin and the bitcoin network by U.S. federal and state governments, foreign governments and self-regulatory agencies. As bitcoin has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the Commission, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market.

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On July 25, 2017, the Commission issued its Report of Investigation, or “Report,” which concluded that digital assets or tokens issued for the purpose of raising funds may be securities within the meaning of the federal securities laws. The Report focused on the activities of ether, which is a prominent digital asset. The Report emphasized that whether a digital asset is a security is based on the facts and circumstances. Although our activities are not focused on raising capital or assisting others that do so, the federal securities laws are very broad, and there can be no assurances that the Commission will not take enforcement action against us in the future including for the sale of unregistered securities in violation of the Securities Act or acting as an unregistered investment company in violation of the Investment Company Act. The Commission has taken various actions against persons or entities misusing bitcoin in connection with fraudulent schemes (i.e., Ponzi scheme), inaccurate and inadequate publicly disseminated information, and the offering of unregistered securities. More recently, the Commission suspended trading in three digital asset public companies. The CFTC has determined that bitcoin and other virtual currencies are commodities and the sale of derivatives based on digital currencies must be done in accordance with the provisions of the CEA and CFTC regulations. Also of significance, is that the CFTC appears to have taken the position that bitcoin is not encompassed by the definition of currency under the CEA and CFTC regulations. The CFTC defined bitcoin and other “virtual currencies” as “a digital representation of value” that functions as a medium of exchange, a unit of account, and/or a store of value, but does not have legal tender status in any jurisdiction. Bitcoin and other virtual currencies are distinct from ‘real’ currencies, which are the coin and paper money of the United States or another country that are designated as legal tender, circulate, and are customarily used and accepted as a medium of exchange in the country of issuance.” To the extent that bitcoin itself is determined to be a security, commodity future or other regulated asset, or to the extent that a U.S. or foreign government or quasi-governmental agency exerts regulatory authority over the bitcoin or bitcoin trading and ownership, trading or ownership in bitcoin or an investment in us may be adversely affected.

The CFTC affirmed its approach to the regulation of bitcoin and bitcoin-related enterprises on June 2, 2016, when the CFTC settled charges against Bitfinex, a bitcoin exchange based in Hong Kong. In its Order, the CFTC found that Bitfinex engaged in “illegal, off-exchange commodity transactions and failed to register as a futures commission merchant” when it facilitated borrowing transactions among its users to permit the trading of bitcoin on a “leveraged, margined or financed basis” without first registering with the CFTC. In 2017, the CFTC stated that it would consider bitcoin and other virtual currencies as commodities or derivatives depending on the facts of the offering. The CME Group announced that it will permit trading of bitcoin futures on its exchanges as early as December 2017.

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Local state regulators such as the New York State Department of Financial Services, or NYSDFS, have also initiated examinations of bitcoin, the bitcoin network and the regulation thereof. In July 2014, the NYSDFS proposed the first U.S. regulatory framework for licensing participants in “virtual currency business activity.” The proposed regulations, known as the “BitLicense,” are intended to focus on consumer protection and, after the closure of an initial comment period that yielded 3,746 formal public comments and a re-proposal, the NYSDFS issued its final “BitLicense” regulatory framework in June 2015. The “BitLicense” regulates the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibits any person or entity involved in such activity to conduct activities without a license.

Additionally, a U.S. federal magistrate judge in the U.S. District Court for the Eastern District of Texas has ruled that “Bitcoin is a currency or form of money,” a Florida circuit court judge determined that bitcoin did not qualify as money or “tangible wealth,” and an opinion from the U.S. District Court for the Northern District of Illinois identified bitcoin as “virtual currency.” Additionally, two CFTC commissioners publicly expressed a belief that derivatives based on bitcoin are subject to the same regulation as those based on commodities, and the IRS released guidance treating bitcoin as property that is not currency for U.S. federal income tax purposes. Taxing authorities of a number of U.S. states have also issued their own guidance regarding the tax treatment of bitcoin for state income or sales tax purposes. On June 28, 2014, the Governor of the State of California signed into law a bill that removed state-level prohibitions on the use of alternative forms of currency or value (including bitcoin). The bill which indirectly authorizes bitcoin’s use as an alternative form of money in the state. In February 2015, a bill was introduced in the California State Assembly to establish a licensing regime for businesses engaging in “virtual currencies.” In September 2015, the bill was ordered to become an inactive file and as of the date of this registration statement there hasn’t been further consideration by the California State Assembly. As of August 2016, the bill was withdrawn from consideration for vote for the remainder of the year. There is a possibility of future regulatory change altering, perhaps to a material extent, the nature of an investment in us or the ability of us to continue our operations.

Digital assets currently face an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions such as the European Union, China and Russia. While certain governments such as Germany, where the Ministry of Finance has declared bitcoin to be “Rechnungseinheiten” (a form of private money that is recognized as a unit of account, but not recognized in the same manner as fiat currency), have issued guidance as to how to treat bitcoin, most regulatory bodies have not yet issued official statements regarding intention to regulate or determinations on regulation of bitcoin, the bitcoin network and bitcoin users.

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Among those for which preliminary guidance has been issued in some form, Canada and Taiwan have labeled bitcoin as a digital or virtual currency, distinct from fiat currency, while Sweden and Norway are among those to categorize bitcoin as a form of virtual asset or commodity. In Australia, a GST (similar to the European value added tax (“VAT”)) is currently applied to bitcoin, forcing a ten (10%) percent markup on top of market price, essentially preventing the operation of any bitcoin exchange. This may be undergoing a change, however, since the Senate Economics References Committee and the Productivity Commission recommended that digital currency be treated as money for GST purposes to remove the double taxation. The United Kingdom determined that the VAT will not apply to bitcoin sales. In China, a recent government notice classified bitcoin as legal and “virtual commodities;” however, the same notice restricted the banking and payment industries from using bitcoin, creating uncertainty and limiting the ability of bitcoin exchanges to operate in the then-second largest bitcoin market. In January 2016, the People’s Bank of China, China’s central bank, disclosed that it has been studying a state-backed electronic monetary system and potentially had plans for its own state-backed electronic money. In January 2017, the People’s Bank of China announced that it had found several violations, including margin financing and a failure to impose anti-money laundering controls, after on-site inspections of two China-based bitcoin exchanges. In response to the Chinese regulator’s oversight, the three largest China-based bitcoin exchanges, OKCoin, Huobi, and BTC China, started charging trading commission fees to suppress speculative trading and prevent price swings which resulted in a significant drop in volume on these exchanges. Since December 2013, China, Iceland, Vietnam and Russia have taken a more restrictive stance toward bitcoin and, thereby, have reduced the rate of expansion of bitcoin use in each country. In May 2014, the Central Bank of Bolivia banned the use of bitcoin as a means of payment. In the summer and fall of 2014, Ecuador announced plans for its own state-backed electronic money, while passing legislation that prohibits the use of decentralized digital assets such as bitcoin. In July 2016, economists at the Bank of England advocated that central banks issue their own digital currency, and the House of Lords and Bank of England started discussing the feasibility of creating a national virtual currency, the BritCoin. As of July 2016, Iceland was studying how to create a system in which all money is created by a central bank, and Canada was beginning to experiment with a digital version of its currency called CAD-COIN, intended to be used exclusively for interbank payments. On August 24, 2017, Canada issued guidance stating the sale of cryptocurrency may constitute an investment contract in accordance with Canadian law for determining if an investment constitutes a security. In July 2016, the Russian Ministry of Finance indicated it supports a proposed law that bans bitcoin domestically but allows for its use as a foreign currency. Russia recently issued several releases indicating they may begin regulating bitcoin and licensing miners and entities engaging in initial coin offerings. Conversely, regulatory bodies in some countries such as India and Switzerland have declined to exercise regulatory authority when afforded the opportunity. In April 2015, the Japanese Cabinet approved proposed legal changes that would reportedly treat bitcoin and other digital assets as included in the definition of currency. These regulations would, among other things, require market participants, including exchanges, to meet certain compliance requirements and be subject to oversight by the Financial Services Agency, a Japanese regulator. In September 2017 Japan began regulating bitcoin exchanges and registered several such exchanges to operate within Japan. In July 2016, the European Commission released a draft directive that proposed applying counter-terrorism and anti-money laundering regulations to virtual currencies, and, in September 2016, the European Banking authority advised the European Commission to institute new regulation specific to virtual currencies, with amendments to existing regulation as a stopgap measure. Various foreign jurisdictions may, in the near future, adopt laws, regulations or directives that affect the bitcoin network and its users, particularly bitcoin exchanges and service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of bitcoin by users, merchants and service providers outside of the United States and may therefore impede the growth of the bitcoin economy. On September 4, 2017, reports were published that China may begin prohibiting the practice of using cryptocurrency for capital fundraising. Additional reports have surfaced that China is considering regulating bitcoin exchanges by enacting a licensing regime wherein bitcoin exchanges may legally operate. In September 2017, the Financial Services Commission of South Korea released a statement that initial coin offerings would be prohibited as a fundraising tool. In June 2017, India’s government ruled in favor of regulating bitcoin and India’s ministry of Finance is currently developing rules for such regulation. Australia has previously introduced legislation to regulate bitcoin exchanges and increase anti-money laundering policies.

The effect of any future regulatory change on us, bitcoins, or other digital assets is impossible to predict, but such change could be substantial and adverse to us and could adversely affect an investment in us.

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It may be illegal now, or in the future, to acquire, own, hold, sell or use digital assets in one or more countries, and ownership of, holding or trading in our securities may also be considered illegal and subject to sanction.

Although currently digital assets are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell or use digital assets or to exchange digital assets for fiat currency. Such an action may also result in the restriction of ownership, holding or trading in our securities. Such restrictions may adversely affect an investment in us.

If regulatory changes or interpretations of our activities require our registration as a MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to register and comply with such regulations. If regulatory changes or interpretations of our activities require the licensing or other registration of us as a money transmitter (or equivalent designation) under state law in any state in which we operate, we may be required to seek licensure or otherwise register and comply with such state law. In the event of any such requirement, to the extent Marathon decides to continue, the required registrations, licensure and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease Marathon’s operations. Any termination of certain Company operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

To the extent that the activities of Marathon cause it to be deemed a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, Marathon may be required to comply with FinCEN regulations, including those that would mandate Marathon to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that the activities of Marathon cause it to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which Marathon operates, Marathon may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the NYSDFS has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity,” the Conference of State Bank Supervisors has proposed a model form of state level “virtual currency” regulation and additional state regulators including those from California, Idaho, Virginia, Kansas, Texas, South Dakota and Washington have made public statements indicating that virtual currency businesses may be required to seek licenses as money transmitters. In July 2016, North Carolina updated the law to define “virtual currency” and the activities that trigger licensure in a business-friendly approach that encourages companies to use virtual currency and blockchain technology. Specifically, the North Carolina law does not require miners or software providers to obtain a license for multi-signature software, smart contract platforms, smart property, colored coins and non-hosted, non-custodial wallets. Starting January 1, 2016, New Hampshire requires anyone exchanges a digital currency for another currency must become a licensed and bonded money transmitter. In numerous other states, including Connecticut and New Jersey, legislation is being proposed or has been introduced regarding the treatment of bitcoin and other digital assets. Marathon will continue to monitor for developments in such legislation, guidance or regulations.

Such additional federal or state regulatory obligations may cause Marathon to incur extraordinary expenses, possibly affecting an investment in the Shares in a material and adverse manner. Furthermore, Marathon and its service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If Marathon is deemed to be subject to and determines not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate Marathon. Any such action may adversely affect an investment in us.

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Current interpretations require the regulation of bitcoins under the CEA by the CFTC, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

Current and future legislation, CFTC and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins are treated for classification and clearing purposes. In particular, bitcoin derivatives are not excluded from the definition of “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law.

Bitcoins have been deemed to fall within the definition of a commodity and, we may be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator and to register us as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in us. No CFTC orders or rulings are applicable to our business.

If regulatory changes or interpretations require the regulation of bitcoins under the Securities Act and Investment Company Act by the Commission, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors. This would likely have a material adverse effect on us and investors may lose their investment.

Current and future legislation and the Commission rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins are treated for classification and clearing purposes. The Commission’s July 25, 2017 Report expressed its view that digital assets may be securities depending on the facts and circumstances. As of the date of this prospectus, we are not aware of any rules that have been proposed to regulate bitcoins as securities. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in us.

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To the extent that digital assets including ether, bitcoins and other digital assets we may own are deemed by the Commission to fall within the definition of a security, we may be required to register and comply with additional regulation under the Investment Company Act, including additional periodic reporting and disclosure standards and requirements and the registration of our Company as an investment company. Additionally, one or more states may conclude ether, bitcoins and other digital assets we may own are a security under state securities laws which would require registration under state laws including merit review laws which would adversely impact us since we would likely not comply. As stated earlier in this prospectus, some states including California define the term “investment contract” more strictly than the Commission. Such additional registrations may result in extraordinary, non-recurring expenses of our Company, thereby materially and adversely impacting an investment in our Company. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease all or certain parts of our operations. Any such action would likely adversely affect an investment in us and investors may suffer a complete loss of their investment.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on our Company or our shareholders.

Current IRS guidance indicates that digital assets such as ether and bitcoin should be treated and taxed as property, and that transactions involving the payment of ether or bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off-blockchain transactions), it preserves the right to apply capital gains treatment to those transactions which may adversely affect an investment in our Company.

On December 5, 2014, the New York State Department of Taxation and Finance issued guidance regarding the application of state tax law to digital assets such as ether or bitcoins. The agency determined that New York State would follow IRS guidance with respect to the treatment of digital assets such as ether or bitcoin for state income tax purposes. Furthermore, they defined digital assets such as ether or bitcoin to be a form of “intangible property,” meaning the purchase and sale of ether or bitcoins for fiat currency is not subject to state income tax (although transactions of bitcoin for other goods and services maybe subject to sales tax under barter transaction treatment). It is unclear if other states will follow the guidance of the IRS and the New York State Department of Taxation and Finance with respect to the treatment of digital assets such as ether or bitcoins for income tax and sales tax purposes. If a state adopts a different treatment, such treatment may have negative consequences including the imposition of greater a greater tax burden on investors in bitcoin or imposing a greater cost on the acquisition and disposition of ether or bitcoin, generally; in either case potentially having a negative effect on prices in the digital asset exchange market and may adversely affect an investment in our Company.

Foreign jurisdictions may also elect to treat digital assets such as ether or bitcoin differently for tax purposes than the IRS or the New York State Department of Taxation and Finance. To the extent that a foreign jurisdiction with a significant share of the market of ether or bitcoin users imposes onerous tax burdens on ether or bitcoin users, or imposes sales or value added tax on purchases and sales of ether or bitcoin for fiat currency, such actions could result in decreased demand for ether or bitcoins in such jurisdiction, which could impact the price of ether, bitcoin or other digital assets and negatively impact an investment in our Company.

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Risks Related to GBV’s Mining Business

The loss or destruction of a private key required to access a digital asset may be irreversible. Our loss of access to our private keys or our experience of a data loss relating to our Company’s digital assets could adversely affect an investment in our Company.

Digital assets are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the digital assets are held. We are required by the operation of digital asset networks to publish the public key relating to a digital wallet in use by us when it first verifies a spending transaction from that digital wallet and disseminates such information into the respective network. We safeguard and keep private the private keys relating to our digital assets by primarily utilizing Bitgo Inc.’s enterprise multi-signature storage solution; to the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, we will be unable to access the digital assets held by it and the private key will not be capable of being restored by the respective Digital Asset network. Any loss of private keys relating to digital wallets used to store our digital assets could adversely affect an investment in us.

If the award of digital assets for solving blocks and transaction fees for recording transactions are not sufficiently high to cover expenses related to running data center operations it may have adverse effects on an investment in us.

If the award of new digital assets for solving blocks declines and transaction fees are not sufficiently high, we may not have an adequate incentive to continue our mining operations, which may adversely impact an investment in us.

As the number of digital assets awarded for solving a block in the blockchain decreases, the incentive for miners to continue to contribute processing power to the respective digital asset network will transition from a set reward to transaction fees. Either the requirement from miners of higher transaction fees in exchange for recording transactions in the blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for digital assets and prevent the expansion of the digital asset networks to retail merchants and commercial businesses, resulting in a reduction in the price of digital assets that could adversely impact an investment in us.

In order to incentivize miners to continue to contribute processing power to any digital asset network, such network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the digital asset network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If transaction fees paid for digital asset transactions become too high, the marketplace may be reluctant to accept digital assets as a means of payment and existing users may be motivated to switch from one digital asset to another digital asset or back to fiat currency. Decreased use and demand for bitcoins or ether that we have accumulated may adversely affect their value and may adversely impact an investment in us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” within this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our Common Stock.

All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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THE SPECIAL MEETING OF MARATHON’S SHAREHOLDERS

Date, Time and Place

The Special Meeting will be held on ____ 2018, at the offices of Sichenzia Ross Ference Kesner, LLP, 1185 Avenue of the Americas, Suite 3700, New York, NY 10036 commencing at _________________. Marathon is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by Marathon’s board of directors for use at the Special Meeting and any adjournments or postponements of the Special Meeting. This proxy statement/prospectus/information statement is first being furnished to Marathon’s stockholders on or about [●], 2018.

Purpose of the Special Meeting

The purpose of the Special Meeting is:

1. To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Marathon common stock to GBV’s shareholders and holders of the GBV Notes in accordance with the Merger Agreement.

2. To approve the amendment to the amended and restated certificate of incorporation of Marathon to effect the Marathon Name Change in the form attached as Annex D to this proxy statement/prospectus/information statement

3. To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

4. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Recommendation of Marathon’s Board of Directors

●	Marathon’s board of directors has determined that the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of Marathon’s common stock to GBV’s shareholders pursuant to the Merger Agreement are fair to, advisable and in the best interest of Marathon and its shareholders and has approved and declared advisable the Merger Agreement and such transactions. Marathon’s board of directors recommends that Marathon’s shareholders stockholders vote “FOR” Proposal No. 1 to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Marathon’s Common Stock as set forth in this proxy statement/prospectus/information statement.

●	Marathon’s board of directors has determined that the Marathon Name Change is fair to, advisable and in the best interest of Marathon and its shareholders and has approved and declared advisable the Marathon Name Change. Marathon’s board of directors recommends that Marathon’s shareholders vote “FOR” Proposal No. 2 to approve an amendment to the amended and restated Articles of Incorporation of Marathon effecting the Marathon Name Change.

●	Marathon’s board of directors has determined and believes that adjourning the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2 is advisable to, and in the best interests of, Marathon and its shareholders and has approved and adopted the proposal. Marathon’s board of directors recommends that Marathon’s shareholders vote “FOR” Proposal No. 3 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2.

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Record Date and Voting Power

Only holders of record of Marathon’s common stock at the close of business on the record date, ____ 2018, are entitled to notice of, and to vote at, the Special Meeting. There were approximately xx holders of record of Marathon’s common stock at the close of business on the record date. At the close of business on the record date, ______________ shares of Marathon’s Common Stock were issued and outstanding. Each share of Marathon’s Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. Certain shares of Marathon’s preferred stock are entitled to vote at the Special Meeting on an “as-converted” basis. See the section entitled “Principal Stockholders of Marathon” in this proxy statement/prospectus/information statement for information regarding persons known to Marathon management to be the beneficial owners of more than 5% of the outstanding shares of Marathon’s Common Stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of Marathon’s board of directors for use at the Special Meeting.

If you are a stockholder of record of Marathon as of the record date referred to above, you may vote in person at the Special Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Special Meeting, Marathon urges you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy. As a stockholder of record, you may vote in any of the following ways:

●	to vote in person, attend the Special Meeting and Marathon will provide you a ballot when you arrive.

●	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Marathon before the Special Meeting, Marathon will vote your shares as you direct on the proxy card.

●

to vote by telephone or on the Internet, dial the number on the proxy card or voting instruction form or visit the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide Marathon’s number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern time on __________ to be counted.

If your shares of Marathon’s Common Stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares of Marathon’s common stock. If you do not give instructions to your broker, your broker can vote your shares of Marathon’s common stock with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of NASDAQ on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, your shares of Marathon’s common stock will be treated as broker non-votes. It is anticipated that Proposal Nos. 1 and 2 will be non-discretionary items.

All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting in accordance with the instructions contained in the proxy. If a holder of Marathon’s Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Marathon’s Series C Preferred Stock and Common Stock to GBV’s shareholders and note holders pursuant to the Merger Agreement; “FOR” Proposal No. 2 to approve an amendment to the amended and restated Articles of Incorporation of Marathon to effect the Marathon Name Change; and “FOR” Proposal No. 3 to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2 in accordance with the recommendation of Marathon’s board of directors.

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Marathon’s shareholders of record, other than those Marathon’s shareholders of record who have executed voting agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a shareholder of record of Marathon can send a written notice to the Secretary of Marathon stating that the shareholder would like to revoke its proxy. Second, a shareholder of record of Marathon can submit new proxy instructions either on a new proxy card or by telephone or via the Internet. Third, a shareholder of record of Marathon can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of Marathon of record or a stockholder who owns shares of Marathon’s common stock in “street name” has instructed a broker to vote its shares of Marathon’s Common Stock, the shareholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the Special Meeting of the holders of a majority of the shares of Marathon outstanding and/or entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Proposal Nos. 1 and 3 requires the affirmative vote of the holders of a majority of the shares of Marathon’s Common Stock having voting power present in person or represented by proxy at the Special Meeting. Approval of Proposal No. 2 requires the affirmative vote of holders of a majority of Marathon’s common stock having voting power outstanding on the record date for the Special Meeting.

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for Proposal No. 2; abstentions will have no effect on Proposal Nos. 1 and 3. Broker non-votes will have the same effect as “AGAINST” votes for Proposal No. 2 . For Proposal Nos. 1 and 3, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Special Meeting.

As of December __, 2017, the directors and executive officers of Marathon beneficially owned approximately 10.9% of the outstanding shares of Marathon’s common stock entitled to vote at the Special Meeting. Doug Croxall, our Chief Executive Officer and director, has entered into a voting agreement, pursuant to which such director, executive officer or other stockholder has agreed to be present (in person or by proxy) at the Special Meeting to vote all shares of Marathon’s voting stock subject to the agreement (2,000,000 shares) owned by him or it as of the record date (a) in favor of (i) the approval of the Merger Agreement, including the issuance of shares of Marathon’s Series C Convertible Stock and Common Stock pursuant to the Merger Agreement, (ii) the adoption of an amendment to Marathon’s Articles of Incorporation to effect the Marathon Name Change, (iii) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the transactions contemplated therein, including the issuance of Series C Preferred Stock and Common Stock pursuant to the Merger Agreement or the Marathon Name Change on the date on which such meeting is held, and (iv) any other proposal included in this proxy statement/prospectus/information statement in connection with, or related to, the consummation of the Merger for which Marathon’s board of directors has recommended that the Marathon’s shareholders vote in favor; and (b) against any competing acquisition proposal with respect to Marathon. As of December ___, 2017, the Company believes affiliates, shareholders and note holders, or their affiliates own Series E Preferred Stock entitling them to vote up to 4.99% of the outstanding stock of the Company which are entitled to vote at the Special Meeting and beneficially own 4.99% of the GBV’s common stock.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Marathon may solicit proxies from Marathon’s shareholder by personal interview, telephone, telegram or otherwise. Marathon will pay the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Marathon’s Common Stock for the forwarding of solicitation materials to the beneficial owners of Marathon’s Common Stock. Marathon will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. If Marathon elects to use a proxy solicitor, it will pay the fees which Marathon expects to be approximately $10,000, plus reimbursement of out-of-pocket expenses.

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Other Matters

As of the date of this proxy statement/prospectus/information statement, Marathon’s board of directors does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

No Appraisal Rights

Under the Nevada Revised Statutes and our charter documents, holders of our Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect any of the proposals. For more information about such rights, see the provisions of Section 92A.390 of the Nevada Revised Statutes and the section entitled “The Merger—Appraisal Rights” in this proxy statement/prospectus/information statement. Holders of GBV’s capital stock who do not vote in favor of, or consent to, the Merger, are entitled to dissent from the Merger and obtain payment of the fair value of their shares of GBV stock. Those GBV shareholders wishing to dissent from the Merger and obtain payment, must, within 30 days after the date of mailing a notice to such shareholders, send a written demand for payment and all GBV stock certificates to GBV.

Comparison of Shareholder Rights

Both Marathon and GBV are incorporated under the laws of the State of Nevada and accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by the Nevada Revised Statutes (the “NRS”). If the Merger is consummated, GBV shareholders will become shareholders of Marathon, and their rights will be governed by the NRS, the bylaws of Marathon and the Amended and Restated Articles of Incorporation of Marathon. The rights of Marathon’s shareholders contained in Marathon’s bylaws and Amended and Restated Articles of Incorporation, differ from the rights of GBV shareholders under the Articles of Incorporation and bylaws of GBV, as more fully described under the section entitled “Comparison of Rights of Holders of Marathon Stock and GBV Stock” in this proxy statement/prospectus/information statement.

THE MERGER

Background of the Merger

Marathon’s board of directors and management reviews Marathon’s operating and strategic plans. This review involves, among other things, discussions of opportunities and risks associated with Marathon’s activities, programs, financial condition and market, as well as consideration of strategic alternatives and options available to Marathon.

During 2017 members of Marathon’s management at that time, including Mr. Croxall and Mr. Knuettel, reviewed the results of Marathon’s agreements with DBD. The results of the review which had been ongoing over an extended period of time including prior to the agreements with DBD hinged upon the successful elimination of the financing debt owed to DBD, and indicated that Marathon’s remaining patents, in the light of the changed legal, regulatory and business environment, would be costly to enforce requiring additional capital and the results uncertain, with greater risk to shareholders than had historically been applied to Marathon’s business.

In response to these factors, Marathon’s board of directors underwent a process to identify and evaluate strategic alternatives available to Marathon that ultimately resulted in the execution of the Merger Agreement with GBV. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among members of management, Marathon’s management team, and the management team of GBV along with their respective advisors and under the guidance of each company’s board of directors. From the beginning, Marathon followed a process assisted by experienced outside financial and legal advisors to examine potential transactions and transaction candidates however, such review was severely limited by the capital constraints impacting Marathon and the ability/willingness of certain investors (existing investors in Marathon) to assist with capital necessary to transform Marathon which resulted in an introduction of GBV, an entity in which the investors in Marathon would bridge pending the ability of Marathon to satisfy the conditions of the Merger Agreement, through purchase of the GBV Common Stock, the GBV Series A Stock and the GBV Notes. The following is a summary of the background of the process undertaken by Marathon, and the identification and evaluation of strategic alternatives and the negotiation of the Merger Agreement, including the circumstances surrounding Marathon’s decision to review strategic alternatives available to it.

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On June 26, 2017, Douglas Croxall was called by Palladium Capital Investments, LLC Director of Investment Banking, Michael Hartstein, and was introduced to a cryptocurrency or digital asset mining investment opportunity for Marathon. A series of phone calls followed over that day as well as June 27 and June 28, 2017 to discuss specifically the crypto community, digital asset mining, as well as the regulatory environment surrounding the digital asset market.

Discussions with Mr. Hartstein continued informally regarding potential acquisitions and potential funding for Marathon. From June 26 - 28, 2017, Marathon negotiated a term sheet for a convertible preferred investment to be made into Marathon. The term sheet for the funding was executed on June 29, 2017. The funding was necessary to allow Marathon to restructure its payables balance, to restructure and or eliminate other short-term and long-term debt, to allow Marathon to increase its cash reserves to maintain minimum listing requirements for its continued listing on NASDAQ, and to provide appropriate time and working capital for Marathon to conduct a process to identify potential acquisition opportunities.

Throughout the month of July 2017, Marathon conducted research and due diligence into the digital asset market, the investment opportunity and on the different business models that were being practiced by other companies that had entered the digital asset industry.

On July 27, 2017, Palladium introduced Marathon to a startup digital asset mining company that was being established at a data center in Canada.

On August 7-10, 2017 Marathon continued its due diligence conducting several phone calls between Doug Croxall discussing the competitive advantages of the digital asset mining opportunity.

On August 11, 2017, Merrick Okamoto joined Marathon’s board of directors by filling a vacancy that was created when one of Marathon’s directors stepped down. The Board of Directors established an informal acquisition committee comprised of Mr. Croxall and Mr. Okamoto, to specifically analyze the different acquisition opportunities.

On September 20, 2017, Palladium and Marathon continued conversations about a potential acquisition of a digital asset mining opportunity start-up known as Global Bit Ventures. On September 26, 2017 a nondisclosure agreement was executed with GBV to allow for more formal due diligence to occur on GBV.

On September 26 – 28, 2017, a total of four phone calls between Marathon and Palladium continued to explore the possibility of an acquisition of GBV.

On October 3, 2017, Mr. Croxall visited a datacenter in Canada that GBV uses to house its digital asset mining operations. Additionally, Mr. Croxall met with representatives of the data center and discussed the experience and expertise that the management of the data center had with regard to the digital asset mining community and met with Charles Allen and Jesse Sutton of GBV, as well as Michal Handerhan, for a full day of face-to-face discussion regarding GBV and Marathon.

On October 4, 2017, Marathon was provided access to the data room that was established by GBV, and telephone conversations continued between Charles Allen of GBV and Doug Croxall of Marathon. In these calls specific attention provided to the technical operations of the mining of digital assets as well as the financial projections and the assumptions underlying those projections prepared by GBV.

Updates were provided to the Marathon board of directors throughout the month of August and September 2017 culminating in a written presentation that was provided to the board and a call in which directors Merrick Okamoto, David Lieberman, Chris Roubichaud, and Edward Kovalik participated on October 6, 2017.

On October 10 – 12, 2017, a series of phone calls occurred with Mr. Hartstein in which Marathon negotiated specific terms of a potential acquisition of GBV.

On October 16 – 17, 2017, two phone calls transpired with Charles Allen and the terms of an acquisition of GBV were discussed.

On October 23 – 26, 2017, Doug Croxall of Marathon and Charles Allen of GBV and Michael Hartstein of Palladium had five calls to finalize the terms of the acquisition. A final due diligence presentation was made to the board of directors of Marathon on October 26, 2017.

From October 26 – 29, 2017, Doug Croxall and Merrick Okamoto engaged in negotiation of the merger agreement. A further board of directors meeting was conducted on October 30, 2017 at which the acquisition of GBV was unanimously approved.

On December 13, 2017, Roth provided its oral opinion to the Marathon board of directors regarding the fairness to the holders of Marathon Common Stock, from a financial point of view, of the aggregate consideration paid by Marathon in the Merger, which was subsequently confirmed by delivery of a written “fairness opinion” dated December 13, 2017.

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Marathon’s Reasons for the Merger

In connection with Marathon’s agreement to acquire GBV, Marathon has secured financing in connection with winding down the patenting business and working capital for reduced operations while it prepares for the acquisition of GBV. Marathon is transitioning from its historic business into businesses involved in supporting the blockchain and digital asset (cryptocurrency) ecosystem. While reducing its reliance on patent enforcement and licensing for the generation of revenue, Marathon has undertaken steps to dedicate its resources and efforts towards blockchain and digital asset (cryptocurrency) acquisition. Cryptocurrencies are one form of digital assets. As a result, we sometimes use the phrases “cryptocurrency” and “digital assets” interchangeably. These activities include the acquisition of businesses and assets engaged in or necessary for supporting the business of mining, as described below, including the direct acquisition of businesses, equipment and technology that service the blockchain ecosystem as well as the outright acquisition of digital assets, such as cryptocurrency, that may be held for appreciation or exchanged for other digital or non-digital assets or sold. Marathon intends to complete the acquisition of GBV and enter into a new and unproven business model with significant risks, both known and unknown, as more fully described in the section titled “Risk Factors”, below. In connection with that newly-adopted business strategy, Marathon anticipates it will be necessary to add personnel to the management team, as well as other personnel, to enhance assessment of controls over risks, to review and seek approval of regulatory bodies (including the NASDAQ Capital Market for continued listing of its Common Stock) and will face other uncertainties associated with the evolving business and regulatory risks of blockchain and digital assets (cryptocurrency). There is no assurance that Marathon will be able to successfully navigate these risks or that regulatory and other requirements will not have a material adverse effect on the goals and objectives of Marathon or prevent Marathon from realizing its objectives.

Following the Merger, the combined organization will focus on the development of GBV’s new business involving the blockchain ecosystem and generation of digital assets. GBV is focused on mining digital assets and intends to add specialized computer equipment and plans to expand its activities to mine new digital assets.

●	Management Team. It is expected that the combined organization will be led by the management team from GBV and a board of directors with representation from each of Marathon and GBV.

●	Cash Resources. The combined organization is expected to have approximately $8.0 million in cash and cash equivalents at the closing of the Merger, which Marathon and GBV believe is sufficient to enable GBV to implement its near-term business plans.

Each of Marathon’s and GBV’s respective board of directors also considered other reasons for the Merger, as described herein. For example, Marathon’s board of directors considered, among other things:

●	the strategic alternatives of Marathon to the Merger, including the discussions that Marathon’s management and Marathon’s board of directors previously conducted related to internal organic growth, investment in new technologies and with other potential target acquisitions and Merger partners;

●	the changes in the patent monetization industry following legislative changes and increasingly hostile legal, regulatory and business environment creating risk for longer and more costly campaigns for patent licensing and enforcement by non-practicing entities, referred to as NPEs, such as Marathon seeking to enforce patents and the unlikelihood that such circumstances would change for the benefit of Marathon’s shareholders in the foreseeable future;

●	the risk associated with, and uncertain value and costs to shareholders, of liquidating Marathon;

●	the opportunity as a result of the Merger for Marathon’s shareholders to participate in the GBV opportunity; and

●	the interest expressed by Marathon’s investors and note holders of their desire to evaluate opportunities, such as GBV, to enter into blockchain and digital assets related businesses.

GBV Reasons for the Merger

GBV’s board of directors approved the Merger based on a number of factors, including the following:

●	the potential increased access to sources of capital and a broader range of investors to support the GBV growth objectives;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;

●	GBV’s board of directors’ belief that no alternatives to the Merger were reasonably likely to create greater value for GBV’s shareholders after reviewing the various strategic options to enhance shareholder value that were considered by GBV’s board of directors;

●	the cash resources of the combined organization expected to be available at the closing of the Merger; and

●	the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes.

Opinion of the Marathon’s Financial Advisor

Pursuant to an engagement letter dated October 23, 2017, Marathon retained a financial advisor to render a valuation of GBV in connection with the Merger and the transactions contemplated by the Merger Agreement. Pursuant to an engagement letter dated December 8, 2017, Marathon retained Roth to render an opinion to Marathon’s board of directors as to the fairness, from a financial point of view, of the aggregate consideration to be paid by Marathon as of October 31,2017. On December 13, 2017, Roth rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated December 13, 2017 (the “Opinion”), to Marathon’s board of directors, that, as of October 31, 2017, and based upon the various assumptions, qualifications and limitations set forth therein, the aggregate consideration to be paid by Marathon was fair, from a financial point of view, to the holders of Marathon’s Common Stock.

The full text of the written Opinion, dated December 13, 2017, is attached as Annex B to this registration statement/prospectus/information statement and is incorporated by reference. Marathon encourages Marathon’s shareholders to read the Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Roth. The summary of the Opinion set forth herein is qualified by reference to the full text of the Opinion. Roth provided the Opinion for the sole benefit and use of Marathon’s board of directors in its consideration of the Merger and the other transactions contemplated by the Merger Agreement.  The Opinion is not a recommendation to any shareholder as to how to vote with respect to the proposed Merger or the transactions contemplated by the Merger Agreement or to take any other action in connection with the Merger or otherwise.

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In connection with rendering the opinion described above and performing its related financial analyses, Roth, among other things:

·	reviewed the Merger Agreement;

·	reviewed certain publicly available business and financial information of Marathon that Roth believes to be relevant to its inquiry;

·	reviewed certain internal financial statements and other financial and operating data concerning Marathon and GBV, respectively, including certain information prepared by the managements of Marathon and GBV relating to the patent portfolios of Marathon and the business of GBV;

·	reviewed certain financial forecasts relating to GBV prepared by the management of GBV (“GBV Forecasts”);

·	reviewed certain financial forecasts relating to Marathon prepared by the management of Marathon (“Marathon Forecasts”);

·	discussed certain aspects of the Merger and the past and current businesses, financial condition and prospects of Marathon and GBV with managements of Marathon and GBV, respectively;

·	reviewed the reported prices and trading activity for the twelve-month period ending October 31, 2017, of Marathon’s Common Stock;

·	compared the financial performance of Marathon and the reported prices of Marathon’s Common Stock with that of certain publicly traded companies it deemed relevant; and

·	performed such other analyses and considered such other factors as it has deemed appropriate.

In conducting its review and arriving at its opinion, Roth did not independently verify, nor did it assume responsibility or liability for independently verifying, any of the foregoing information and Roth assumed and relied upon such information being accurate and complete in all material respects, and Roth further relied upon the assurances of the management of each of Marathon and GBV that they were not aware of any facts that would make any of the information reviewed by Roth inaccurate, incomplete or misleading in any material respect. With respect to the Marathon Forecasts and GBV Forecasts, Roth assumed, upon the advice of GBV and at the direction of Marathon, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of each of GBV and Marathon as to the future financial performance of GBV and Marathon. Roth was not engaged to assess the accuracy, completeness or achievability of the Marathon Forecasts and GBV Forecasts or the assumptions on which they were based, and Roth expressed no view as to such forecasts or such assumptions. In addition, Roth assumed the Company’s financial statements were prepared in accordance with, and based on, generally accepted accounting principles.

Roth did not perform any analysis to review or assess the potential pro forma financial effects of the proposed Merger on Marathon or the potential dilutive effects of the Merger on existing security holders of Marathon, and Marathon did not consider such effects for purposes of the Opinion. Roth did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of either Marathon or GBV, nor was Roth furnished with any such valuation or appraisal. In addition, Roth did not assume any obligation to conduct, nor did Roth conduct, any physical inspection of the properties or facilities of Marathon or GBV. Roth relied upon, without independent verification, the assessments of the management of Marathon as to the ability of Marathon to successfully integrate the businesses of Marathon and GBV and retain key employees of GBV.

Roth gave the Opinion subject to, and qualified the Opinion in its entirety by, the Merger Agreement having been amended by Marathon, GBV and Global Bit Acquisition Corp. to reflect the financial terms of the Merger and the aggregate consideration paid in the Merger as set forth in the Opinion. Roth assumed that the Merger will be consummated in compliance with the applicable provisions of the Securities Act, Exchange Act, and all other applicable federal, state and local statutes, rules, regulations and ordinances, that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by such party under such agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Roth also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition, including any divestiture requirements, will be imposed or waivers made that would have an adverse effect on Marathon, GBV, or Global Bit Acquisition Corp., or on the contemplated benefits of the Merger. Roth assumed that the Merger will qualify for the intended tax treatment described in the Merger Agreement for U.S. federal income tax purposes, and existing regulations promulgated thereunder and official interpretation thereof as set forth in published guidance should not apply in such a manner so as to cause Holdco to be treated as a domestic corporation for U.S. federal tax purposes.

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Roth did not, participate in the negotiation or structuring of the Merger consideration or any other aspect of the Merger or advise Marathon with respect to any evaluation of alternatives to the Merger. The Opinion only addresses the fairness, from a financial point of view, to the holders of Marathon’s Common Stock of the aggregate consideration to be paid by Marathon in the Merger, and the Opinion does not in any manner address any other aspect or implication of the Merger, or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger consideration or otherwise. The Opinion also does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Marathon, the underlying business decision of Marathon to proceed with the Merger, or the effects of any other transaction in which Marathon or GBV might engage. Roth expressed no opinion as to what the value of the consideration paid in the Merger actually will be upon consummation of the Merger or the prices at which shares of Marathon’s Common Stock, Marathon’s Series C Preferred Stock, GBV Common Stock or GBV Preferred Stock will trade, or otherwise be purchased or sold, at any time. It should be understood that, although subsequent developments may affect Roth’s opinion, Roth does not have any obligation to update, revise or reaffirm the Opinion, and Roth expressly disclaims any responsibility to do so.

The following is a summary of the material financial analyses performed by Roth in connection with rendering the Opinion. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Roth, nor does the order of analyses described represent relative importance or weight given to those analyses by Roth. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Roth’s financial analyses.

When selecting the companies used in certain of these analyses, the criteria utilized by Roth included the companies’ industry, size, growth, profitability, services and markets. These criteria are inherently subjective, so Roth was required to exercise its professional judgment in selecting companies based upon these criteria. While Roth believes the companies selected were adequate and representative of companies with similar business characteristics to Marathon, there may be other companies that meet the criteria that Roth did not select based on its professional judgment.

Contribution Analysis

Roth analyzed the relative contribution of Marathon and GBV to certain financial metrics for the pro forma combined company. Such financial and operating metrics consisted of: (i) projected revenue for 2018; and (ii) projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2018. The results of this analysis are summarized in the table below:

Metric	Marathon	GBV	Pro Forma Contribution % (Marathon)	Pro Forma Contribution % (GBV)	Combined
2018 Projected Revenue	$0.2 million	$20.0 million	0.8%	99.2%	$20.1 million
2018 Projected EBITDA	$(2.4) million	$16.0 million	0%	100%	$13.7 million

Note: Pro forma contribution does not include any purchase accounting or merger adjustments.

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Discounted Cash Flow Method – Marathon and GBV

Roth performed two discounted cash flow analyses, which were used to estimate the present value of the unlevered, after-tax, free cash flows on a standalone basis of each of Marathon and GBV. In performing its discounted cash flow analyses, Roth calculated the free cash flows that Marathon and GBV are expected to generate for fiscal years 2018 through 2022 based on the long-term forecast for fiscal years 2018 through 2022 of each of Marathon’s management and GBV’s management. Neither of the discounted cash flow analyses relied on actual or projected performance for the fourth quarter of 2017. Projected financial information of Marathon for the fourth quarter of 2017 was not provided for Roth. However, Roth deemed that information not material to its analysis.

For the Marathon Forecast, Roth calculated a range of implied enterprise value by calculating the present value of estimated unlevered free cash flows through the end of fiscal year 2022, but no residual value for cash flows beyond fiscal year 2022 (at the direction of Marathon’s management on the assumption that Marathon would cease existing business activities at the end of the year 2022), based on a range of discount rates of 15% to 19%, which were based upon Marathon’s estimated weighted average cost of capital (“WACC”).

The estimated WACC used in the Marathon analysis was based upon estimates of Marathon’s cost of equity capital, cost of debt capital, an assumed capital structure and an estimated effective tax rate, all of which were based upon information from various independent sources (including Duff & Phelps’ Valuation Handbook and S&P Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, size premiums, equity betas, and other related items, provided that the cost of debt capital was based upon the rate of interest on the Marathon Notes.

Based on the assumptions above, the discounted cash flow analysis for Marathon resulted in a range of estimated enterprise values of $2.6 million to $3.2 million.

For the GBV Forecast, Roth calculated a range of implied enterprise value by calculating the present value of estimated unlevered free cash flows through the end of fiscal year 2022, as well as a residual value that takes into account cash flows beyond fiscal year 2022, based on a range of discount rates of 30% to 50% (a required rate of return that reflects rates of return required by venture capital companies in early-stage companies), and a range of EBITDA multiples of 5.0x to 9.0x (based on majority or full control transactions involving target companies based in the U.S. or Canada with enterprise values between $50 million and $250 million and which occurred during the last three years as of December 12, 2017).

The estimated discount rate used in the GBV analysis was based upon a third-party report providing required rates of return by venture capital firms based on the stage of a company’s maturity. Based on the third-party report, Roth determined that venture capital companies would command a rate of return on GBV equal to a company that is able to gain real feedback from the market related to its developmental projects but is still unprofitable or only at breakeven. The third-party report on which Roth relied based the required rates of return on studies performed by QED Research, Inc. and Entrepreneurial Finance.

Based on the assumptions above, the discounted cash flow analysis for GBV resulted in a range of estimated enterprise values of $90.6 million to $306.9 million.

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Comparable Companies Analysis. Roth reviewed certain publicly available financial information for the following group of companies engaged in the business of acquiring patents and patent rights from owners or other ventures that, based on its experience and professional judgment, share similar business characteristics to Marathon:

Company	Revenue Over Last 12 Months (“LTM Revenue”) (Millions)	Projected Revenue for 2018 (“2018P Revenue”) (Millions)
Acacia Research Corporation	$83.9	$57.5
Finjan Holdings, Inc.	$35.5	$31.0
Great Elm Capital Group, Inc.	$6.7	N/A
InterDigital, Inc.	$601.5	$305.6
Inventergy Global, Inc.	$1.4	N/A
Pendrell Corporation	$41.1	N/A
Quarterhill Inc.	$142.3	$106.9
Spherix Incorporated	$1.3	N/A
VirnetX Holding Corp	$1.5	N/A
Xperi Corporation	$317.2	$432.8

Metric	Marathon	25th Percentile Multiple		75th Percentile Multiple		Implied 25th Percentile Enterprise Value	Implied 75th Percentile Enterprise Value
LTM Revenue	$0.8	1.3	x	3.9	x	$1.0	$3.1
2018P Revenue	$0.2	0.5	x	3.3	x	$0.2	$0.5

No company utilized in the comparable companies analysis is directly comparable to Marathon and certain of these companies may have financial, business and/or operating characteristics that are materially different from those of Marathon. However, the companies were selected, among other reasons, because they are publicly traded companies with businesses that, for purposes of Roth’s analysis, may be considered similar to that of Marathon based on industry sector and business model.

Roth calculated the implied enterprise value of each of the comparable companies based on information obtained from Marathon’s management and S&P Capital IQ, Inc. For this analysis, Roth calculated the enterprise value of Marathon by applying the multiple of the LTM Revenue of the comparable companies to Marathon’s LTM Revenue and the multiple of 2018P Revenue of the comparable companies to Marathon’s 2018P Revenue.

Based on the foregoing, the comparable companies analysis for Marathon resulted in a range of estimated implied enterprise values of $1.0 million in the 25th percentile to $3.1 million in the 75th percentile based on LTM Revenue, and estimated implied enterprise values of $1.0 million in the 25th percentile to $3.1 million in the 75th percentile based on 2018P Revenue.

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Roth also reviewed certain publicly available financial information for companies engaged in businesses related to blockchain technology. As a result of the blockchain industry being nascent and the limited number of public companies in the blockchain industry, especially companies mining digital assets, Roth did not find the companies’ characteristics or the result of its analysis sufficiently meaningful to be included in its analysis.

Recent Events

The price of ether has increased from $309.18 as of 10:15:05 UTC on October 31, 2017, to $448.30, as of 10:55:05 UTC on December 8, 2017. GBV’s management forecasted financials on which Roth relied are based on an ether price of $310.00. The price of bitcoin has increased from $6,126.39 as of 00:00:00 UTC on October 31, 2017, to $17,021.01, as of 00:00:00 UTC on December 8, 2017. GBV’s management forecasted financials on which Roth relied are based on a Bitcoin price of $5,934.11.

Based on the prices of ether and bitcoin as of December 8, 2017, as set forth above, the Discounted Cash Flow analysis would have an implied Enterprise Value for GBV of between $2.7 billion to $5.0 billion.

Preparation of Opinion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Roth made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses, taken as a whole. No company used in the above analyses as a comparison is directly comparable to Marathon. The reasons for and the circumstances surrounding each of the selected companies analyzed were diverse and there are inherent differences in the business, operations, financial condition and prospects of Marathon and the companies included in those analyses.

As described above, the Opinion was one of many factors taken into consideration by the Marathon Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the factors considered or financial analyses performed by Roth in connection with the Opinion and is qualified in its entirety by reference to the full text of the written opinion of Roth attached to this registration statement. The issuance of the Opinion was approved by a fairness committee of Roth.

Roth and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Roth and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Marathon.

During the two years preceding the date of the Opinion, neither Roth nor any of its affiliates had any other material financial advisory or other material commercial or investment banking relationships with Marathon or GBV. In August 2015, Roth received a $250,000 fee from Marathon in connection with providing a fairness opinion to Marathon.

The Marathon Board selected Roth as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter, dated as of December 8, 2017, Marathon agreed to pay Roth a fee of $300,000 that was payable upon execution of the engagement letter. In addition, Marathon agreed to reimburse Roth for certain expenses and to indemnify Roth and related persons against various liabilities relating to or arising out of its engagement.

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Interests of Certain Directors, Officers and Affiliates of Marathon and GBV

In considering the recommendation of Marathon’s board of directors with respect to the issuance of Marathon’s Series C Preferred Stock and Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by Marathon’s shareholders at the Special Meeting, Marathon’s shareholders should be aware that certain members of Marathon’s board of directors and executive officers of Marathon have interests in the Merger that may be different from, or in addition to, interests they have as Marathon’s shareholders.

Ownership Interests

As of December 8, 2017, Marathon’s directors and executive officers beneficially owned, in the aggregate approximately 10.9% of the outstanding shares of Marathon’s Common Stock.

Marathon Options

The vesting of 448,775 unexercised options to purchase shares of Marathon’s Common Stock, which are substantially vested, will remain outstanding as of the closing of the Merger.

Employment Agreements with Marathon’s Executive Officers:

Each of the employment agreements with Marathon’s executive officers in effect prior to the Merger Agreement has been terminated and Marathon has entered into retention, consulting or employment agreements with certain continuing executive officers, as described below.

Retention Agreement with Doug Croxall

On November 1, 2017 Marathon has entered into certain agreements with Doug Croxall amending the prior Retention Agreement dated August 22, 2017 as amended September 29, 2017 that may result in the receipt of cash severance payments and other benefits with a total value of approximately $565,000 (excluding the value of any accelerated vesting of stock options and stock issuances) following the Effective Time of the Merger, of which $347,500 has been paid and $217,500 is payable at the Effective Time of the Merger, ongoing salary in the amount of $30,000 per month through December 31, 2017, the date on which his resignation becomes effective, and to not sell any shares of Common Stock until 10 days following a change of control of Marathon. In addition, Mr. Croxall has the right to vesting of 700,000 shares, after giving effect to the transfer of 50,000 shares of Common Stock to Francis Knuettel II.

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Consulting Agreement with Francis Knuettel II

On August 30, 2017 Marathon has entered into a consulting agreement with Francis Knuettel II that may result in the receipt of cash severance payments and other benefits with a total value of approximately $75,000 (excluding the value of any accelerated vesting of stock options and stock issuances) following the Effective Time of the Merger, ongoing salary in the amount of $15,000 per month for six months commencing October 1, 2017 through termination. In addition, Mr. Knuettel has the right to receive 50,000 shares of Common Stock upon filing of Marathon’s 2017 Annual Report on Form 10-K in addition to the 50,000 shares of Common Stock transferred to Mr. Knuettel by Doug Croxall.

Additional Retention/Consulting/Bonus Agreements and Understandings

On August 30, 2017, Marathon entered into a revised employment Agreement with James Crawford, Marathon’s Chief Operating Officer pursuant to which the existing employment agreement was terminated. Under the revised agreement James Crawford shall continue to serve as the Chief Operating Officer on an at-will basis and shall be entitled to receive monthly compensation in the amount of $7,500 until termination. Mr. Crawford is not entitled to any severance or other payment upon a change of control.

On August 31, 2017, Marathon entered into a Consulting Termination and Release Agreement terminating the Consulting Agreement providing that Erich Spangenberg is not entitled to any compensation from the Company and entered into a Consulting Agreement on August 31, 2017 with Page Innovations, LLC, whereby Mr. Spangenberg shall provide advice and consulting services as an independent contractor, as may be requested from time to time, in consideration of the payment of 100,000 shares of restricted Common Stock of Marathon.

Support and Voting Agreements

None of the shareholders or GBV’s note holders are party to support or voting agreements with Marathon. However, it is expected by both Marathon and GBV that all Marathon shareholders or note holders who are also GBV’s shareholders or note holders will cast all of their votes for approval of Proposal Nos 1 and 2 in favor of the adoption of the Merger Agreement and approval of any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Marathon’s and GBV’s shareholders and against any alternative acquisition proposal. The parties who beneficially own securities possessing voting rights in both Marathon and GBV, the position held, if any, and the relative voting power of each is as follows:

Lock-up Agreements

The Merger Agreement does not require any lock-up agreements. However, certain of Marathon’s shareholders and GBV’s shareholders have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Marathon’s common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain warrants and options, from the closing of the Merger until 180 days from the closing date of the Merger.

As of December 8, 2017, Marathon’s shareholders who have committed to execute lock-up agreements beneficially owned in the aggregate approximately 8.4% of the outstanding shares of Marathon’s common stock.

It is expected that certain GBV shareholders who are part of the management team will enter into lock-up/leak-out agreements prior to the closing of the Merger.

Lock-up agreements have been entered into with the following present or former officers, directors and/or 5% holders of either Marathon or GBV as follows:

During the period beginning on the date of closing of a Qualifying Transaction (as defined in the lock-up agreement) which is considered to include the Merger, and ending on the 6 months anniversary of the closing of the Merger, Doug Croxall agrees to not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Share Awards, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Share Awards, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Parent Security.

Vesting

The Lock-Up Agreement with Doug Croxall was in furtherance of certain share awards of Common Stock made upon the earlier of (A) December 31, 2017 and (B) the date of shareholder approval of the Company’s 2017 Equity Incentive Plan. Marathon issued to Doug Croxall 750,000 shares of restricted Common Stock, of which, 50,000 shares of Common Stock were transferred to Francis Knuettel II.

The share awards shall vest as follows 16.67% on the 30th day following the original date of issuance and an additional 16.67% on each succeeding monthly (30 day) period following the date of the initial vesting, until fully vested.

Until vested Doug Croxall may not sell, transfer, pledge or assign the share award. In the event of a material breach of certain agreements all unvested share awards are immediately cancelled.

Quantification of Payments and Benefits to Marathon’s Named Executive Officers

In accordance with Item 402(t) of Regulation S-K of the Securities Act, which requires disclosure of information about compensation for Marathon’s Chief Executive Officer and the two most highly compensated officers as of the end of its last fiscal year, who are referred to as the named executive officers, that is based on or otherwise related to the Merger, the table below sets forth the amount of payments and benefits that each of Marathon’s named executive officers may receive in connection with the Merger, assuming that the Merger was consummated and such executive officer experienced a qualifying termination on October xx, 2017. The amounts below were determined using a per share price of Marathon’s Common Stock of $1.41, which represents the average closing trading price of Marathon’s Common Stock over the first five business days following the first public announcement of the transaction. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	benefits	reimbursement	Other ($)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Doug Croxall	$375,000	$988,400	$-	$11,000	$-	$-	$1,374,400
Francis Knuettel II	$75,000	$141,200	$-	$11,000	$-	$-	$152,200
James Crawford	$-	$-	$-	$11,000	$-	$-	$11,000

Interests of the GBV Directors and Executive Officers in the Merger

In considering the recommendation of GBV’s board of directors with respect to adopting the Merger Agreement, GBV’s shareholders should be aware that certain members of GBV’s board of directors and certain executive officers of GBV may have interests in the Merger that may be different from, or in addition to, the interests of GBV’s shareholders. Each of Marathon’s board of directors and GBV’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Merger, and to recommend, as applicable, that Marathon’s shareholders approve the proposals to be presented to Marathon’s shareholders for consideration at the Special Meeting as contemplated by this proxy statement/prospectus/information statement, and that GBV’s shareholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

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Ownership Interests

As of December 18, 2017, all of GBV’s directors and executive officers, together with their affiliates, owned approximately 3.2% of the outstanding shares of GBV capital stock, on an as converted to common stock basis.

GBV Options and Warrants

None.

Management Following the Merger

The Merger Agreement does not specify or require management appointments. Marathon and GBV are expected to agree to management to afford continuity to the combined companies as well as management with skills in blockchain and digital assets businesses and amend the Merger Agreement, or otherwise coordinate the appointment of all management and director appointments prior to the closing of the Merger.

Indemnification and Insurance

GBV’s directors and executive officers will be entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement or upon closing of the Merger.

Limitations of Liability and Indemnification

GBV’s directors and executive officers will be entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement or upon closing of the Merger.

GBV’s Stock Options and Warrants

None.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Marathon or GBV. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Marathon and GBV have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Marathon and GBV do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Marathon or GBV, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Marathon and GBV, and are modified by the disclosure schedules.

General

Pursuant to the terms of the Merger Agreement, GBVAC, Marathon’s wholly-owned subsidiary formed in connection with the Merger will merge with and into GBV, with GBV surviving as a wholly-owned subsidiary of Marathon.

Merger Consideration

At the Effective Time of the Merger, each share of (A) common stock of GBV, par value $0.0001 per share (“GBV Common Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock of Marathon (the “Series C Preferred Stock”) or (y) common stock, par value $0.0001 per share of Marathon (“Common Stock”): (B) Series A Preferred Stock, par value $0.0001 per share, of GBV (“GBV Series A Stock”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or (y) Common Stock; and (C) all of GBV’s outstanding convertible debt (“GBV Notes”) will automatically be cancelled and converted into shares of either (x) Series C Preferred Stock or Common Stock. Marathon will not assume outstanding and unexercised warrants and options to purchase shares of GBV capital stock, and none are outstanding. The total number of shares of Marathon’s Common Stock and Common Stock that is issuable under the Series C Preferred Stock is 126,674,557. After the completion of the Merger, Marathon will change its corporate name to “Marathon Blockchain, Inc.” or similar name determined by the board of directors of Marathon as required by the Merger Agreement (the “Marathon Name Change”).

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Directors and Officers of Marathon Following the Merger

Pursuant to the Merger Agreement, Marathon agreed it shall take all required actions so that immediately after the closing of the Merger, the board of directors and officers of Marathon shall consist of the individuals set forth on Schedule 2.03(a). No individuals have been named in accordance with Schedule 2.03 (a) as of the date of the Merger Agreement, however Marathon and GBV have had ongoing discussions concerning these appointments.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of Marathon upon completion of the Merger:

Name	Title
Merrick D. Okamoto	Chairman of the Board of Directors
Charles Allen	Chief Executive Officer and Director
Michal Handerhan	President
Francis Knuettel II	Chief Financial Officer and Corporate Secretary
Edward Kovalik	Independent Director
David P. Lieberman	Independent Director
Christopher Robichaud	Independent Director

Background of Officers and Directors

The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Charles W. Allen - Chief Executive Officer and Director

Mr. Charles W. Allen, age 42, is expected to be appointed Chief Executive Officer upon closing of the Merger. Mr. Allen is also the Chief Executive Officer of BTCS Inc. (ticker: BTCS) the first U.S. public company focused on bitcoin and blockchain technologies. Mr. Allen is also on the advisory board of GoCoin LLC, a leading Digital Asset payment processor. Mr. Allen has extensive experience in business strategy and structuring and executing a variety of investment banking and capital markets transactions, including financings, IPO’s and mergers and acquisitions. From February, 2012 through January, 2014 Mr. Allen was a Managing Director at RK Equity Capital Markets LLC (“RK”) and focused on natural resources investment banking and added to RK’s capital markets efforts. In August, 2012 Mr. Allen co-founded RK Equity Investment Corp. (“RKEIC”) and served as a member of its board from inception through September 7, 2014. Mr. Allen has extensive experience in business strategy, investment banking and capital markets transactions. Prior to his work in the blockchain industry he worked domestically and internationally on projects in technology, media, natural resources, logistics, medical services and financial services. He has served as a Managing Director at numerous boutique investment banks focused on advising and raising capital for small and mid-size companies. Mr. Allen received a B.S. in Mechanical Engineering from Lehigh University and a M.B.A. from the Mason School of Business at the College of William & Mary.

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Doug Croxall – current Chief Executive Officer of Marathon and former Chairman

Mr. Doug Croxall, age 49, has served as the Chief Executive Officer and Founder of LVL Patent Group LLC, a privately owned patent licensing company since 2009. From 2003 to 2008, Mr. Croxall served as the Chief Executive Officer and Chairman of FirePond, a software company that licensed configuration pricing and quotation software to Fortune 1000 companies. Mr. Croxall earned a Bachelor of Arts degree in Political Science from Purdue University in 1991 and a Master of Business Administration from Pepperdine University in 1995. Mr. Croxall was chosen as a director of the Company based on his knowledge of and relationships in the patent acquisition and monetization business.

Michal Handerhan - President

Mr. Michal Handerhan, age 40, is expected to be appointed President upon closing of the Merger. Mr. Handerhan is also the Chief Operating Officer of BTCS Inc. (ticker: BTCS) the first U.S. public company focused on bitcoin and blockchain technologies. From February, 2011 through February, 2014 Mr. Handerhan served as an independent IT and web services consultant to the National Aeronautics and Space Administration (“NASA”). From October, 2005 until February, 2014 Mr. Handerhan was the President and Chief Executive Officer of Meesha Media Group, LLC which provided high-definition video production services, Web 2.0 development, database management, and social media solutions. From March, 2002 through October, 2006 Mr. Handerhan served as a team leader for NASA in their Peer Review Services group. Mr. Handerhan received a B.S. in Computer Science from Czech Technical University.

Merrick D. Okamoto - Director

Mr. Merrick D. Okamoto, age 56, serves as the President at Viking Asset Management which he co-founded in 2002. Mr. Okamoto is responsible for research, due diligence, and structuring potential investment opportunities. He has been instrumental in providing capital to over 200 private and public companies. He is also responsible for the firm’s trading operations. Prior to Viking, Mr. Okamoto co-founded TradePortal.com, Inc. in 1999 and served as its President until 2001. He was instrumental in developing the proprietary Trade Matrix software platform offered by TradePortal Securities. Mr. Okamoto’s negotiations were key in selling a minority stake in TradePortal.com Inc. to Thomson Financial. Prior to that, he held Vice President positions with Shearson Lehman Brothers, Prudential Securities, and Paine Webber.

David P. Lieberman – Director

Mr. David Lieberman, age 73, is a seasoned business executive with over 40 years of financial experience beginning with five years as an accountant with Price Waterhouse. He has extensive experience as a senior operational and financial executive serving both multiple public and non-public companies. Mr. Lieberman currently serves as the President of Cobra International and Lieberman Financial Consulting where he acts as administrator for several investment groups. Previously he served as CFO and Director for MEDL Mobile Holdings, Inc., and CFO and Director of Datascension, Inc., a telephone market research company that provides both outbound and inbound services to corporate customers, since January 2008 and a director of that company since 2006.  From 2006 to 2007, he served as Chief Financial Officer of Dalrada Financial Corporation, a publicly traded payroll processing company based in San Diego.  From 2003 to 2006, he was the Chief Financial Officer for John Goyak & Associates, Inc., a Las Vegas-based aerospace consulting firm. Mr. Lieberman attended the University of Cincinnati, where he received his B.A. in Business, and is a licensed CPA in the State of California.

Francis Knuettel II - Chief Financial Officer and Corporate Secretary

Prior to joining the Company, Mr. Francis Knuettel, II, age 51, was Managing Director and CFO for Greyhound IP LLC, an investor in patent litigation expenses for patents enforced by small firms and individual inventors. From 2007 through 2013, Mr. Knuettel served as the Chief Financial Officer of IP Commerce, Inc., a cloud-based operator of an electronic payment platform and from 2005 through 2007, Mr. Knuettel served as the CFO of InfoSearch Media, Inc., a publicly traded company in the internet marketing space. From 2000 through 2004, Mr. Knuettel was at Internet Machines Corporation, a fables semiconductor company located in Los Angeles, where he served on the Board of Directors and held several positions, including Chief Executive Officer and Chief Financial Officer. Additionally, from 2008 through 2011, Mr. Knuettel was a member of the Board of Directors and Chairman of the Audit Committee for Firepond, Inc., a publicly traded producer of CPQ software systems and from 2015 through 2017, Mr. Knuettel was on the Board of Directors of Spindle Inc., a publicly traded provider of unified commerce solutions for electronic payments. Mr. Knuettel received his BA with honors in Economics from Tufts University and holds an MBA in Finance and Entrepreneurial Management from The Wharton School at the University of Pennsylvania.

Edward Kovalik — Director

Mr. Edward Kovalik, age 42, is the Chief Executive Officer and Managing Partner of KLR Group, which he co-founded in 2012. KLR Group is an investment bank specializing in the Energy sector. Mr. Kovalik manages the firm and focuses on structuring customized financing solutions for the firm’s clients. He has over 16 years of experience in the financial services industry. Prior to founding KLR, Mr. Kovalik was Head of Capital Markets at Rodman & Renshaw, and headed Rodman’s Energy Investment Banking team. Prior to Rodman, from 1999 to 2002, Mr. Kovalik was a Vice President at Ladenburg Thalmann & Co, where he focused on private placement transactions for public companies. Mr. Kovalik serves as a director on the board of River Bend Oil and Gas.

James Crawford – former Chief Operating Officer (resigned August 2017)

Mr. James Crawford, age 41, was a founding member of Kino Interactive, LLC, and of AudioEye, Inc. Mr. Crawford’s experience as an entrepreneur spans the entire life cycle of companies from start-up capital to compliance officer and director of reporting public companies. Prior to his involvement as Chief Operating Officer of the Company, Mr. Crawford served as a director and officer of Augme Technologies, Inc. beginning March 2006, and assisted the company in maneuvering through the initial challenges of acquisitions executed by the company through 2011 that established the company as a leading mobile marketing company in the United States. Mr. Crawford is experienced in public company finance and compliance functions. He has extensive experience in the area of intellectual property creation, management and licensing. Mr. Crawford also served on the board of directors Modavox and Augme Technologies, and as founder and managing member of Kino Digital, Kino Communications, and Kino Interactive.

Christopher Robichaud — Director

Mr. Christopher Robichaud, age 50, has served as Chief Executive Officer of PMK•BNC, a communications, marketing and consulting agency since January 2010.  In addition to managing teams in Los Angeles, New York and London, he advises clients across the globe on how to apply the “Science of Popular Culture” to build audiences, create fans, and ultimately engage with consumers in today’s ever-changing world and recently created and leads the agency’s global consulting unit, which helps companies better understand today’s changing landscape worldwide branding landscape. Prior to serving as CEO of PMK•BNC, Mr. Robichaud was the President and COO of BNC from September 1990 through December 2009.

Richard S. Chernicoff — former Director

Mr. Richard Chernicoff, age 51, has served as a director of Unwired Planet, Inc. since March 2014. Prior to joining the board of directors of Unwired Planet, Inc., Mr. Chernicoff was President of Tessera Intellectual Property Corp. from July 2011 to January 2013. Mr. Chernicoff was President of Unity Semiconductor Corp. from December 2009 to July 2011. Prior to that, Mr. Chernicoff was with San Disk from 2003 to 2009 where as Senior Vice President, Business Development, Mr. Chernicoff was responsible for mergers and acquisitions and intellectual property matters. Previously, Mr. Chernicoff was a mergers and acquisitions partner in the Los Angeles office of Brobeck, Phleger & Harrison LLP from 2001 to 2003, and Mr. Chernicoff was a corporate lawyer in the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom LLP from 1995 to 2000. From 1993 to 1995 Mr. Chernicoff was a member of the staff of the United States Securities and Exchange Commission in Washington D.C.. Mr. Chernicoff began his career as a certified public accountant with Ernst & Young. Mr. Chernicoff has a B.S. in Business Administration from California State University Northridge and received a J.D. from St. John’s University School of Law. The Board believes Mr. Chernicoff’s qualifications to sit on the Board of Directors include his significant experience with mergers and acquisitions, intellectual property (acquisition, licensing and litigation) and leadership of business organizations.

Richard Tyler – Former Director

Mr. Richard Tyler, age 59, has a background in private equity, venture capital and mergers and acquisitions. He has been serving as a Managing Director of Vulano Group, a leading technology and intellectual property development company since 2007. Prior to Vulano Group, he founded M2P Capital, LLC, a Denver based private equity firm, where he has served as partner since 2002. Prior to forming M2P Capital, he was a partner in Taleria Ventures, a venture firm engaged in early stage investing and start-up management. In 1988, he founded BACE Industries; a company that executed buy and build strategies in the manufacturing, distribution, business services and technology industries. In addition, he serves as a director and adviser to numerous private companies and is a director of The American Institute for Avalanche Research and Education, Colorado Outward Bound School and The American Mountain Guides Association. He graduated from the Colorado College in 1980 with a BA degree. The Board of Directors believes Mr. Tyler’s qualifications to sit as a member on the Board of Directors includes his significant experience with mergers and acquisitions, intellectual property (acquisition, licensing and litigation) and leadership of business organizations.

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Directors and Officers of GBV Following the Merger

Following the Effective Time of the Merger, GBV’s officers and directors are expected to consist of 1 or more persons appointed by Marathon from the officers and/or directors of Marathon.

Rights, Privileges and Liabilities of Surviving Corporation

At the Effective Time, all the properties, rights, privileges, powers and franchises of GBVAC and GBV will vest in GBV, and all debts, liabilities and obligations of GBVAC and GBV will become the debts, liabilities and obligations of GBV.

Articles of Incorporation and Bylaws of Marathon and GBV

The articles of incorporation and bylaws, and any amendments thereto, respectively, of GBV in effect at the Effective Time will become the articles of incorporation and the bylaws of GBV. The articles of incorporation and bylaws of Marathon, and any amendments thereto, respectively, in effect at the Effective Time will become the articles of incorporation and the bylaws of Marathon, subject to the Marathon Name Change proposal amendment.

Conditions to the Consummation of the Merger

The closing of the Merger is subject to customary closing conditions, on or prior to February 28, 2018 (unless extended) including, among other things:

●	the approval of Marathon’s shareholders;

●	the approval of GBV’s shareholders;

●	Marathon shall have filed the Certificate of Designations, Preferences and rights of the 0% Series C Convertible Preferred Stock which shall have been accepted by the Secretary of State of the State of Nevada;

●	Marathon shall have filed the Certificate of Designations, Preferences and rights of the 0% Series E-1 Convertible Preferred Stock which shall have been accepted by the Secretary of State of the State of Nevada;

●	the exercise or conversion of the Marathon Notes into Marathon’s Series E-1 Preferred Stock;

●	approval of Marathon’s initial listing application by NASDAQ; and

●	the Certificate of Merger executed by GBVAC and GBV in form acceptable for filing shall have been accepted by the Secretary of State of the State of Nevada;

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Furthermore, each party’s obligation to consummate the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

●	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered will have been so executed and delivered;
●	all of the terms, covenants and conditions of the Merger Agreement to be complied with or performed by at or prior to the Closing will have been complied with or performed;
●	title to GBV stock and GBV Notes will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;
●	GBV shall not have any debt, except for debt incurred in the ordinary course of the Company’s business;
●	the capitalization structure of GBV shall be as set forth in Schedule 6.01 to the Merger Agreement;
●	there will not have occurred:
any material adverse change in the financial position or condition of GBV or Marathon their liabilities or assets or any damage, loss or other change in circumstances materially and adversely affecting the GBV’s or Marathon’s right to carry on business, other than changes in the ordinary course of business, none of which has been materially adverse, or any damage, destruction, loss or other event, including changes to any laws or statutes applicable to GBV or Marathon (whether or not covered by insurance) materially and adversely affecting GBV or Marathon;
●	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;
●	GBV and Marathon shall have received an evaluation of GBV and the consideration of the Merger that is reasonably acceptable to the board of directors; and
●	all representations and warranties shall be true and correct as of the Closing Date.
●	a material adverse effect as it relates to such party.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Marathon, GBVAC and GBV for a transaction of this type relating to, among other things:

●	Organization, Standing and Power;
●	Subsidiaries; Equity Interests
●	Capital Structure;
●	Authority; Execution and Delivery; Enforceability;
●	No Conflicts; Consents;
●	SEC Documents; Undisclosed Liabilities;
●	Internal Controls; Sarbanes-Oxley Act;
●	Taxes;
●	Litigation;
●	Compliance with Applicable Law;
●	Contracts;
●	Title to Properties;
●	Disclosure;
●	Brokers; Schedule of Fees and Expenses;
●	Application of Takeover Protections:
●	Money Laundering; No Undisclosed Events, Liabilities, Developments or Circumstances;
●	No Other Representations or Warranties; and
●	Foreign Corrupt Practices.

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The representations and warranties of Marathon and GBV contained in the Merger Agreement, including exhibits and scheduled attached to the Merger Agreement, will survive the closing.

Other Agreements

Both Marathon and GBV have agreed to use its commercially reasonable efforts to:

●	Conduct its business diligently and in the ordinary course consistent with the manner in which had been operated prior to execution of the Merger Agreement;
●	Exclusivity, subject to fiduciary duty obligations; and
●	consult and agree with each other about any public statement either will make concerning the Merger.

Description of Marathon Series C Convertible Preferred Stock

Each share of Marathon’s Series C Preferred Stock is convertible into 100 shares of Common Stock. The stated value of each share of Series C Preferred Stock is $0.0001 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. Except to the extent that the holders of at least a majority of the outstanding Preferred Shares expressly consent to the creation of parity stock or senior preferred stock, all shares of capital stock of Marathon hereafter issued shall be junior in rank to all Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of Marathon (except, for the avoidance of doubt, with respect to Marathon’s Series B Convertible Preferred Stock). Each share of Series C Preferred Stock is entitled to vote for every share of Common Stock into which it is convertible on any matter submitted for a vote of shareholders, subject to the beneficial ownership limitations set forth in the Certificate of Designation of 0% Series C Convertible Preferred Stock. The Company shall not effect the conversion of any Series C Preferred Stock in the event that Holder would beneficially own in excess of 2.49% of the shares of Common Stock outstanding immediately after giving effect to such conversion. The Holder shall have the right to elect an initial Maximum Percentage of up to 4.99% and thereafter decrease the Maximum Percentage upon one (1) days’ notice or to increase the Maximum Percentage to up to 9.99% upon 61 days’ notice. Each shares of Series C Preferred Stock is convertible into 100 shares of Common Stock.

Description of Marathon Series E-1 Convertible Preferred Stock

Each share of Marathon’s Series E-1 Preferred Stock is convertible into shares of Common Stock based on a conversion calculation equal to the quotient of the Stated Value divided by the Conversion Price. The Stated Value of each Series E-1 Preferred Stock is $1,000 and the Conversion Price is $0.80 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company shall not effect the conversion of any Series C Preferred Stock in the event that Holder would beneficially own in excess of 2.49% of the shares of Common Stock outstanding immediately after giving effect to such conversion. The Holder shall have the right to elect an initial Maximum Percentage of up to 4.99% and thereafter decrease the Maximum Percentage upon one (1) days’ notice or to increase the Maximum Percentage to up to 9.99% upon 61 days’ notice. The Series E-1 Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case will rank senior to the Common Stock and all other securities of Marathon that do not expressly provide that such securities rank on parity with or senior to the Series F Preferred Stock. Until converted, each share of Series E-1 Preferred Stock is entitled to vote for every share of Common Stock into which it is convertible on any matter submitted for a vote of shareholders, subject to the beneficial ownership limitations set forth in the Certificate of Designation of 0% Series E-1 Convertible Preferred Stock (“Series E-1 COD”).

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AGREEMENTS RELATED TO THE MERGER

Lock-Up Agreements

On September 7, 2017, Marathon entered into a Lock-up Agreement with Marathon’s Chief Executive Officer Doug Croxall. The Lock-Up Agreement also amended the Amended and Restated Retention Agreement, dated August 30, 2017 with Doug Croxall. Under the agreement, 700,000 restricted shares of common stock issuable to Doug Croxall (net of the 50,000 shares of Common Stock transferred by Doug Croxall to Francis Knuettel II) became subject to a lock-up provision under which he agreed that (1) the date of issuance of the shares shall be the earlier of the date of shareholder approval of the 2017 Equity Incentive Plan or December 31, 2017, and (2) he may not, directly or indirectly (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the restricted shares, beneficially owned, within the meaning of Rule 13d-3 under the Exchange Act or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership; provided, however, on the 30th day following the date of a Qualifying Transaction (as defined in the Agreements) and on each succeeding monthly (30 day) period following the date of issuance, 16.67% of such restricted shares shall no longer be subject to such restrictions.

Voting and Standstill Agreements

On November 1, 2017, Marathon entered into an amendment with Marathon’s Chief Executive Officer to the retention agreement signed on August 22, 2017, whereby his tenure as Chief Executive Officer would be extended until December 31, 2017. Mr. Croxall’s monthly base compensation was adjusted to $30,000 per month through December 31, 2017 and upon execution of the Merger Agreement, fifty (50%) percent of the remaining retention bonus, in the amount of $187,500, would be immediately paid, with the remainder to be paid upon close of the Merger.

In addition, Mr. Croxall entered into a Voting and Standstill Agreement on November 1, 2017 whereby he agreed to vote all of the shares he either directly or beneficially owns or acquires as instructed by Marathon’s board of directors and to not sell any shares until 10 days after a change of control as defined in the agreement. To secure the obligations to vote Mr. Croxall also appointed the Chairman of Marathon or its designees, as the true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of the shares and to execute all appropriate instruments on behalf of Mr. Croxall if, and only if, he fails to vote all of the shares or execute such other instruments in accordance with the provisions of the agreement within 5 days of written request for written consent or signature.

MATTERS BEING SUBMITTED TO A VOTE OF MARATHON’S SHAREHOLDERS

Proposal No. 1: Approval of the Merger and the Issuance of Common Stock in the Merger

At the Special Meeting, Marathon’s shareholders stockholders will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Marathon’s Series C Preferred Stock and Common Stock to holders of GBV’s Common Stock, Series A Preferred Stock and GBV Notes pursuant to the Merger Agreement. Immediately following the execution of the Merger Agreement, it is expected that GBV’s Common Stock, Series A Preferred Stock and GBV Notes will own, or hold rights to acquire, approximately 81% of the Fully-Diluted Common Stock of Marathon and other changes in Marathon’s capitalization following the date of the Merger Agreement, with current Marathon shareholders, option holders and warrant holders owning, or holding rights to acquire, approximately 19% of the Fully-Diluted Common Stock of Marathon prior to giving effect of the issuance of 1 million shares of Marathon’s Common Stock on December 13, 2017 at $5.00 per share in a registered offering subsequent to the Merger Agreement (as such percentages are increased or reduced for the registered offering and any other shares issued or cancelled prior to the closing of the Merger).

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The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Marathon’s Series C Preferred Stock and Common Stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy at the Special Meeting is required for approval of Proposal No. 1.

MARATHON’S BOARD OF DIRECTORS RECOMMENDS THAT MARATHON’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE ISSUANCE OF MARATHON’S SERIES C PREFERRED STOCK AND COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Proposal No. 2: Approval of Marathon Name Change

At the Special Meeting, Marathon’s shareholders will be asked to approve the amendment to the amended and restated Articles of Incorporation of Marathon to effect the Marathon Name Change. The primary reason for the corporate name change is that management believes this will allow for brand recognition of GBV’s business and programs following the consummation of the Merger. Marathon’s management believes that the current name will no longer accurately reflect the business of Marathon and the mission of Marathon subsequent to the consummation of the Merger.

The affirmative vote of holders of a majority of the shares of Marathon’s Common Stock having voting power outstanding on the record date for the Special Meeting is required to approve the amendment to the amended and restated Articles of Incorporation to effect the Marathon Name Change.

MARATHON’S BOARD OF DIRECTORS RECOMMENDS THAT MARATHON’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE MARATHON NAME CHANGE.

Proposal No. 3: Approval of Possible Adjournment of the Marathon Special Meeting

If Marathon fails to receive a sufficient number of votes to approve Proposal Nos. 1 or 2, Marathon may propose to adjourn the Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1 or 2. Marathon currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Proposal Nos. 1 or 2. The affirmative vote of the holders of a majority of the shares of Marathon common stock having voting power present in person or represented by proxy at the Special Meeting is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1 or 2.

MARATHON’S BOARD OF DIRECTORS RECOMMENDS THAT MARATHON’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 OR 2. EACH OF PROPOSAL 1 AND 2 ARE CONDITIONED UPON EACH OTHER AND THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

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MARKET PRICE AND DIVIDEND INFORMATION

Marathon’s Common Stock is listed on The NASDAQ Capital Market under the symbol “MARA”. The following table sets forth, for the periods indicated and through December 14, 2017 for the Fourth Quarter of 2017, the high and low intraday prices per share of Marathon’s Common Stock as reported by The NASDAQ Capital Market.

GBV is a private company and its common stock and preferred stock are not publicly traded.

Marathon’s Common Stock

	2017		2016		2015
	High	Low	High	Low	High	Low
First Quarter	$9.16	2.52	11.48	5.16	35.25	21.36
Second Quarter	4.08	0.52	11.72	5.62	24.96	11.20
Third Quarter	2.32	0.88	13.76	10.32	13.60	6.04
Fourth Quarter	10.03	1.00	11.24	5.76	8.80	5.28

The closing price of Marathon’s Common Stock on December 14, 2017, as reported on The NASDAQ Capital Market, was $5.43 per share.

Because the market price of Marathon’s Common Stock is subject to fluctuation, the market value of the shares of Marathon’s Common Stock that GBV shareholders will be entitled to receive in the Merger may increase or decrease.

As of *, 2017, the record date for the Special Meeting, Marathon had approximately [  ] holders of record of its Common Stock, [  ] holders of record of its Series B Preferred Stock and [  ] holders of record of its Series E Preferred Stock. As of [  ], 2017, GBV had [  ] holders of record of its common stock and [  ] holders of record of its preferred stock. For detailed information regarding the beneficial ownership of certain shareholders of Marathon upon consummation of the Merger, see the section entitled “Principal Shareholders of Combined Company” in this proxy statement/prospectus.

Dividends

Marathon has never paid or declared any cash dividends on its Common Stock. Marathon does not anticipate paying dividends in the foreseeable future as the board of directors intends to retain future earnings for use in Marathon’s business. Any future determination as of the payment of dividends will depend upon Marathon’s financial conditions, results of operations and such other factors as the Board of Directors seems relevant.

GBV has never paid or declared any cash dividends on its common stock. If the Merger does not occur, GBV does not anticipate paying any cash dividends on its common stock in the foreseeable future.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Generally

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of GBV capital stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of this discussion.

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This discussion assumes you hold your shares of GBV capital stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to U.S. holders of GBV capital stock subject to special treatment under the federal income tax laws such as:

●	insurance companies;
●	investment companies;
●	tax-exempt organizations;
●	financial institutions;
●	dealers in securities or foreign currency;
●	banks or trusts;
●	persons that hold GBV capital stock as part of a straddle, hedge, constructive sale or other integrated security transaction;
●	persons that have a functional currency other than the U.S. dollar;
●	investors in pass-through entities; or
●	persons who acquired their GBV capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

Further, this discussion does not consider the potential effects of any state, local or foreign tax laws or U.S. federal tax laws other than federal income tax laws.

This discussion is not intended to be tax advice to any particular holder of GBV capital stock. Tax matters regarding the Merger are complicated, and the tax consequences of the Merger to you will depend on your particular situation. You should consult your own tax advisor regarding the specific tax consequences to you of the Merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For purposes of this discussion, you are a “U.S. holder” if you beneficially own GBV capital stock and you are:

1.	a citizen or resident of the United States for federal income tax purposes;
2.	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;
3.	a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or
4.	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity classified as a partnership for U.S. federal income tax purposes holds GBV capital stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding GBV capital stock are urged to consult their own tax advisors.

Neither Marathon nor GBV have requested a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences of the Merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below.

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The tax treatment of holders of GBV Notes is expected to be substantially similar to the description of the tax treatment on the holders of GBV securities.

No opinion will be obtained with respect to the tax treatment of the Merger or the securities issued or issuable to GBV stock holder or holders of the GBV Notes.

The discussion below summarizes the material U.S. federal income tax consequences to a U.S. holder of GBV capital stock resulting from the qualification of the Merger as reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

As a tax-free reorganization, the Merger will have the following federal income tax consequences for U.S. holders of GBV capital stock:

(1)	No gain or loss will be recognized by U.S. holders of GBV capital stock as a result of the exchange of such shares for the Merger Consideration pursuant to the Merger.
(2)	The tax basis of the Merger Consideration received by each U.S. holder of GBV capital stock will equal the tax basis of such U.S. holder’s shares of GBV capital stock exchanged in the Merger
(3)	The holding period for the Merger Consideration received by each U.S. holder of GBV capital stock will include the holding period for the shares of GBV capital stock of such U.S. holder exchanged in the Merger.

Reporting and Retention Requirements

If you receive the Merger Consideration as a result of the Merger, you are required to retain certain records pertaining to the Merger pursuant to the Treasury Regulations under the Code. If you are a “significant holder” (as defined in the Treasury Regulations under the Code) of GBV capital stock, you must file with your U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. You are urged to consult your tax advisors concerning potential reporting requirements.

Neither Marathon nor GBV have requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the Merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below

Ownership Interests

As of December 8, 2017, all directors and executive officers of Marathon beneficially owned approximately 10.9% of the shares of Marathon’s voting capital. The affirmative vote of the holders of a plurality of the shares of Marathon’s voting capital present in person or represented by proxy at Marathon’s Annual Meeting is required for approval of Proposal No. 2. The affirmative vote of the holders of a majority of shares of Marathon’s voting capital on the record date for Marathon’s Special Meeting is required for approval of Proposal Nos. 1, 3 and 4.

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Equity Compensation Plans

Marathon has a 2017 Equity Incentive Plan (the “2017 Plan”), and reserves for issuance 2,500,000   shares of its Common Stock. Equity incentive awards play a significant role in the compensation provided to executive officers and employees in the current market. We intend on relying on equity compensation in order to attract and retain key employees, align the interests of our executive officers with those of our shareholders and to provide executive officers and other employees with the opportunity to accumulate retirement income. The 2017 Plan is designed to provide flexibility to meet our need to remain competitive in the marketplace in order to attract and retain executive talent and other key employees. There are approximately 1,400,000   shares available for future grants.

A summary of option activity for the fiscal year ended December 31, 2016 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life
Balance at December 31, 2015	3,383,267	$4.25	7.11
Granted	780,000	$2.13	9.44
Cancelled	373,856	$5.80	—
Forfeited	273,275	$5.24	—
Exercised	—	$—	—
Balance at December 31, 2016	3,516,316	$4.46	6.80

Options Exercisable at December 31, 2016	2,574,703	$4.67	6.03
Options expected to vest	941,433	$3.65	8.90
Weighted average fair value of options granted during the period		$0.89

(1)	This amount represents the difference between the exercise price and $6.88, the closing price of Marathon’s common stock on December 30, 2016 (the last trading day of 2016) as reported on The NASDAQ Stock Market, for all in-the-money options outstanding and all the in-the-money shares exercisable

The number of securities to be issued upon exercise of outstanding options, securities remaining available for future issuance and weighted average exercise price has been adjusted to reflect the reverse 1-for-4 stock split effective October 31, 2017.

Interests of Certain GBV Directors and Officers in the Merger

In considering the recommendation of the GBV board of directors with respect to adopting the Merger Agreement and the issuance of the Merger Consideration by Marathon, GBV shareholders should be aware that certain members of the board of directors and executive officers of GBV have interests in the Merger that may be different from, or in addition to, interests they may have as GBV shareholders. Each of Marathon and GBV board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, the Merger and the issuance of the Merger Consideration.

Ownership Interests

Certain of GBV’s directors and all of its executive officers currently hold shares of GBV’s common stock. The table below sets forth the ownership of GBV’s common stock as of December 18, 2017 by GBV’s directors and executive officers.

Name	Number of shares of GBV common stock
Charles Allen	2,250,000
Jesse Sutton	250,000

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Form of the Merger

The Merger Agreement provides that at the Effective Time, GBVA will be merged with and into GBV. Upon the consummation of the Merger, GBV will continue as the surviving corporation and will be a wholly-owned subsidiary of Marathon.

Merger Consideration

At the Effective Time, the outstanding shares of common stock, Series A Preferred Stock, and outstanding convertible promissory notes of GBV will be converted into the right to receive an aggregate of up to 126,674,557 shares of Common Stock of Marathon (including shares of Common Stock issuable upon conversion of our newly designated Series C Convertible).

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Marathon’s Common Stock that GBV shareholders will be entitled to receive for changes in the market price of Marathon’s Common Stock. Accordingly, the market value of the shares of Marathon’s Common Stock issued pursuant to the Merger will depend on the market value of the shares of Marathon’s Common Stock at the time the Merger is consummated, and could vary significantly from the market value on the date of this proxy statement/prospectus.

Company’s Series C Preferred Stock

On or prior to the Effective Time, Marathon will file a Certificate of Designation of 0% Series C Convertible Preferred Stock with the Secretary of State of the State of Nevada with respect to the designation of shares of Series C Preferred Stock, par value $0.0001 per share (the “Par Value”). Each share of Series C Preferred Stock is convertible into 100 validly issued, fully paid and non-assessable shares of Common Stock. Upon the liquidation, dissolution or winding up of the business of Marathon, each holder of Series C Preferred Stock shall be entitled to receive, for each share of Series C Preferred Stock, a preferential amount in cash equal to (and not more than) the Par Value, before payment is made to any other class or series of capital stock whose terms expressly provide that the holders of Series C Preferred Stock should receive preferential payment and Marathon’s Common Stock; provided, however, that Series B Convertible Preferred Stock shall rank senior to Series C Preferred Stock.

Holders of Series C Preferred Stock are entitled to vote the number of Preferred Shares owned at the record date, together with the holders of Common Stock (subject to the conversion limitations) on all matters and not as a separate class, and to receive dividends when and as declared by the Board of Directors. If at any time Marathon grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series C Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) held by such holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, that if the holder’s right to participate in any such Purchase Right would result in such holder exceeding the Beneficial Ownership Limitation (defined below), then such holder shall not be entitled to participate in such Purchase Right until such time as the Purchase Rights would not result in such holder exceeding the Beneficial Ownership Limitation. At no time may shares of Series C Preferred Stock be converted if such conversion would cause the holder to hold in excess of 2.49% of the issued and outstanding Common Stock of Marathon (the “Beneficial Ownership Limitation”). The Series C Preferred Stock is subject to adjustment in the event of stock dividends, splits and fundamental transactions.

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Promptly after the Effective Time of the Merger, each holder of GBV’s common stock and Series A Preferred Stock, immediately prior to the Effective Time of the Merger will receive a letter of transmittal and instructions for surrendering and exchanging the holder’s GBV capital stock for the Merger Consideration. Upon surrender of GBV capital stock certificate for exchange together with a duly signed letter of transmittal and such other documents as Marathon’s exchange agent or Marathon may reasonably require, the GBV stock certificate surrendered will be cancelled and the holder of the GBV stock certificate will be entitled to receive a certificate representing the Merger Consideration that such holder has the right to receive pursuant to the provisions of the Merger Agreement.

At the Effective Time of the Merger, all holders of certificates representing shares of GBV common stock or GBV Series A stock that were outstanding immediately prior to the Effective Time of the Merger will cease to have any rights as shareholders of GBV. In addition, no transfer of GBV common stock or GBV Series A stock after the Effective Time of the Merger will be registered on the stock transfer books of GBV.

If any GBV stock certificate has been lost, stolen or destroyed, Marathon may, in its discretion, and as a condition to the delivery of the Merger Consideration, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Marathon against any claim suffered by Marathon related to the lost, stolen or destroyed certificate or the Merger Consideration issued in exchange for such certificate as Marathon may reasonably request.

From and after the Effective Time of the Merger, until it is surrendered, each certificate that previously evidenced GBV common stock or GBV Series A stock will be deemed to represent only the right to the Merger Consideration.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including approval by Marathon’s shareholders of the Merger. The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Nevada or at such later time as is agreed by Marathon. Neither Marathon nor GBV can predict the exact timing of the consummation of the Merger. Immediately after the Effective Time of the Merger, GBVAC will merge with and into GBV, with GBV surviving as a wholly-owned subsidiary of Marathon.

Regulatory Approvals

Marathon must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market LLC in connection with the consummation of the Merger and the issuance of the Merger Consideration and the filing of this proxy statement/prospectus.

NASDAQ Stock Market Listing

Marathon’s Common Stock currently is listed on The NASDAQ Capital Market under the symbol “MARA”. Marathon has agreed to obtain approval for listing of the Common Stock constituting the common stock portion and shares underlying the Series C Preferred Stock on The NASDAQ Capital Market. Pursuant to the Merger Agreement, the consummation of the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Effective Time of the Merger, of various conditions, including that Marathon must have caused the Merger Consideration to be approved for listing on The NASDAQ Capital Market.

Prior to consummation of the Merger, Marathon intends to file an additional listing application with The NASDAQ Capital Market with respect to the listing of the Common Stock constituting the Merger Consideration.

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Anticipated Accounting Treatment

The Merger will be treated by Marathon as a reverse Merger under the business combination method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, GBV is considered to be acquiring Marathon in the Merger.

Appraisal Rights

Under the Nevada Revised Statutes and our charter documents, holders of our Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect any of the proposals.

Pursuant to Section 92A.390 of the Nevada Revised Statutes, there is no right of dissent with respect to a plan of Merger in favor of shareholders of any class or series which is a covered security under section 18(b)(1)(A) of the Securities Act. Section 18(b)(1)(A) of the Securities Act defines a covered security to include a security that is listed on the National Market System of the NASDAQ Stock Market.

Holders of GBV’s capital stock who do not vote in favor of, or consent to, the Merger, are entitled to dissent from the Merger and obtain payment of the fair value of their shares of GBV stock. Those GBV shareholders wishing to dissent from the Merger and obtain payment, must, within 30 days after the date of mailing a notice to such shareholders, send a written demand for payment and all GBV stock certificates to GBV.

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MARATHON PATENT GROUP, INC.

Marathon is formerly an IP licensing company. On November 2, 2017, the Company announced that it has entered into a definitive purchase agreement to acquire 100% ownership of Global Bit Ventures Inc. (“GBV”), a digital asset technology company that mines cryptocurrencies.  GBV has robust infrastructure in place with significant capability for expansion. The closing of the transaction is subject to obtaining requisite approvals.

Additional information about Marathon and its subsidiaries is included in documents incorporated by reference into this proxy statement-prospectus as set forth on page 92.

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Legal Proceedings

Marathon and Clouding Corp. are currently defendants in a lawsuit captioned as Symantec Corporation v. IP Navigation Group, LLC; Clouding IP, LLC, et al., filed in the Los Angeles County Superior Court, Case No.: BC640931 on November 14, 2016. Symantec alleges the following causes of action against Marathon and Clouding in the First Amended Complaint: fraudulent misrepresentation; interference with contractual relations; violation of Business and Professions Code section 17200, et seq.; and accounting.

During 2017, Marathon, Doug Croxall and Francis Knuettel II were named as defendants in a lawsuit captioned as Jeffrey Feinberg v. Marathon Patent Group, Inc., Doug Croxall, Francis Knuettel II and Does 1-10, inclusive, Los Angeles County Superior Court, Case No.: BC673128 filed on August 21, 2017 alleging violation of Section 11 of the Securities Act; violation of Section 12(a)(2) of the Securities Act; violation of Section 15 of the Securities Act; fraud and fraudulent concealment; constructive fraud; and negligent misrepresentation. On November 9, 2017, the lawsuit was dismissed.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the Commission, this prospectus is continually updated, and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC Filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 14 or 15(d) of the Exchange Act, (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus, until the selling shareholders sells all of our securities registered under this prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on April 4, 2017, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017 filed with the Commission on May 15, 2017, August 14, 2017 and November 20, 2017, respectively, our Current Reports on Form 8-K filed with the Commission on April 14, 2017, April 18, 2017, April 24, 2017, May 12, 2017, May 18, 2017, July 18, 2017, July 20, 2017, August 9, 2017, August 9, 2017, August 10, 2017, August 14, 2017, August 15, 2017, August 25, 2017, September 5, 2017, September 12, 2017, October 2, 2017, October 17, 2017, October 20, 2017, November 2, 2017, November 15, 2017 and December 1, 2017;

●	the description of our 5% convertible promissory notes and five-year warrants to purchase Common Stock contained in our Current Report on Form 8-K filed with the Commission on August 15, 2017 (File No. 001-36555), including any amendment or report filed for the purpose of updating such description;

●	the description of the Merger Agreement by and between Marathon Patent Group, Inc., Global Bit Ventures Acquisition Corp. and Global Bit Ventures, Inc. dated November 1, 2017, contained in our Current Report on Form 8-K filed with the Commission on November 2, 2017 (File No. 001-36555), including any amendment or report filed for the purpose of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

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Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Secretary, Marathon Patent Group, Inc., 11601 Wilshire Blvd., Ste. 500, Los Angeles, California, 90025, telephone number (703) 232-1701.

COMPARISON OF RIGHTS OF HOLDERS OF MARATHON STOCK AND GBV STOCK

Both Marathon and GBV are incorporated under the laws of the State of Nevada and, accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by the NRS. If the Merger is completed, GBV shareholders will become shareholders of Marathon, and their rights will be governed by the NRS, the bylaws of Marathon, assuming Proposals 1 is approved by Marathon’s shareholders at the Annual Meeting.

The table below summarizes the material differences between the current rights of GBV shareholders under GBV’s Amended and Restated Articles of Incorporation and bylaws and the rights of Marathon’s shareholders, post-Merger, under Marathon’s Articles of Incorporation, as amended, and amended and restated bylaws, each as in effect immediately following the Merger.

While Marathon and GBV believe that the summary tables cover the material differences between the rights of their respective shareholders prior to the Merger and the rights of Marathon’s shareholders following the Merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Marathon and GBV shareholders and are qualified in their entirety by reference to the NRS and the various documents of Marathon and GBV that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Marathon and GBV before the Merger and being a stockholder of Marathon after the Merger. Marathon has filed copies of its current Articles of Incorporation, as amended and amended and restated bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. GBV will also send copies of its documents referred to in this proxy statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

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GBV’s Company Rights Compared to Rights of Marathon

Provision	GBV (Pre-Merger)	Marathon (Post-Merger)

Elections; Voting; Procedural Matters

Authorized Capital Stock	GBV’s Articles of Incorporation (“GBV Articles”) authorizes the issuance of up 200,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share of which 10,000 shares are designated as Series A Preferred Stock.

Marathon’s Articles of Incorporation, as amended (the “Marathon’s Articles”), authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share of which (i) 1,500,000 are designated as Series A Convertible Preferred Stock, (ii) 500,000 are designated as Series B Convertible Preferred Stock, (iii) 502,750 are designated as Series D Convertible Preferred Stock and (iv) 5,694 are designated as Series E Convertible Preferred Stock. In addition, on or prior to the consummation of the Merger, shares of preferred stock will be designated as Series C Preferred Stock.

Number of Directors	GBV’s Bylaws (“GBV Bylaws”) provides that the authorized number of directors of GBV shall be not less than one nor more than seven fixed from time to time by resolution of the Board of Directors.

Marathon’s Amended and Restated Bylaws (the “Marathon’s Bylaws”) provides that the authorized number of directors of Marathon maybe be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be one.

Removal of Directors

Marathon’s Bylaws provide that except as provided in Marathon’s Articles or Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

Vacancies

GBV’s Bylaws provide that any vacancies on the board of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director.

Marathon’s Bylaws provide that unless otherwise provided in Marathon’s Articles, any vacancies on the Board of Directors shall, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Special Meeting of the Shareholders

GBV’s Bylaws provide that unless otherwise restricted by GBV’s Articles or applicable law, special meetings of the board of directors may be called by the president and shall be called by the president or secretary if requested in writing by the holders of not less than one-tenth (1/10) of all the shares entitled to vote at the meeting.

Marathon’s Bylaws provide special meetings of the shareholders of Marathon may only be called, for any purpose or purposes, by the directors or by any officer instructed by the directors to call the meeting.

Notice of Stockholder Meeting

GBV’s Bylaws provide that except as otherwise provided by law or the GBV Articles, written notice of each meeting of shareholders shall be given not less than 10 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Marathon’s Bylaws provide that except as otherwise provided by law or Marathon’s Articles, written notice of each meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

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Content of Stockholder’s Notice	GBV’s Bylaws provide that for business to be properly brought before an annual meeting or a special meeting by a stockholder, the stockholder’s notice must include:	Marathon’s Bylaws provide that for business to be properly brought before an annual meeting or special meeting by a stockholder, the stockholder’s notice must include:

1.	the place, date and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called;	1.	a brief description of the election of directors and for the transaction of other business which may properly come before the annual meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes;

2.	if GBV shall have more than five (5) shareholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder prepared by the secretary at least ten days before every meeting of stockholders, which list shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at GBV’s principal offices;	2.

the place, if any, date, and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called;

		3.	the notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by applicable law; an

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4.	a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or during ordinary business hours at the principal place of business of the corporation, and if the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

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Stockholder Action by Written Consent

GBV;s Bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In no instance where action is authorized by written consent need a meeting of stockholders be called or noticed

Marathon’s Bylaws provide that any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendments to the Bylaws	GBV’s Bylaws may at any time and from time to time be amended, altered or repealed exclusively by the board of directors, as provided in the articles of incorporation.

Marathon’s Bylaws provide that subject to the provisions of Marathon’s Articles and the provisions of the NRS, the power to amend, alter, or repeal these Bylaws and to adopt new Bylaws may be exercised by the Board of Directors or by the stockholder.

Indemnification of Officers and Directors and Advancements of Expenses

Indemnification

GBV’s Bylaws provide that GBV shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of GBV, by reason of the fact that he is or was a director, officer, employee or agent of GBV, or is or was serving at the request of GBV as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

GBV’s Articles of provide that individual liability of the directors and officers of GBV is eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented.

Marathon’s Bylaws provides that a director or officer of Marathon shall have no personal liability to Marathon or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of the Nevada Revised Statutes as it may from time to time be amended or any successor provision thereto.

Marathon’s Articles provide that Marathon shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of Marathon, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of Marathon, or is or was serving at the request of Marathon as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by him in connection with the action, suit or proceeding. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by Marathon as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Marathon. Marathon’s board of directors may adopt bylaws from time to time, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause Marathon to purchase and maintain insurance on behalf of any person who is or was a director or officer of Marathon, or is or was serving at the request of Marathon as director or officer of another corporation or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not Marathon would have the power to indemnify such person.

Marathon’s Articles also provide that individual liability of the directors and officers of Marathon is eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented.

Dividends

Declaration and Payment of Dividends

GBV’s Bylaws provides that dividends on the capital stock of GBV, subject to the rights of holders of Preferred Stock of GBV, if any, may be declared by the board of directors pursuant to law at any regular or special meeting. Dividends may be paid in cash or otherwise.

Marathon’s Bylaws provides in order that Marathon may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

97

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 8, 2017: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. As of December 8, 2017, there were 10,123,325 shares of our common stock outstanding.

Amount and Nature of Beneficial Ownership as of December 8, 2017(1)
Name and Address of Beneficial Owner(1)	Common Stock	Options	Warrants	Total	Percentage of Common Stock (%)
Officers and Directors
Doug Croxall (Chairman and CEO)(2)	853,846	—	—	853,846	8.4%
Francis Knuettel II (Chief Financial Officer)(3)	50,000	122,500	—	172,500	1.7%
James Crawford (Chief Operating Officer)(4)	—	45,866	—	45,866	*
Edward Kovalik (Director)(5)	4,167	20,000	—	80,000	*
Christopher Robichaud (Director)(6)	4,167	5,000	—	20,000	*
David P. Lieberman (7)	4,167	—	—	—	*
Merrick D. Okamoto (8)	9,723	—	—	—	*
All Directors and Executive Officers (seven persons)	926,070	193,366	—	1,119,436	10.9%

* Less than 1%

(1)	In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of December 8, 2017. In determining the percent of common stock owned by a person or entity on December 8, 2017, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on December 8, 2017 and (ii) the total number of shares that the beneficial owner may acquire upon conversion of securities and upon exercise of the warrants and options, subject to limitations on conversion and exercise as more fully described below. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares and such person’s address is c/o Marathon Patent Group, Inc., 11601 Wilshire Blvd., Ste. 500, Los Angeles, CA 90025.

(2)	Shares of Common Stock are held by Croxall Family Revocable Trust, over which Mr. Croxall holds voting and dispositive power.

(3)	Represents options to purchase (i) 72,500 shares of Common Stock at an exercise price of $16.66 per share, (ii) 25,000 shares of Common Stock at an exercise price of $25.60 per share and (iii) 25,000 shares of Common Stock at an exercise price of $7.44per share.

(4)	Represents options to purchase (i) 9,616 shares of Common Stock at an exercise price of $9.88 per share, (ii) 7,500 shares of Common Stock at an exercise price of $16.66 per share, (iii) 20,000 shares of Common Stock at an exercise price of $25.60 per share and (iv) 8,750 shares of Common Stock at an exercise price of $7.44 per share.

(5)	Represents vested shares of restricted Common Stock and options to purchase (i) 5,000 shares of Common Stock at an exercise price of $13.18 per share, (ii) 5,000 shares of Common Stock at an exercise price of $29.78 per share, (iii) 5,000 shares of Common Stock at an exercise price of $8.12 per share and (iv) 5,000 shares of Common Stock at an exercise price of $9.64 per share.

(6)	Represents vested shares of restricted Common Stock and an option to purchase 5,000 shares of Common Stock at an exercise price of $9.64 per share.

(7) (8)	Represents vested shares of restricted Common Stock. Represents vested shares of restricted Common Stock.

PRINCIPAL SHAREHOLDERS OF GBV

The following table sets forth certain information regarding the beneficial ownership of GBV’s common stock in 2017 by each of our directors and executive officers, individually, and all of our directors and executive officers as a group:

		Amount and Nature of Beneficial Ownership (1)		Total Equity Stake(2)
Name of Beneficial Owner	Role	Number	Percent	Number	Percent
Charles Allen(3)		2,250,000	46.2%	2,250,000	2.9%
Jesse Sutton		250,000	5.1%	250,000	*

* Less than 1%.

(1) Based on 4,870,000 shares of GBV’s common stock outstanding and excludes 72,750,000 shares of common stock issuable on the conversion of Series A Preferred Stock and convertible notes.

(2) Based on 4,870,000 shares of GBV’s common stock outstanding and includes 72,750,000 shares of common stock issuable on the conversion of Series A Preferred Stock and convertible notes.

(3) Includes 2,250,000 shares of common stock held by Whittemore Investments LLC, which Charles Allen is the Manager and holds voting and dispositive power.

98

PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY

The following table sets forth certain information regarding the beneficial ownership of the combined company’s Common Stock at upon consummation of the Merger by the combined company’s directors and executive officers, individually, and the combined company’s directors and executive officers as a group:

		Amount and Nature of Beneficial Ownership (1,2,3)		Total Equity Stake(4)
Name of Beneficial Owner	Role	Number	Percent	Number	Percent
Merrick Okamoto	Chairman of the Board and Director	9,723	*	9,723	*
Charles Allen(5)	Chief Executive Officer	393,312	2.49	3,669,100	2.45
Francis Knuettel, II	Chief Financial Officer	172,500	1.09	172,500	*
Michal Handerhan	President	407,674	2.58	407,674	*
Edward Kovalik	Independent Director	24,167	*	80,000	*
Christopher Robichaud	Independent Director	9,167	*	20,000	*
David Lieberman	Independent Director	4,167	*	4,167	*

Directors and Executive Officers as a group (seven persons)		1,020,710	6.46	2,786,390	2.91

5% holders

* Less than 1%.

(1) Upon the closing of the Merger, the 4,870,000 shares of GBV’s common stock will be converted into the right to receive and aggregate of 4,372,429 shares of Marathon’s Common Stock. GBV’s Series A Preferred Stock and GBV Notes will be converted into the right to receive an aggregate of 122,302,128 shares of Marathon’s Common Stock. Upon the closing of the Merger, there will be a total of 15,795,664 shares of Marathon’s Common Stock outstanding.

(2) Unless indicated, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.

(3) Beneficial ownership excludes shares of common stock which may be issued upon the conversion of Series C preferred stock which is subject to a 2.49% beneficial ownership blocker and includes all stock options and restricted units held by a stockholder that are currently exercisable or exercisable within 60 days of December 15, 2017 (which would be February 14, 2018) as follows:

●	Directors and Executive Officers as a group: 1,020,710 shares

(4) Beneficial ownership includes 395,312 shares issuable upon conversion of series C preferred stock and excludes shares of common stock issuable above the 2.49% beneficial ownership blocker contained in the series C preferred stock and the Total Equity Stake column is based on 149,964,045 and indicates the number of shares owned assuming the exercise of all stock options, restricted units whether vested or unvested, without regard to whether or not the stock options, preferred stock, convertible promissory notes and restricted units are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to stock options and restricted units are deemed to be outstanding, whether vested or unvested and without regard to whether or not the stock options and restricted units are exercisable within 60 days.

(5) Excludes shares held by Deane A. Gilliam 2017 Irrevocable Family Trust, Ari Raskas, Trustee. Deane A. Gilliam is the parent of Charles Allen as to which holdings Charles Allen disclaims beneficial ownership.

99

LEGAL MATTERS

Sichenzia Ross Ference Kesner LLP, will pass upon the validity of Marathon’s Common Stock offered by this prospectus. The firm has previously received and may in the future receive securities of Marathon as payment for its fees.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2016 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Marathon Patent Group, Inc. as of December 31, 2015 and for the year ended December 31, 2015, incorporated by reference in this Prospectus from Marathon Patent Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by SingerLewak, LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference in this Prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Global Bit Ventures, Inc., as of September 30, 2017 and for the period from inception through September 30, 2017, included in this proxy statement/prospectus have been audited by RBSM, Inc. independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Marathon pursuant to the foregoing provisions, Marathon has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Marathon files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that Marathon files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Marathon’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this proxy statement/prospectus Marathon has filed a registration statement on Form S-4 to register with the SEC certain Merger Consideration that Marathon will issue to GBV shareholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Marathon, as well as a proxy statement of Marathon for its Special Meeting.

Marathon has supplied all information contained in this proxy statement/prospectus to Marathon, and GBV has supplied all information contained in this proxy statement/prospectus relating to GBV.

If you would like to request documents from Marathon or GBV, please send a request in writing or by telephone to either Marathon or GBV at the following addresses:

Marathon Patent Group, Inc.

11601 Wilshire Blvd., Ste. 500

Los Angeles, CA 90025

(703) 232-1701

Att: Merrick Okamoto, Chairman of the Board

Global Bit Ventures, Inc.

2 Burlington Woods Drive

Suite 100

Burlington, MA 01803

Telephone: 781-222-4347

Attn: Chief Executive Officer

100

GLOBAL BIT VENTURES INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

F-B-1

GLOBAL BIT VENTURES INC.

F-B-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Global Bit Ventures Inc.

We have audited the accompanying balance sheet of Global Bit Ventures Inc. (the “Company”) as of September 30, 2017, and the related statements of operations, stockholders’ equity and cash flows for the period from August 9, 2017 (inception) to September 30, 2017. Global Bit Ventures Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Bit Ventures Inc. as of September 30, 2017, and the results of its operations and its cash flows for the period from August 9, 2017 (inception) to September 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ RBSM LLP

Henderson, Nevada

December 8, 2017

F-B-3

GLOBAL BIT VENTURES INC.

BALANCE SHEET

September 30, 2017

Assets:
Current assets:
Cash	$204,204
Prepaid expense	1,148
Total current assets	205,352

Prepaid equipment costs	2,000,000
Total Assets	$2,205,352

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$14,610
Total current liabilities	14,610

Non-current liabilities:
Secured convertible notes payable, at fair value	2,000,000
Total non-current liabilities	2,000,000

Total liabilities	2,014,610

Commitments and Contingencies

Stockholders’ equity:
Preferred stock - 20,000,000 shares authorized at $0.0001 par value:
Series A Convertible Preferred, 5,400 shares issued and outstanding at September 30, 2017	-
Common stock - 200,000,000 shares authorized at $0.0001 par value, 3,000,000 shares issued and outstanding at September 30, 2017	300
Additional paid in capital	475,200
Stock subscription receivable	(230,000)
Accumulated deficit	(54,758)
Total stockholders’ equity	190,742

Total Liabilities and stockholders’ equity	$2,205,352

The accompanying notes are an integral part of these financial statements.

F-B-4

GLOBAL BIT VENTURES INC.

STATEMENT OF OPERATIONS

For the period from August 9, 2017 (Inception) to September 30, 2017

Operating expenses:
General and administrative	54,210
Total operating expenses	54,210

Net loss from operations	(54,210)

Other expenses:
Interest expenses	(548)
Total other expenses	(548)

Net loss	$(54,758)

Net loss per share, basic and diluted	$(0.97)

Weighted average shares outstanding, basic and diluted	56,604

The accompanying notes are an integral part of these financial statements.

F-B-5

GLOBAL BIT VENTURES INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

	Series A Convertible				Additional	Stock		Total
	Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance, August 9, 2017 (inception date)	-	$-	-	$-	$-	$-	$-	$-
Issuance of Series A convertible preferred stock to founders for cash	5,400	-	-	-	468,000	(230,000)	-	238,000
Issuance of common stock to founders for cash	-	-	3,000,000	300	7,200	-	-	7,500
Net loss	-	-	-	-	-	-	(54,758)	(54,758)
Balance, September 30, 2017	5,400	$-	3,000,000	$300	$475,200	$(230,000)	$(54,758)	$190,742

The accompanying notes are an integral part of these financial statements.

F-B-6

GLOBAL BIT VENTURES INC.

STATEMENT OF CASH FLOWS

For the period from August 9, 2017 (Inception) to September 30, 2017
Cash Flows from Operating Activities:
Net loss	$(54,758)
Changes in operating assets and liabilities:
Prepaid expenses	(1,148)
Accounts payable and accrued expenses	14,610
Net cash used in operating activities	(41,296)

Cash Flows from Investing Activities:
Prepaid equipment costs	(2,000,000)
Net cash used in investing activities	(2,000,000)

Cash Flows from Financing Activities:
Issuance of Series A convertible preferred stock to founders for cash	238,000
Issuance of common stock to founders for cash	7,500
Proceeds from issuance of secured convertible notes	2,000,000
Net cash provided by financing activities	2,245,500

Net increase in cash	204,204
Cash, beginning of period	-
Cash, end of period	$204,204

Supplemental disclosure of cash flow information
Income tax and interest payment	$-

Supplemental disclosure of noncash financing activities:
Series A convertible preferred stock receivable	$230,000

The accompanying notes are an integral part of these financial statements

F-B-7

Global Bit Ventures Inc.

Notes to Financial Statements

Note 1 - Organization, Plan of Business Operations

Global Bit Ventures Inc. (the “Company” or “GBV”) was incorporated in Nevada on August 9, 2017 (“Inception”). The Company is in the business of mining cryptocurrencies which is a form of Digital Asset. It does this by operating specialized computer equipment in Canada which solve a set of prescribed complex mathematical calculations in order to add blocks to a blockchain and thereby confirm Digital Asset transactions. The reward for successfully adding a block to a blockchain, is a certain number of Digital Assets such as bitcoin (BTC) or ether (ETH).

The Company may seek to obtain additional capital through the sale of debt or equity financings or other arrangements to fund its research and development activities as well as its operations; however, there can be no assurance that the Company will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding shares of common stock. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued.

Note 2 - Basis of Presentation

The Company maintains its books of account and prepares financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”). The Company’s fiscal year ends on September 30th.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

F-B-8

Global Bit Ventures Inc.

Notes to Financial Statements

Note 3 - Liquidity, Financial Condition and Management’s Plans

The Company has commenced its planned operations but has limited operating activities to date. The Company has financed its operations since inception using proceeds received from capital contributions made by its stockholders and proceeds in financing transactions.

Notwithstanding, the Company has no revenues, limited capital resources and is subject to all of the risks and uncertainties that are typical of an early stage enterprise. Significant uncertainties include, among others, whether the Company will be able to raise the capital it needs to finance its longer term operations and whether such operations, if launched, will enable the Company to sustain operations as a profitable enterprise.

The Company’s working capital needs are influenced by the level of operations, and generally decrease with higher levels of revenue. The Company had cash of approximately $204,000 and working capital approximately $191,000 at September 30, 2017. The Company expects to incur losses into the foreseeable future as it undertakes its efforts to execute its business plans.

The Company will require significant additional capital to sustain its short-term operations and make the investments it needs to execute its longer-term business plan. The Company’s existing liquidity is not sufficient to fund its operations and anticipated capital expenditures for the foreseeable future. The Company is currently seeking to obtain additional debt or equity financing, however there are currently no commitments in place for further financing nor is there any assurance that such financing will be available to the Company on favorable terms, if at all.

Because of recurring operating losses, net operating cash flow deficits, and an accumulated deficit, there is substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The financial statements have been prepared assuming the Company will continue as a going concern. The Company has not made adjustments to the accompanying financial statements to reflect the potential effects on the recoverability and classification of assets or liabilities should the Company be unable to continue as a going concern.

Note 4 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at September 30, 2017.

Property and Equipment, Net - Mining Hardware

The computer mining hardware will be used to generate digital currencies. The Company will depreciate computer mining hardware over a 2-year period.

Income Taxes

For purposes of these financial statements, the Company’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis.

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities measured at the enacted tax rates in effect for the year in which these items are expected to reverse. Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

F-B-9

Global Bit Ventures Inc.

Notes to Financial Statements

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Fair Value Measurement

The Company follows accounting guidance on fair value measurements for financial assets and liabilities measured at fair value on a recurring basis. Under the accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Net loss per Share

Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock method. Any potentially dilutive securities are anti-dilutive due to the Company’s net losses. For the period from August 9, 2017 (Inception) to September 30, 2017 presented, there is no difference between the basic and diluted net loss per share.

F-B-10

Global Bit Ventures Inc.

Notes to Financial Statements

Preferred Stock

The Company applies the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, the Company classifies its preferred shares in stockholders’ equity. The Company’s preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within the Company’s control as of September 30, 2017. Accordingly all issuances of preferred stock are presented as a component of stockholders’ equity.

Convertible Instruments

The Company has evaluated the Series A Convertible Preferred Stock (“Preferred Stock”) component of the Private Placement and determined it should be considered an “equity host” and not a “debt host” as defined by ASC 815, Derivatives and Hedging. This evaluation is necessary in order to determine if any embedded features require bifurcation and, therefore, separate accounting as a derivative liability. The Company’s analysis followed the “whole instrument approach,” which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company’s analysis was based on a consideration of the Preferred Stock’s economic characteristics and risks and more specifically evaluated all the stated and implied substantive terms and features including (i) whether the Preferred Stock included redemption features, (ii) whether the preferred stockholders were entitled to dividends, (iii) the voting rights of the Preferred Stock and (iv) the existence and nature of any conversion rights. As a result of the Company’s determination that the Preferred Stock is an “equity host,” the embedded conversion feature is not considered a derivative liability.

Fair Value Option

As permitted under FASB ASC 825, Financial Instruments, (“ASC 825”), the Company has elected the fair value option to account for its convertible notes that were issued during the period from August 9, 2017 (Inception) to September 30, 2017. ASC 825 requires that the entity record the financial asset or financial liability, including those instruments when the fair value options is elected at fair value rather than historical cost at a discounted carrying amount with changes in fair value recorded in the statement of operations. In addition, it requires that upfront costs and fees related to items for which the fair value option is elected be recognized in earnings as incurred and not deferred.

Recently Adopted Accounting Standards

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the impact of adopting this standard on the financial statements and disclosures.

F-B-11

Global Bit Ventures Inc.

Notes to Financial Statements

In May 2014, the FASB issued ASU 2014-09—Revenue from Contracts with Customers (Topic 606). The guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The FASB delayed the effective date to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. In addition, in March and April 2016, the FASB issued new guidance intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. Both amendments permit the use of either a retrospective or cumulative effect transition method and are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early application permitted. The Company is assessing the impact of this new standard on its financial statements and has not yet selected a transition method.

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842), requiring lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases with the exception of short-term leases. For lessees, leases will continue to be classified as either operating or finance leases in the income statement. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition and requires application of the new guidance at the beginning of the earliest comparative period presented. The Company is evaluating the effect that the updated standard will have on its financial statements and related disclosures.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-15—Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for eight specific cash flow issues with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. The effective date for ASU 2016-15 is for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact of this new standard on its financial statements.

F-B-12

Global Bit Ventures Inc.

Notes to Financial Statements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles – Goodwill and Other (Topic 350). The amendments in this update simplify the test for goodwill impairment by eliminating Step 2 from the impairment test, which required the entity to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining fair value of assets acquired and liabilities assumed in a business combination. The amendments in this update are effective for public companies for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. We are evaluating the impact of adopting this guidance on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805); Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business to help companies evaluate whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The amendments in this update are effective for public companies for annual periods beginning after December 15, 2017, including interim periods within those periods. We are evaluating the impact of adopting this guidance on our Consolidated Financial Statements.

Note 5 – Net Loss per Share Applicable to Common Stockholders

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per common share is computed similar to basic loss per common share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

The following table sets forth the computation of potentially dilutive securities for the period from August 9, 2017 (Inception) to September 30, 2017:

For the period from August 9, 2017 (Inception) to September 30, 2017
Series A convertible preferred stock	54,000,000
Secured convertible notes payable and accrued interest	10,006,507
Potentially dilutive securities	64,006,507

Note 6 – Purchase of Contact List

BTCS Inc.

On September 19, 2017, the Company purchased a contact list from BTCS Inc. (“BTCS”) for $40,000. Charles Allen, the Chief Executive Officer of BTCS, was appointed as director of the Company on October 10, 2017. The Company considers this cost a marketing related expense and has recorded such amount as a component of general and administrative expenses.

F-B-13

Global Bit Ventures Inc.

Notes to Financial Statements

Note 7 - Secured Convertible Notes Payable, at Fair Value

In September 2017, the Company issued aggregate amount of $2,000,000 in secured convertible notes payable (the “Notes”) to multiple investors. The Notes are convertible into the Company’s common stock at $0.20 per share, subject to adjustments including an adjustment upon issuance of subsequent shares of common stock, have a 5% annual interest rate and mature on March 6, 2019 and March 28, 2019. The Notes are secured by all assets and properties of the Company.

Due to the complexity and number of embedded features within the Notes and as permitted under ASC 825, the Company elected to account for the Notes and all the embedded features (collectively, the “hybrid instrument”) under the fair value option. ASC 825 requires the entity to record the financial asset or financial liability at fair value rather than at historical cost with changes in fair value recorded in the statement of operations. In addition, it requires that upfront costs and fees related to items for which the fair value option is elected be recognized in earnings as incurred and not deferred.

Note 8 - Commitments and Contingencies

Leases

The Company is not a party to any leases for office space or equipment.

Litigation

The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, and if such amount is not determinable, then the Company accrues the minimum of the range of probable loss. As of September 30, 2017, there was no litigation against the Company.

Prepaid Equipment Purchase

On September 27, 2017, the Company agreed to purchase mining hardware amounting to $4.6 million (“Purchase Order”). The Company prepaid $2.0 million of this Purchase Order as of September 30, 2017. During October and November 2017, the Company obtained title to the mining hardware and paid additional $1.9 million of this Purchase Order.

Note 9 - Stockholders’ Equity

Class A Convertible Preferred Shares

As of September 30, 2017, the Company has 20,000,000 shares of Class A Convertible Preferred Shares authorized, with a par value of $0.0001 per share. The Class A Convertible Preferred Shares convert into the Company’s common stock at $0.01 per share, subject to adjustment.

During the period from August 9, 2017 (Inception) to September 30, 2017, the Company issued 5,400 shares of Class A Convertible Preferred Shares for approximately $238,000. As of September 30, 2017, the Company has a receivable for a Class A Convertible Preferred investor (recorded as a contra-equity) of $230,000.

F-B-14

Global Bit Ventures Inc.

Notes to Financial Statements

Common Stock

As of September 30, 2017, the Company has 200,000,000 shares of common stock shares authorized, with a par value of $0.0001 per share.

During the period from August 9, 2017 (Inception) to September 30, 2017, the Company issued 3,000,000 shares of common stock for approximately $7,500 to its founders.

Note 10 - Fair Value Measurement

The Company’s liabilities recorded at fair value have been categorized based upon a fair value hierarchy.

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those liabilities as of September 30, 2017:

Fair value measured at September 30, 2017
		Quoted prices in active	Significant other	Significant
	Fair value at	markets	observable inputs	unobservable inputs
	September 30, 2017	(Level 1)	(Level 2)	(Level 3)
Secured convertible notes at fair value	$2,000,000	$-	$-	$2,000,000

There were no transfers between Level 1, 2 or 3 during the period from August 9, 2017 (Inception) to September 30, 2017.

The Notes are measured at fair value using the Black-Scholes simulation valuation methodology. At the issuance date and as of September 30, 2017, the fair value equaled the proceeds received, which were both approximately $2,000,000.

A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the convertible debt that is categorized within Level 3 of the fair value hierarchy for the period from August 9, 2017 (Inception) to September 30, 2017 is as follows:

Fair value at
September 30, 2017
Conversion price	$0.20
Expected terms (in years)	1.50
Expected volatility	65%
Risk-free rate	1%
Expected dividend yield	-

There was no change in fair value during the period from August 9, 2017 (Inception) to September 30, 2017.

Note 11 – Income Taxes

The Company had no income tax expense due to an operating loss incurred from August 9, 2017 (Inception) to September 30, 2017.

F-B-15

Global Bit Ventures Inc.

Notes to Financial Statements

The tax effects of tax loss carry forwards that give rise to deferred tax assets at September 30, 2017 are comprised of the following:

As of September 30, 2017

Deferred tax assets:
Net-operating loss carryforward	$21,509

Total Deferred Tax Assets	21,509
Valuation allowance	(21,509)
Deferred Tax Asset, Net of Allowance	$-

At September 30, 2017, the Company had net operating loss carry forwards for federal and state tax purposes of approximately $55,000 which expires in 2037. The Company has not completed its IRC Section 382 Valuation, as required and the NOL’s, because of potential Change of Ownerships, might be completely worthless. Therefore, Management of the Company has recorded a Full Valuation Reserve, since it is more likely than not that no benefit will be realized for the Deferred Tax Assets.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets at September 30, 2017.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

For the period ended September 30, 2017

Statutory Federal Income Tax Rate	(34.0)%
State Taxes, Net of Federal Tax Benefit	(5.3)%
Change in Valuation Allowance	39.3%

Income Taxes Provision (Benefit)	-%

The Company has not identified any uncertain tax positions requiring a reserve as of September 30, 2017.

Note 12 – Subsequent Events

Class A Convertible Preferred Shares

On October 17, 2017, the Company received $225,000 from an investor for the issuance of 2,250 shares of Class A Convertible Preferred Shares. The preferred shares were issued and outstanding as of September 30, 2017.

F-B-16

Global Bit Ventures Inc.

Notes to Financial Statements

Common Stock

Subsequent to September 30, 2017, the Company issued 1,770,000 shares of common stock for approximately $836,000.

Secured Convertible Notes

On October 17, 2017, the Company issued a Secured Convertible Note (the “Note”) to an investor for $1,750,000. The Note is convertible into the Company’s common stock at $0.20 per share, subject to adjustments including an adjustment upon issuance of subsequent shares of common stock, have a 5% annual interest rate and mature on March 28, 2019.

Proposed Merger

On November 1, 2017, Marathon Patent Group, Inc. (“Marathon”) entered into an agreement to acquire, through its wholly-owned subsidiary, the Company. Under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), Marathon will issue preferred and common stock totaling 126,674,557 shares of its underlying Common Stock in exchange for one-hundred (100%) percent of the shares of the Company’s capital stock. At the closing of the merger, the Company shall be merged with and into Marathon pursuant to the Merger Agreement and the Company shall be the surviving company. The closing of the acquisition is subject to certain closing conditions including approval of the Merger Agreement by Marathon’s Shareholders.

F-B-17

Global Bit Ventures Inc.

Management’s Discussion and Analysis

Overview

We were incorporated in Nevada on August 9, 2017 (“Inception”). We are in the business of mining cryptocurrencies which is a form of Digital Asset. We do this by operating specialized computer equipment in Canada which solve a set of prescribed complex mathematical calculations in order to add blocks to a blockchain and thereby confirm Digital Asset transactions. The reward for successfully adding a block to a blockchain, is a certain number of Digital Assets such as bitcoin (BTC) or ether (ETH).

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in the notes to our financial statements appearing elsewhere in this registration statement.

Results of Operations

At September 30, 2017, we had an accumulated deficit of approximately $55,000, primarily as a result of expenditures for the purchase of a contact list from BTCS Inc. for $40,000, legal and professional cost for $14,000, and for approximately $1,000 for general and administrative purposes. The Company considers the purchase of a contact list from BTCS Inc. a marketing related expense and has recorded such amount as a component of general and administrative expenses.

While we may in the future generate revenue from mining activities, our entity is in early stages of development and may never be able to generate net income in the future. Accordingly, we expect to continue to incur substantial losses from operations for the foreseeable future, and there can be no assurance that we will ever generate significant revenues.

Liquidity and Capital Resources

During the period from August 9, 2017 (Inception) to September 30, 2017, we issued 5,400 shares of Series A preferred stock for approximately $238,000, and 3,000,000 shares of common stock for approximately $7,500 to our founders.

On September 28, 2017, we issued $2,000,000 in secured convertible notes payable (the “Notes”). The Notes are convertible into our common stock at $0.20 per share, subject to adjustments including an adjustment upon issuance of subsequent shares of common stock, have a 5% annual interest rate and mature on March 28, 2019.

F-B-18

Global Bit Ventures Inc.

Management’s Discussion and Analysis

On October 17, 2017, we received $225,000 from an investor for the issuance of 2,250 shares of Class A Convertible Preferred Shares. The preferred shares were issued and outstanding as of September 30, 2017.

On September 27, 2017, we agreed to purchase mining hardware amounting to $4.6 million (“Purchase Order”). We prepaid $2.0 million of this Purchase Order as of September 30, 2017. During October and November 2017, we obtained title to the mining hardware and paid additional $1.9 million of this Purchase Order.

To date, our operations have been funded by the issuance of common stock, Notes and convertible preferred stock and may continue to be funded by the issuance of debt or equity securities, until we are able to generate positive cash flows from operations. Our plans to raise capital may not be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Operating Activities

Cash used for operating activities were approximately $41,000 from August 9, 2017 (“Inception”) to September 30, 2017 and were primarily a result of expenditures for the purchase of a contact list from BTCS Inc. for $40,000.

Investing Activities

On September 27, 2017, we agreed to purchase mining hardware amounting to $4.6 million (“Purchase Order”). We prepaid $2.0 million of this Purchase Order as of September 30, 2017. During October and November 2017, we obtained title to the mining hardware and paid additional $1.9 million of this Purchase Order.

Financing Activities

Net cash provided from financing activities were approximately $2.245 million from August 9, 2017 (“Inception”) to September 30, 2017 and were primarily a result of proceeds from the issuance of secured convertible notes of $2.0 million and cash proceeds of $238,000 from the issuance of Series A convertible preferred stock.

Recently Issued Accounting Pronouncements

There are no recently issued accounting pronouncements that have not yet been adopted that are expected, when adopted, to have a material impact on our financial statements or notes thereto.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.

F-B-19

Annex A

Amended and Restated Agreement and Plan of Merger

A-1

Annex B

Opinion of Roth Capital Partners, LLC

B-1

Annex C

Sections 92A.300 through 92A.500 of the Nevada Revised Statutes

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

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NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

C-2

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

(d) unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.  If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

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(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

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NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

(d) The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

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NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

(Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566)

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Annex D

Marathon’s Amended and Restated Articles of Incorporation

D-1

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the NRS further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Amended and Restated Bylaws of Marathon provides that Marathon shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of Marathon, by reason of the fact that he is or was a director, officer, employee or agent of Marathon, or is or was serving at the request of Marathon as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Marathon, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 is set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus/information statement pursuant to Item 4 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and Marathon being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Los Angeles, State of California, on the 15th day of December, 2017.

MARATHON PATENT GROUP, INC.
(Registrant)

Date:	December 18, 2017	By:	/s/ Douglas Croxall
Douglas Croxall, Chairman and Chief Executive Officer
(Principal Executive Officer)

		By:	/s/ Francis Knuettel, II
Date:	December 18, 2017		Francis Knuettel, II, Chief Financial Officer
(Principal Financial and Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Douglas Croxall and Francis Knuettel, II, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his/her name.

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Doug Croxall	December 18, 2017
Doug Croxall
Chief Executive Officer (Principal Executive Officer)

/s/ Francis Knuettel II	December 18, 2017
Francis Knuettel II Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Merrick D. Okamoto	December 18, 2017
Merrick D. Okamoto Director and Chairman of the Board

/s/ Edward Kovalik	December 18, 2017
Edward Kovalik Director

/s/ Christopher Robichaud	December 18, 2017
Christopher Robichaud Director

/s/ David P. Lieberman	December 18, 2017
David P. Lieberman Director

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company dated November 25, 2011. (1)
3.2	Certificate of Amendment to Articles of Incorporation dated February 15, 2013. (2)
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation dated July 18, 2013 (3)
3.4	Certificate of Amendment to Articles of Incorporation dated October 25, 2017.*
3.5	Amended and Restated Bylaws of the Company dated November 25, 2011. (4)
4.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock. (5)
4.2	Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of 0% Series E Convertible Preferred Stock. (6)
4.3	Certificate of Correction to Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of 0% Series E Convertible Preferred Stock**
4.4	Form of proposed Certificate of Designation of Preferences, Rights and Limitations of 0% Series E-1 Convertible Preferred Stock.*
5.1	Opinion of Sichenzia Ross Ference Kesner LLP.**
10.1	Form of Unit Purchase Agreement dated as of August 14, 2017. (7)
10.2	Form of Registration Rights Agreement dated as of August 14, 2017. (8)
10.3	Form of 5% Convertible Promissory Note dated August 14, 2017. (9)
10.4	Form of Common Stock Purchase Warrant dated August 14, 2017. (10)
10.5	Form of Exchange Agreement dated as of July 16, 2017. (11)
10.6	Form of Exchange Agreement dated as of August 7, 2017. (12)
10.7	Form of Exchange Agreement dated as of November 28, 2017. (13)
10.8	Amended and Restated Croxall Retention Agreement dated August 30, 2017. (14)
10.9	Retention Agreement between the Company and Francis Knuettel II dated August 31, 2017.(15)
10.10	Employment Agreement between the Company and James Crawford dated August 31, 2017. (16)
10.11	Consulting Termination and Release Agreement with Erich Spangenberg dated August 31, 2017. (17)
10.12	Consulting Agreement dated August 31, 2017 with Page Innovations, LLC. (18)
10.13	Form of Lock-up Agreement with Doug Croxall dated September 7, 2017. (19)
10.14	Letter agreement with Revere Investments L.P., dated October 31, 2017.*
10.15	Agreement and Plan of Merger dated as of November 1, 2017. (20)
10.16	Amendment to Croxall Retention Agreement dated November 1, 2017. (21)
10.17	Voting and Standstill Agreement with Doug Croxall dated November 1, 2017. (22)
10.18	CF Marathon LLC Limited Liability Company Agreement dated as of October 20, 2017.*
10.19	First Amendment to Amended and Restated Revenue Sharing and Securities Purchase Agreement and Restructuring Agreement dated as of August 3, 2017. (23)
10.20	Advisory Agreement Palladium Capital Advisors, LLC and Global Bit Ventures Inc. dated November 13, 2017.*
10.21	CIARA Technologies Agreement with Global Bit Ventures, Inc.** (Confidential Treatment Requested)
10.22	Master Services Agreement with Hypertec Systems Inc. and dated December 15, 2017.** (Confidential Treatment Requested)
10.23	Engagement Letter with Roth Capital Partners, LLC dated December 7, 2017.*
10.24	Fairness Opinion dated December 13, 2017.*
16.1	SingerLewak LLP letter to the Securities and Exchange Commission. (24)
16.2	Letter from BDO USA, LLP dated November 30, 2017. (25)
21.1	List of Subsidiaries. (26)
23.1	Consent of SingerLewak LLP.*
23.2	Consent of BDO USA, LLP.*
23.3	Consent of RBSM LLP.*
23.4	Consent of Sichenzia Ross Ference Kesner LLP (included in Exhibit 5.1).**
24.1	Power of Attorney (included on signature page of this Form S-4).*

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* Filed herewith.

** To be filed by amendment.

(1)	Previously filed as Exhibit 3.1 to Current Report on Form 8-K filed December 9, 2011 and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.1 to Current Report on Form 8-K filed February 20, 2013 and incorporated herein by reference.
(3)	Previously filed as Exhibit 3.1 to Current Report on Form 8-K filed July 19, 2013 and incorporated herein by reference.
(4)	Previously filed as Exhibit 3.2 to Current Report on Form 8-K filed December 9, 2011 and incorporated herein by reference
(5)	Previously filed as Exhibit 3.2 to Current Report on Form 8-K filed May 7, 2014 and incorporated herein by reference.
(6)	Previously filed as Exhibit 4.1 to Current Report on Form 8-K filed December 1, 2017 and incorporated herein by reference.
(7)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed August 15, 2017 and incorporated herein by reference.
(8)	Previously filed as Exhibit 10.2 to Current Report on Form 8-K filed August 15, 2017 and incorporated herein by reference.
(9)	Previously filed as Exhibit 4.1 to Current Report on Form 8-K filed August 15, 2017 and incorporated herein by reference.
(10)	Previously filed as Exhibit 4.2 to Current Report on Form 8-K filed August 15, 2017 and incorporated herein by reference.
(11)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed July 18, 2017 and incorporated herein by reference.
(12)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed August 9, 2017 and incorporated herein by reference.
(13)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed December 1, 2017 and incorporated herein by reference.
(14)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed September 5, 2017 and incorporated herein by reference.
(15)	Previously filed as Exhibit 10.2 to Current Report on Form 8-K filed September 5, 2017 and incorporated herein by reference.
(16)	Previously filed as Exhibit 10.3 to Current Report on Form 8-K filed September 5, 2017 and incorporated herein by reference.
(17)	Previously filed as Exhibit 10.4 to Current Report on Form 8-K filed September 5, 2017 and incorporated herein by reference.
(18)	Previously filed as Exhibit 10.5 to Current Report on Form 8-K filed September 5, 2017 and incorporated herein by reference.
(19)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed September 12, 2017 and incorporated herein by reference.
(20)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed November 2, 2017 and incorporated herein by reference.
(21)	Previously filed as Exhibit 10.2 to Current Report on Form 8-K filed November 2, 2017 and incorporated herein by reference.
(22)	Previously filed as Exhibit 10.3 to Current Report on Form 8-K filed November 2, 2017 and incorporated herein by reference.
(23)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed August 9, 2017 and incorporated herein by reference.
(24)	Previously filed as Exhibit 16.1 to Current Report on Form 8-K filed January 17, 2017 and incorporated herein by reference.
(25)	Previously filed as Exhibit 16.1 to Current Report on Form 8-K filed December 1, 2017 and incorporated herein by reference.
(26)	Previously filed as Exhibit 21.1 to Annual Report on Form 10-K filed March 26, 2015 and incorporated herein by reference.

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